UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BWAY HOLDING COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

22,371,376.0496 shares of common stock and 4,523,321 options to acquire common stock with an exercise price below $20.00

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the registration fee, the maximum aggregate value was determined based upon the sum of (A) 22,371,376.0496 shares of common stock, multiplied by $20.00 per share and (B) 4,523,321 options to acquire common stock with an exercise price below $20.00 multiplied by $13.33 per option (which is the difference between $20.00 and the $6.67 weighted average exercise price of such options).

(4)	Proposed maximum aggregate value of transaction:

$507,723,389.92

(5)	Total fee paid:

$36,200.68

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[—], 2010

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of BWAY Holding Company, a Delaware corporation, which we refer to as the Company, to be held on [—], 2010 at 9:00 a.m. (Central Time), at Oak Brook Regency Towers, 1415 West 22nd Street, Suite 550E, Oak Brook, Illinois 60523.

On March 28, 2010, the Company entered into a merger agreement providing for the acquisition of the Company by Picasso Parent Company, Inc., an entity created by certain affiliates of Madison Dearborn Partners, LLC. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $20.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 25% to the average closing price of our common stock during the 30 day period ending on March 26, 2010, the last trading day prior to the announcement of the execution of the merger agreement, a premium of approximately 16% to the average closing price of our common stock during the 90 day period ending on March 26, 2010, and a premium of approximately 15% to the closing price of our common stock on March 26, 2010.

The board of directors of the Company, after considering the unanimous recommendation of its transaction committee comprised entirely of directors who are not employees of the Company and are independent of Kelso & Company, L.P. and its affiliates, which collectively hold approximately 44.3% of the Company’s outstanding common stock, has unanimously approved the merger agreement, declared the merger agreement, the merger and the other transactions contemplated by the merger agreement fair and advisable and directed that the merger agreement be submitted to the Company’s stockholders for their adoption, and recommends to the stockholders of the Company that they vote in favor of adopting the merger agreement. The Company’s transaction committee made its recommendation to the Company’s board of directors after consultation with its independent legal and financial advisors and consideration of a number of factors. The board of directors of the Company unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of (a) a majority of the outstanding shares of our common stock entitled to vote thereon and (b) a majority of the outstanding shares of our common stock entitled to vote thereon that are not held by affiliates of Kelso & Company, L.P. Each affiliate of Kelso & Company L.P. that is a beneficial holder of shares of our common stock has signed a voting agreement committing to vote its shares in favor of the merger.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote against approval of the proposal to adopt the merger agreement.

If your shares of common stock of the Company are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of common stock of the Company without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of common stock of the Company, following the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of common stock of the Company FOR approval of the proposal to adopt the merger agreement will have the same effect as voting against the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of common stock of the Company, please call [—], the Company’s proxy solicitor, toll free at [—] (banks and brokers call collect at [—]).

Thank you in advance for your cooperation and continued support.

Sincerely,

Kenneth M. Roessler

President and Chief Executive Officer

The proxy statement is dated [—], 2010, and is first being mailed to our stockholders on or about [—], 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

BWAY HOLDING COMPANY

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[—], 2010

DATE:	[—], 2010

TIME:	9:00 a.m. (Central Time)

PLACE:	Oak Brook Regency Towers, 1415 West 22nd Street, Suite 550 E. Oak Brook, Illinois 60523

ITEMS OF BUSINESS:	1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 28, 2010 (as it may be amended from time to time, the “Merger Agreement”), among Picasso Parent Company, Inc., a Delaware corporation (“Parent”), Picasso Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides that Merger Sub will merge with and into the Company (the “Merger”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

3.	To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company in accordance with the Merger Agreement.

RECORD DATE:	Only stockholders of record at the close of business on [—], 2010 are entitled to notice of, and to vote at, the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

PROXY VOTING:	Your vote is very important, regardless of the number of shares of common stock of the Company you own. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of holders of (a) a majority of the outstanding shares of our common stock entitled to vote thereon and (b) a majority of the outstanding shares of our common stock entitled to vote thereon that are not held by affiliates of Kelso & Company, L.P. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of common stock of the Company will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of common stock of the Company will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of common stock of the Company through a bank, brokerage firm or other nominee, you should follow the procedures provided by your banker, brokerage firm or other nominee in order to vote.

RECOMMENDATION:	The board of directors of the Company, after considering the unanimous recommendation of its transaction committee comprised entirely of directors who are not employees of the Company and who are independent of Kelso & Company, L.P. and its affiliates, has unanimously approved the Merger Agreement, declared the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement fair and advisable and directed that the Merger Agreement be submitted to the Company’s stockholders for their adoption. The Company’s transaction committee made its recommendation to the Company’s board of directors after consultation with its independent legal and financial advisors and consideration of a number of factors. The board of directors of the Company unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

ATTENDANCE:	Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of common stock of the Company are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of the common stock of the Company and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

APPRAISAL:	Stockholders of the Company who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of common stock of the Company if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all the requirements of Delaware law, which are summarized and reproduced in their entirety in the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Jeffrey M. O’Connell

Vice President, Treasurer and Secretary

Dated: [—], 2010

Atlanta, Georgia

i

Annex A	Agreement and Plan of Merger, dated March 28, 2010, among BWAY Holding Company, Picasso Parent Company, Inc. and Picasso Merger Sub, Inc.

Annex B	Opinion of Goldman, Sachs & Co., dated March 28, 2010

Annex C	Voting Agreement, dated March 28, 2010

Annex D	Section 262 of the General Corporation Law of the State of Delaware

ii

This proxy statement and a proxy card are first being mailed on or about [—], 2010 to stockholders who owned shares of the Company’s common stock as of the close of business on [—], 2010.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 88.

Parties to the Merger (Page 18)

BWAY Holding Company, or the Company, we or us, is a Delaware corporation headquartered in Atlanta, Georgia, and is one of North America’s leading manufacturers of general line rigid metal and plastic containers.

Picasso Parent Company, Inc., or Parent, was formed solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement, by affiliates of Madison Dearborn Partners, LLC, which, with their affiliates, we refer to as MDP. MDP is a private equity investment firm based in Chicago, Illinois. Upon completion of the Merger, the Company will be an indirect wholly owned subsidiary of Parent.

Picasso Merger Sub, Inc., or Merger Sub, was formed by Parent solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist.

In this proxy, we refer to the Agreement and Plan of Merger, dated March 28, 2010, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the Merger Agreement, and the merger of Merger Sub with and into the Company as the Merger.

The Special Meeting (Page 19)

Time, Place and Purpose of the Special Meeting (Page 19)

The special meeting will be held on [—], 2010, starting at 9:00 a.m. (Central Time), at Oak Brook Regency Towers, 1415 West 22nd Street, Suite 550E, Oak Brook, Illinois.

At the special meeting, holders of common stock, par value $0.01, of the Company (the “Common Stock”) will be asked to approve the proposal to adopt the Merger Agreement, and to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

Record Date and Quorum (Page 19)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Common Stock at the close of business on [—], 2010, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of Common Stock that you owned on the record date. As of the record date, there were [—] shares of Common Stock outstanding and entitled to vote at the special meeting, including 9,928,103 shares held by affiliates of Kelso & Company, L.P., which we refer to as Kelso. A majority of the shares of Common Stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page 19)

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of holders of (a) a majority of the outstanding shares of Common Stock entitled to vote thereon and (b) a majority of the outstanding shares of Common Stock entitled to vote thereon that are not held by affiliates of Kelso.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

As of [—], 2010, the record date, (a) affiliates of Kelso beneficially owned and were entitled to vote, in the aggregate, 9,928,103 shares of Common Stock, representing 44.3% of the outstanding shares of Common Stock, and (b) the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Common Stock (not including any shares of Common Stock deliverable upon exercise or conversion of any options or stock appreciation rights or restricted stock units or deferred stock units), representing [—]% of the outstanding shares of Common Stock. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Common Stock “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (Page 21)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Common Stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of Common Stock using the instructions provided by your broker. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your broker with instructions, as applicable, your shares of Common Stock will not be voted on the proposal to adopt the Merger Agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, and your shares of Common Stock will not have an effect on the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

The Merger (Page 23)

The Merger Agreement provides that, subject to the terms and conditions thereof, Merger Sub will merge with and into the Company and the Company will be the surviving corporation in the Merger and will continue to do business following the Merger. If the Merger is completed, as a result of the Merger, the Company will cease to be a publicly traded company. If the Merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 23)

In the Merger, each outstanding share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than shares of Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent as of immediately prior to the Effective Time, shares of Common Stock that are, as of immediately prior to the Effective Time, owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”) with respect to such shares, and shares of Common Stock owned by the Company (whether held in treasury or otherwise) or any of its direct or indirect wholly owned subsidiaries as of immediately prior to the Effective Time (collectively the “Excluded Shares”), will be converted into the right to receive $20.00 in cash (the “Per Share Merger Consideration”), without interest.

Reasons for the Merger; Recommendation of the Board of Directors (Page 33)

Following the determination of the board of directors of the Company, which we refer to as the Board of Directors, to undertake a review of the Company’s strategic alternatives, including, if appropriate, a possible sale of the Company, the Board of Directors determined that it was advisable and in the best interests of the Company and its stockholders to form a transaction committee of the Board of Directors, which we refer to as the Transaction Committee, consisting of directors who are not employees of the Company and who are independent of Kelso and its affiliates, for the purpose of directing this review process.

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” the Transaction Committee, at a meeting held on March 28, 2010, unanimously recommended that the Board of Directors approve the Merger Agreement, declare the Merger Agreement and the Merger fair and advisable and direct the Merger Agreement to be submitted to the Company’s stockholders for their adoption, and recommend to the stockholders that they vote in favor of adopting the Merger Agreement in accordance with the terms thereof. At the same meeting, the Transaction Committee also recommended that the Company adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” and following receipt of the unanimous recommendation of the Transaction Committee, the Board of Directors unanimously (i) approved the Merger, (ii) declared the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement fair and advisable and directed that the Merger Agreement be submitted to the Company’s stockholders for their adoption, and (iii) recommended to the stockholders of the Company that they vote in favor of adopting the Merger Agreement in accordance with the terms thereof.

The Board of Directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Goldman, Sachs & Co. as Financial Advisor to the Transaction Committee (Page 39)

Goldman, Sachs & Co., which we refer to as Goldman Sachs, delivered its opinion to the Transaction Committee and the Board of Directors that, as of March 28, 2010 and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration to be paid to the holders (other than Parent and its affiliates) of the outstanding shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 28, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Transaction Committee and the Board of Directors in connection with their consideration of the Merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Common Stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $9 million, a significant portion of which is contingent upon consummation of the Merger.

Financing of the Merger (Page 30)

Equity Financing

Parent has entered into an equity commitment letter with MDP, dated March 28, 2010 (the “Equity Commitment Letter”), pursuant to which MDP has committed, on a ratable basis in accordance with the percentages specified therein, to purchase equity securities of Parent in an aggregate amount of $296 million to fund a portion of the aggregate merger consideration, to pay certain amounts in respect of Company Options (as defined in the Merger Agreement) and to pay related fees and expenses upon the consummation of the Merger (the “Equity Commitment”), which amount may be increased to the extent that the net proceeds of the debt financing are decreased solely as a result of the application of additional original issuance discount (“OID”) or upfront fees (in lieu thereof) imposed pursuant to the “market flex” provisions of the Fee Letter (as defined below in “Financing of the Merger,” beginning on page 50).

MDP’s obligations under the Equity Commitment Letter are subject to certain conditions specified therein, including (i) that there have been no amendments or modifications to the Merger Agreement without approval by MDP, (ii) satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, (iii) the consummation of the Merger in accordance with the terms of the Merger Agreement or the obtaining by the Company of an order requiring Parent to specifically perform its obligations under the Merger Agreement to cause the financing by MDP to be funded and (iv) the debt financing being funded at the closing if such financing by MDP is funded at the closing.

The Company is a third party beneficiary of the Equity Commitment Letter only in the event that the Company has first, in accordance with the terms of the Merger Agreement, obtained an order requiring the Parent to specifically perform its obligations pursuant to the terms of the Merger Agreement to cause the financing by MDP to be funded to fund the Merger and to consummate the Merger.

Debt Financing

In connection with the entry into the Merger Agreement, Parent received a debt commitment letter, dated March 28, 2010, as amended (the “Debt Commitment Letter”), from certain lenders specified therein to provide, severally but not jointly, a $565 million senior secured credit facility, consisting of a $490 million term loan facility and a $75 million revolving credit facility, and a $200 million senior unsecured bridge loan facility, on the terms and subject to the conditions set forth in the Debt Commitment Letter (such facilities, collectively, the “Facilities”). The Facilities are subject to certain closing conditions that we believe are customary for financings of this type or are otherwise similar to certain conditions contained in the Merger Agreement and described below in “Financing of the Merger,” beginning on page 50. The debt commitments will terminate on October 7, 2010, unless the closing of the Facilities has been consummated on or before such date or the Merger Agreement has been terminated. In addition, the commitments to provide and arrange unsecured bridge loans will terminate upon the issuance of the Senior Notes (as defined below in “Financing of the Merger,” beginning on page 50).

Although the debt financing described in this proxy statement is not subject to due diligence or a typical “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guaranty (Page 53)

Pursuant to a Limited Guaranty delivered by the guarantors party thereto (the “Guarantors”) in favor of the Company, dated March 28, 2010 (the “Limited Guaranty”), the Guarantors have agreed to guarantee (up to their specified percentage set forth in the Limited Guaranty) payment, if and when due and subject to the conditions and limitations set forth therein and to the provisions of the Merger Agreement, of certain obligations of Parent and Merger Sub, including the obligation to pay a Parent Fee (as defined below) of $27.5 million upon termination of the Merger Agreement, if and when due, a Leverage Termination Fee (as defined below) of $5 million, if and when due or to reimburse the Company for costs related to the Company’s assistance with respect to the debt financing and indemnification obligations with respect to the tender and/or satisfaction and discharge or defeasance of certain of the Company’s outstanding notes. See “The Merger Agreement—Termination Fees and Expense Reimbursement,” beginning on page 78.

Voting Agreement (Page 55)

As an inducement to Parent to enter into the Merger Agreement, certain of our stockholders who are affiliates of Kelso entered into a voting agreement with Parent and Merger Sub (the “Voting Agreement”). Pursuant to the Voting Agreement, affiliates of Kelso who collectively own an aggregate of approximately 44.3% of the outstanding shares of Common Stock have agreed to vote their respective shares of Common Stock in favor of the Merger and have granted a representative of Parent an irrevocable proxy to vote such shares in the event such stockholders do not act in accordance with their obligations thereunder. A copy of the Voting Agreement is attached as Annex C to this proxy statement, which we encourage you to read carefully in its entirety.

Interests of Certain Persons in the Merger (Page 56)

When considering the recommendation by the Board of Directors, you should be aware that certain of our executive officers and directors have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Transaction Committee and the Board of Directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company. These interests include the following:

•

the cash-out of all outstanding stock options that have vested on or prior to the closing date in accordance with the terms of such option in effect on March 28, 2010, including unvested options that will become vested in accordance with their terms in effect on March 28, 2010 as a result of the closing of the transaction (these unvested options include service options, granted under our 2007 Omnibus Incentive Plan, that would otherwise vest based on continued employment and exit options, granted under the Amended and Restated BCO Holding Stock Incentive Plan, that would otherwise vest if the average per share closing price of Common Stock over any consecutive 45 day-period is at least $19.26 and the closing price on the 45th day of such period is at least $16.37); and

•

pursuant to employment and change of control agreements with certain of our executive officers, the payment of severance benefits in the event of a termination of employment following the closing of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger (Page 59)

The exchange of shares of Common Stock for cash pursuant to the Merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of Common Stock in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the Merger and their adjusted tax basis in their shares of Common Stock. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals (Page 60)

Under the terms of the Merger Agreement, the Merger cannot be completed until (i) all applicable waiting periods (including any extensions thereof) under U.S. and foreign antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the Austrian Federal Competition Authority (the “FCA”), have expired or been terminated and (ii) all consents, approvals and actions of, filings with, and notices to, all Governmental Entities required of Parent, Merger Sub, the Company or any of their respective Affiliates in connection with the transactions contemplated by the Merger Agreement have been made, obtained or effected, except for those where the failure of which to be made, obtained or effected would not, in the aggregate, have a Company Material Adverse Effect (as defined in the Merger Agreement).

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the Merger cannot be completed until each of the Company and Parent file a notification and report form with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”), under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on April 9, 2010 and requested early termination of the waiting period.

Under the FCA, the Merger may not be completed before the relevant waiting period has expired or clearance of the Merger has been obtained. After the filing has been submitted to the FCA or the Federal Cartel Prosecutor (the “FCP”), the FCA or FCP has four weeks to file an application with the Austrian Cartel Court (the “ACC”). If the FCA or the FCP do not file an application with the ACC within this four-week period, the Merger is deemed cleared. If the FCA or FCP do file an application within that period, the ACC has five months to review the Merger. The Merger cannot be completed until either the ACC clears the Merger by declaring that the Merger is not prohibited or that five-month period has elapsed without the ACC reaching a decision. The Company and Parent intend to make the required filing under the FCA as soon as practicable.

Litigation Relating to the Merger (Page 61)

In connection with the Merger, a putative stockholder class action lawsuit has been filed in the Superior Court of Fulton County, State of Georgia. The Company, Parent, Merger Sub and MDP believe that this lawsuit is without merit and intend to defend it vigorously.

The Merger Agreement (Page 62)

Treatment of Common Stock and Options (Page 64)

•

Common Stock. At the Effective Time, each share of Common Stock issued and outstanding (other than Excluded Shares) will convert into the right to receive the Per Share Merger Consideration, without interest.

•

Options. At the Effective Time, each outstanding option to purchase shares of Common Stock that has vested on or prior to the closing date in accordance with the terms of such option as in effect on March 28, 2010, including unvested options that will become vested in accordance with their terms as in effect on March 28, 2010 or the Merger Agreement as a result of the closing of the transaction (these unvested options include service options, granted under our 2007 Omnibus Incentive Plan which would otherwise vest based on continued employment, and exit options, granted under the Amended and Restated BCO Holding Stock Incentive Plan, which would otherwise vest if the average per share closing price of Common Stock over any consecutive 45-day period is at least $19.26 and the closing price on the 45th day of such period is at least $16.37) will be cancelled, as of the Effective Time, and automatically converted into the right to receive a single lump sum cash payment equal to the excess, if any, of the Per Share Merger Consideration over such option’s exercise price per share of Common Stock. All other options will be cancelled without any payment being made in respect thereof.

Solicitation of Acquisition Proposals; Board Recommendation (Page 69)

The Merger Agreement provides that until 12:01 a.m., New York time, on April 28, 2010 (the “No-Shop Period Start Date”), the Company is permitted to initiate, solicit and encourage the making of any Acquisition Proposals (as defined in the Merger Agreement) from third parties and to provide non-public information and participate in any negotiations or discussions with third parties with respect to any Acquisition Proposals. From and after the No-Shop Period Start Date and until the Effective Time, the Company is not permitted to initiate, solicit or encourage the making of any Acquisition Proposals or provide any non-public information or engage in any negotiations or discussions with any person relating to an Acquisition Proposal. Notwithstanding these restrictions, under certain circumstances set forth in the Merger Agreement, the Company may, from and after the No-Shop Period Start Date and prior to the time the Company’s stockholders adopt the Merger Agreement, provide information in response to an unsolicited bona fide Acquisition Proposal or engage in discussions or negotiations with the person making such an Acquisition Proposal, in each case, if and only to the extent the Board of Directors determines in good faith after consultation with its legal counsel and financial advisors that failure to take such action would be inconsistent with such directors’ fiduciary duties under applicable law and that, based on the information then available, such Acquisition Proposal either constitutes a Superior Proposal (as defined in the Merger Agreement) or would reasonably be expected to result in a Superior Proposal. At any time before the Merger Agreement is adopted by our stockholders, if the Board of Directors determines that an Acquisition Proposal is a Superior Proposal, the Company may terminate the Merger Agreement and enter into any acquisition, merger or similar agreement (an “Alternative Acquisition Agreement”), with respect to such Superior Proposal, so long as the Company complies with certain terms of the Merger Agreement, including paying a termination fee to Parent. See “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 78.

Conditions to the Merger (Page 75)

Each party’s obligation to consummate the Merger is subject to the satisfaction or waiver of certain customary conditions, including the adoption of the Merger Agreement by the requisite stockholder approval, receipt of required federal and foreign antitrust approvals and the absence of any legal prohibition to the Merger or the other transactions contemplated by the Merger Agreement.

Parent and Merger Sub’s obligation to consummate the Merger Agreement is also conditioned upon the satisfaction, or waiver by Parent, of certain conditions, including the accuracy of our representations and warranties, the performance of or compliance with the Company’s obligations under the Merger Agreement in all material respects prior to the consummation of the Merger, and the ratio of Consolidated Debt for Borrowed Money (as defined in the Merger Agreement) to Consolidated EBITDA (as defined in the Merger Agreement) not exceeding 5.4 to 1 (the “Maximum Leverage Ratio”) and the delivery of certificates attesting to the foregoing conditions.

The Company’s obligation to consummate the Merger is also subject to certain additional conditions, including the accuracy of Parent and Merger Sub’s representations and warranties, the performance in all material respects by Parent and Merger Sub of their obligations prior to consummation of the Merger and the delivery of a certificate attesting to the foregoing conditions.

Termination (Page 77)

We and Parent may, by mutual written consent, terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by our stockholders.

The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the Effective Time as follows:

•	by either Parent or the Company, if:

•

the Merger has not been consummated by October 7, 2010 (the “Termination Date”); provided that the Termination Date will automatically be extended for one month if the Marketing Period (as defined in the Merger Agreement) has commenced but not ended prior to such Termination Date and the Termination Date shall not occur sooner than three business days after the final day of the Marketing Period; provided further that the right to terminate will not be available to a party if the failure to consummate the Merger prior to the Termination Date was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement;

•

our stockholders meeting has been held and completed and our stockholders have not adopted the Merger Agreement by the requisite votes at such meeting or any adjournment or postponement of such meeting; or

•

an order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger has become final and non-appealable (but this right to terminate will not be available to a party if such order was primarily due to the failure of such party to perform its obligations under the Merger Agreement).

•	by the Company, if:

•

at any time prior to the adoption of the Merger Agreement by our stockholders by the requisite votes if (i) the Board of Directors authorizes the Company to enter into an Alternative Acquisition Agreement relating to a Superior Proposal and we enter into an agreement with respect to such transaction immediately after such termination and (ii) the Company immediately prior to or concurrently with such termination pays the Termination Fee (as defined below) (but subject to our compliance with the provisions in the Merger Agreement, relating to third party Acquisition Proposals);

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the Merger Agreement that would cause a failure of certain closing conditions in the Merger Agreement, but subject to specified cure rights of Parent and Merger Sub (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the closing conditions with respect to our representations and warranties or compliance with our obligations not being satisfied); or

•

the closing conditions to the obligations of Parent and Merger Sub have been satisfied and Parent and Merger Sub fail, following notice from the Company that it is prepared to consummate the closing, to consummate the Merger when required by the Merger Agreement.

•	by Parent, if:

•

the Board of Directors withholds, withdraws, qualifies or modifies (or publicly proposes to do so) its recommendation to our stockholders to approve the proposal to adopt the Merger Agreement (each of the foregoing, a “Change of Recommendation”) or approves, adopts or recommends any Acquisition Proposal or otherwise declares advisable (publicly or otherwise) or proposes to approve, adopt or recommend (publicly or otherwise) an Acquisition Proposal or approves or recommends, or enters into or allows the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement;

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the Merger Agreement that would cause a failure of certain closing conditions in the Merger Agreement, but subject to specified cure rights of the Company (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the closing conditions with respect to the representations and warranties of Parent and Merger Sub or compliance with their obligations not being satisfied); or

•

the Company has not delivered the Leverage Ratio Certificate (as defined in “The Merger Agreement—Leverage Ratio Certificate”) to Parent and Merger Sub when specified in the Merger Agreement or if a Leverage Ratio Certificate states that the ratio of Consolidated Debt for Borrowed Money to Consolidated EBITDA exceeds the Maximum Leverage Ratio (provided that Parent must exercise this right to terminate within a specified period following the time when such certificate is delivered or required to be delivered (except that Parent shall have such termination right with respect to any subsequent Leverage Ratio Certificate delivered or required to be delivered)).

Termination Fees and Expense Reimbursement (Page 78)

If the Merger Agreement is terminated in certain circumstances summarized below:

•

in the event the Merger Agreement is terminated (i) because of a Change of Recommendation by the Board of Directors or in connection with a Superior Proposal or (ii) due to our stockholders not having adopted the Merger Agreement by the requisite votes, if any Person shall have publicly make a bona fide Acquisition Proposal after the date of the Merger Agreement but prior to such stockholders meeting, and within 12 months of such termination we enter into a definitive agreement with respect to such Acquisition Proposal, with respect to, in general, more than 50% of the voting power of the capital stock or more than 50% of the consolidated assets of the Company and such Acquisition Proposal is consummated, the Company will be obligated to pay a termination fee of $12.5 million, or $5 million if the termination fee becomes payable in connection with a Superior Proposal entered into with a third party that submitted an Acquisition Proposal prior to the No-Shop Period Start Date (the “Termination Fee”);

•

in the event the Merger Agreement is terminated as a result of the failure of our stockholders to approve of the Merger Agreement by the requisite votes, the Company will be obligated to reimburse transaction expenses incurred by Parent or Merger Sub up to $3 million upon termination of the Merger Agreement, plus, if an alternative acquisition is entered into within a year following a termination that gave rise to a reimbursement obligation, up to an additional $1 million of expenses; provided that, if the Company has paid the Termination Fee, the Company shall not be required to make the Expense Reimbursement;

•

in the event the Merger Agreement is terminated due to a breach or failure to close by Parent or Merger Sub, Parent will be obligated to pay the Company a termination fee (less any amounts previously reimbursed to the Company by the Parent in respect of expenses that may be incurred by the Company as a result of certain obligations under the Merger Agreement) of $27.5 million (the “Parent Fee”); or

•

Parent will be obligated to pay the Company a termination fee of $5 million (less any previously reimbursed amounts) if Parent terminates the Merger Agreement as a result of the Company’s failure to satisfy the Leverage Ratio Certificate delivery requirements or the failure to meet the Maximum Leverage Ratio condition (the “Leverage Termination Fee”).

The Guarantors have agreed to guarantee their specified percentage of the obligation of Parent to pay the Parent Fee or the Leverage Termination Fee, as applicable, pursuant to the Limited Guaranty.

Specific Performance (Page 79)

The Company has limited rights to seek specific performance under the Merger Agreement. The Company is only entitled to seek specific performance of Parent’s obligation to cause the equity financing to be funded to consummate the Merger, and only if (i) Parent and Merger Sub are required to complete the closing pursuant to the Merger Agreement, (ii) the debt financing has been funded or will be funded at the closing of the Merger if the equity financing is funded at the closing of the Merger, (iii) Parent and Merger Sub fail to complete the closing of the Merger and (iv) the Company has irrevocably confirmed that, if specific performance is granted and the equity financing and the debt financing are funded, the closing will occur.

Parent is entitled to an injunction, specific performance and other equitable remedies to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement. Parent also is entitled to seek specific performance to enforce all of the Company’s obligations under the Merger Agreement.

Market Price of Common Stock (Page 81)

The closing price of the Common Stock on the New York Stock Exchange, which we refer as the NYSE, on March 26, 2010, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $17.35 per share of Common Stock. On [—], 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the Common Stock on the NYSE was $[—] per share of Common Stock. You are encouraged to obtain current market quotations for the Common Stock in connection with voting your shares of Common Stock.

Appraisal Rights (Page 84)

Stockholders are entitled to appraisal rights under the DGCL, in connection with the Merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the value of your shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 84 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of the Common Stock (Page 88)

If the Merger is completed, the Common Stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we would no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of the Common Stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 88.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the Merger. As a result of the Merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, the Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, we will no longer file periodic reports with the SEC on account of the Common Stock, and you will no longer have any interest in our future earnings or growth.

Q.	What will I receive if the Merger is completed?

A.	Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration of $20.00 in cash, without interest, less any applicable withholding taxes, for each share of Common Stock that you own, unless you have properly perfected and not withdrawn a demand for, or lost the right to, appraisal pursuant to Section 262 if the DGCL with respect to such shares. For example, if you own 100 shares of Common Stock (and have not properly exercised such appraisal rights), you will receive $2,000 in cash in exchange for your shares of Common Stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.	How does the Per Share Merger Consideration compare to the market price of Common Stock prior to announcement of the Merger?

A.	The Per Share Merger Consideration represents a premium of approximately 25% to the average closing price of the Common Stock during the 30 day period ending on March 26, 2010, the last trading day prior to the announcement of the execution of the Merger Agreement, a premium of approximately 16% to the average closing price of the Common Stock during the 90 day period ending on March 26, 2010, and a premium of approximately 15% to the closing price of the Common Stock on March 26, 2010.

Q.	How does the Board of Directors recommend that I vote?

A.	The Board of Directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	What was the role of the Transaction Committee?

A.

The Board of Directors determined that it was advisable and in the best interests of the Company and its stockholders to form the Transaction Committee consisting of directors who are not employees of the Company and who are independent of Kelso and its affiliates, for the purpose of evaluating the Company’s strategic alternatives and to consider and pursue transactions that have the objective of maximizing stockholder value. The Board of Directors appointed each of Wellford L. Sanders, Jr., Earl L. Mason and Lawrence A. McVicker as members of the Transaction Committee. The Transaction Committee was authorized to consider and pursue transactions having the objective of maximizing stockholder value, with the authority to consider and decide which potential financial and/or strategic acquirers should be contacted and when to contact them, to allow selected parties to conduct due diligence, to structure a sale process in conjunction with the Transaction Committee’s legal and financial advisors, to negotiate with one or more such acquirers the terms of definitive agreements with respect to an acquisition of the Company and to make recommendations to the Board with respect to one or more possible transactions to maximize stockholder value.

The Transaction Committee, at a meeting held on March 28, 2010, unanimously recommended that the Board of Directors approve the Merger Agreement, declare the Merger Agreement and the Merger fair and advisable and direct the Merger Agreement to be submitted to the Company’s stockholders for their adoption, and recommend to the stockholders that they vote in favor of adopting the Merger Agreement in accordance with the terms thereof. At the same meeting, the Transaction Committee also recommended that the Company adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Q.	When do you expect the Merger to be completed?

A.	We are working towards completing the Merger as soon as possible. Assuming timely satisfaction or waiver of closing conditions, we anticipate that the Merger will be completed in the second or third calendar quarter of 2010. If our stockholders vote to approve the proposal to adopt the Merger Agreement, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the Merger and the termination or expiration of a 30-day Marketing Period to which Parent is entitled under the Merger Agreement.

Q.	What happens if the Merger is not completed?

A.	If the Merger Agreement is not adopted by the stockholders of the Company or if the Merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of Common Stock. Instead, the Company will remain an independent public company and the Common Stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay to, or entitled to receive from, Parent a fee with respect to the termination of the Merger Agreement, or reimburse Parent for expenses, as applicable, as described under “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 78.

Q.	Is the Merger expected to be taxable to me?

A.	Yes. The exchange of shares of Common Stock for cash pursuant to the Merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 59) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of Common Stock in the Merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the Merger and your adjusted tax basis in your shares of Common Stock. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 for a more detailed discussion of the U.S. federal income tax consequences of the Merger.

You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Q.	Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A.

Yes. In considering the recommendation of the Board of Directors with respect to the adoption of the Merger Agreement, you should be aware that certain of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally.

The Transaction Committee and the Board of Directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 56.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of Common Stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Common Stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on [—], 2010 at 9:00 a.m. (Central Time), at Oak Brook Regency Towers, 1415 West 22nd Street, Suite 550E, Oak Brook, Illinois.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the Merger Agreement, as amended from time to time, that provides for the acquisition of the Company by Parent and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the Merger Agreement?

A.	The adoption of the Merger Agreement requires the affirmative vote of holders of (a) a majority of the outstanding shares of Common Stock entitled to vote thereon and (b) a majority of the outstanding shares of Common Stock entitled to vote thereon that are not held by affiliates of Kelso.

Because the affirmative votes required to approve the proposal to adopt the Merger Agreement are based upon the total number of outstanding shares of Common Stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your broker with instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

Abstaining will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If your shares of Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock, your shares of Common Stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	Who can vote at the special meeting?

A.	All of our holders of Common Stock of record as of the close of business on [—], 2010, the record date for the special meeting, are entitled to receive notice of the special meeting. Each holder of Common Stock is entitled to cast one vote on the proposal to adopt the Merger Agreement and one vote on the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies for each share of Common Stock that such holder owned as of the record date.

Q.	What is a quorum?

A.	A majority of the shares of Common Stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	If you are a stockholder of record, you may have your shares of Common Stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy;

•	over the Internet (the website for Internet voting is on your proxy card);

•	by using a toll free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Common Stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of Common Stock are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares of Common Stock, the “stockholder of record.” This proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of Common Stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Common Stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Common Stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Common Stock by following their instructions for voting.

Q.	If my shares of Common Stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Common Stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Common Stock of the Company if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Common Stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock, your shares of Common Stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the Merger Agreement, and your shares of Common Stock will not have an effect on the proposal to adjourn the special meeting.

Q.	How can I change or revoke my vote?

A.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” The Board of Directors has designated two of our officers, Jeffrey M. O’Connell and Michael B. Clauer, and each of them, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how are the shares of Common Stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Common Stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How are votes counted?

A.	For the proposal to adopt the Merger Agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of Common Stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Common Stock are voted.

Q.	What happens if I sell my shares of Common Stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the Merger. If you transfer your shares of Common Stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the Merger consideration to the person to whom you transfer your shares.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged [—] to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay [—] a fee of approximately $[—], plus reasonable out-of-pocket expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Common Stock in your own name as the stockholder of record, please vote your shares of Common Stock by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly after the completion of the Merger, describing how you may exchange your shares of Common Stock for the Per Share Merger Consideration. If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Common Stock in exchange for the Per Share Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Per Share Merger Consideration for my shares of Common Stock?

A.	Yes. As a holder of Common Stock, you are entitled to appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page 84.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please call [—], our proxy solicitor, toll free at [—] (banks and brokers call collect at [—]).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the Merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources, dividends and the effects of regulation and competition, foreign currency conversion and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee;

•

the failure by Parent to obtain the necessary equity and debt financing set forth in commitment letters received in connection with the Merger or the failure of that financing to be sufficient to complete the Merger and the transactions contemplated thereby;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the Merger, including required regulatory approvals;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the Merger Agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the Merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page 88). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

BWAY Holding Company

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350

(770) 645-4800

The Company is a Delaware corporation with its headquarters in Atlanta, Georgia. The Company is a holding company without independent operations and operates only through BWAY Corporation, its wholly-owned operating subsidiary, which we refer to as BWAY. BWAY manufactures and distributes metal and rigid plastic containers that are used primarily by manufacturers of industrial and consumer products for packaging. BWAY has operations in the United States, Canada and Puerto Rico and primarily sells to customers located in these geographic markets. With approximately $900 million in total net sales for fiscal 2009, the Company is a leading North American manufacturer of general line rigid metal and plastic containers. For more information about the Company, please visit our website at http://www.bwaycorp.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 88. The Common Stock is publicly traded on the NYSE under the symbol “BWY”.

Parent

Picasso Parent Company, Inc.

c/o Madison Dearborn Partners, LLC

Three First National Plaza

Suite 4600

Chicago, IL 60602

(312) 895-1000

Picasso Parent Company, Inc., or Parent, is a Delaware corporation that was formed solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Parent is an entity created by certain affiliates of Madison Dearborn Partners, LLC, which, with their affiliates, we refer to as MDP.

MDP, based in Chicago, is one of the most experienced and successful private equity investment firms in the United States. MDP has raised over $18 billion of capital since its formation in 1992 and has invested in more than 100 companies. MDP invests in businesses across a broad spectrum of industries, including basic industries, communications, consumer, energy and power, financial services, and health care.

Merger Sub

Picasso Merger Sub, Inc.

c/o Madison Dearborn Partners, LLC

Three First National Plaza

Suite 4600

Chicago, IL 60602

(312) 895-1000

Picasso Merger Sub, Inc., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement. Merger Sub is an indirect wholly-owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon the completion of the Merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting to be held on [—], 2010, starting at 9:00 a.m. (Central Time), at Oak Brook Regency Towers, 1415 West 22nd Street, Suite 550E, Oak Brook, Illinois, or at any postponement or adjournment thereof. At the special meeting, holders of Common Stock will be asked to approve the proposal to adopt the Merger Agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

Our stockholders must approve the proposal to adopt the Merger Agreement by the requisite votes in order for the Merger to occur. If our stockholders fail to approve the proposal to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [—], 2010 as the record date for the special meeting, and only holders of record of Common Stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Common Stock at the close of business on the record date. On the record date, there were [—] shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to cast one vote on the proposal to adopt the Merger Agreement and one vote on the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies.

A majority of the shares of Common Stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Common Stock represented at the special meeting but not voted, including shares of Common Stock for which a stockholder directs an “abstention” from voting, as well as “broker non-votes” (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Common Stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

Attendance

Only holders of Common Stock or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Common Stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Common Stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of holders of (a) a majority of the outstanding shares of Common Stock entitled to vote thereon and (b) a majority of the outstanding shares of Common Stock entitled to vote thereon that are not held by affiliates of Kelso.

For the proposal to adopt the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the proposal to adopt the Merger Agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

If your shares of Common Stock are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares of Common Stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Common Stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Common Stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Common Stock, the “stockholder of record.” As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to adopt the Merger Agreement and, as a result, absent specific instructions from the beneficial owner of such shares of Common Stock, brokers are not empowered to vote those shares of Common Stock, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of Common Stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Common Stock not voted, will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a stockholder of record, you may have your shares of Common Stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet; the website for Internet voting is on your proxy card;

•	by using a toll free telephone number noted on your proxy card; or

•	by signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Common Stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Common Stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with the Corporate Secretary of the Company by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the Per Share Merger Consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Common Stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Common Stock should be voted on a matter, the shares of Common Stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please call [—], our proxy solicitor, toll free at [—] (banks and brokers call collect at [—]).

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

As of [—], 2010, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Common Stock (not including any shares of Common Stock deliverable upon exercise or conversion of any options or restricted stock units), representing [—]% of the outstanding shares of Common Stock. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Common Stock “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Common Stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of Common Stock using the instructions provided by your broker. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your broker with instructions, as applicable, your shares of Common Stock will not be voted on the proposal to adopt the Merger Agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date has not been fixed). Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the Merger as soon as possible. Assuming timely satisfaction or waiver of closing conditions, we anticipate that the Merger will be completed in the second or third calendar quarter of 2010. If our stockholders vote to approve the proposal to adopt the Merger Agreement by the requisite votes, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the Merger and the termination or expiration of a 30 day Marketing Period to which Parent is entitled under the Merger Agreement and which is described below under the heading “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period.”

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the value of your shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 84 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged [—] to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay [—] a fee of approximately $[—], plus reasonable out-of-pocket expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call [—], our proxy solicitor, toll free at [—] (banks and brokers call collect at [—]).

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

The Merger Agreement provides that, subject to the terms and conditions thereof, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger and will continue to do business following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the Merger, each outstanding share of Common Stock (other than Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration, without interest and less any applicable withholding taxes.

Background of the Merger

From time to time we receive unsolicited interest from third parties regarding merger or other transactions involving a potential change of control of the Company. On August 5, 2009, as a result of Kelso exercising their registration rights, the Company publicly filed a registration statement with respect to the potential secondary public offering of the shares of Common Stock owned by such affiliates of Kelso. Affiliates of Kelso are our largest stockholder and the shares to potentially be registered by them represented approximately 44.3% of the Common Stock. The filing of the registration statement had the effect of alerting potential acquirers of the Company that such affiliates of Kelso potentially were interested in selling their shares of Common Stock.

On or about October 1, 2009, and October 9, 2009, respectively, the Company received oral inquiries from Company A and MDP, respectively, regarding a possible transaction involving the Company, in each case through an investment banking firm not retained by the Company, Company A or MDP. After consulting with members of the Board of Directors regarding these inquiries, members of the Company’s management held an introductory meeting with Company A on October 8, 2009, and an introductory meeting with MDP on October 16, 2009.

In 2009, Kelso received an oral inquiry from Company B regarding a possible transaction involving the Company. Kelso subsequently reported this contact to members of the Company’s management, and members of the Company’s management held an introductory meeting with Company B on October 22, 2009.

MDP signed a non-disclosure agreement with the Company on October 22, 2009 and Company A signed a non-disclosure agreement with the Company on October 26, 2009. The Company’s management thereafter provided each party with a limited amount of non-public financial information regarding the Company but did not provide detailed due diligence information to either party pending further discussion and authorization by the Board of Directors.

At a regularly scheduled meeting of the Board of Directors held on November 4, 2009, the Board of Directors engaged in a discussion regarding the unsolicited inquiries and the strategic and financial position of the Company and related matters. The Board of Directors resolved to form the Transaction Committee consisting of Wellford L. Sanders, Jr., Lawrence A. McVicker and Earl L. Mason, each of whom is a director who is not an employee of the Company and who is also independent of Kelso and its affiliates. The Board of Directors also resolved to empower the Transaction Committee to engage its own financial and legal advisors and granted the Transaction Committee full power and authority to consider a possible sale of the Company and related strategic considerations.

The Transaction Committee held its first meeting on November 5, 2009. At the meeting, the Transaction Committee elected Mr. Sanders as its chairman. The Transaction Committee then discussed at length the ongoing secondary offering process by affiliates of Kelso and the unsolicited inquiries. The Transaction Committee also discussed a possible process to explore a potential sale of the Company, including the additional burden that any such process would place on the Company’s management and the need for the Company’s management to develop five-year financial projections for the Company in connection with any such process. Also at that meeting, the Transaction Committee determined to engage Debevoise & Plimpton LLP, which we refer to as Debevoise, as its legal counsel and, following a discussion of various potential financial advisors, to invite representatives from two investment banking firms to meet with the Transaction Committee to discuss potentially being engaged as the Transaction Committee’s financial advisor. The Transaction Committee also instructed representatives of Debevoise to negotiate with Company A and MDP, respectively, to amend the confidentiality agreement between the Company and each of Company A and MDP, respectively, in order to add standstill and employee non-solicitation provisions to each such agreement before any additional due diligence information would be disclosed to such parties.

Following this meeting, Mr. Sanders, in his capacity as chairman of the Transaction Committee, met with the Company’s management and requested that the Company’s management develop five-year financial projections for the Company in connection with a potential process to explore a potential sale of the Company.

On November 11, 2009, the Transaction Committee met separately with representatives of Goldman Sachs and another investment banking firm for the purpose of selecting a financial advisor to assist the Transaction Committee. During such presentations, at the request of the Transaction Committee, each of Goldman Sachs and the other investment banking firm presented its qualifications and disclosed the general nature, as well as certain specific examples, of its relationships with the Company and Kelso and its affiliates. Following such meetings, the Transaction Committee determined that Goldman Sachs was qualified to serve as the independent financial advisor to the Transaction Committee because of its familiarity with the business of the Company and because it is an internationally recognized investment banking firm that has experience in transactions similar to the Merger. The Transaction Committee then determined to engage Goldman Sachs as the Transaction Committee’s independent financial advisor and, with advice from its independent legal advisor, subsequently negotiated an engagement letter with Goldman Sachs. The Transaction Committee then instructed Goldman Sachs to commence discussions on behalf of the Transaction Committee with Company A, Company B and MDP regarding a potential transaction.

Shortly after being retained, Goldman Sachs initiated discussions with MDP and Company A. Goldman Sachs also attempted to contact Company B to assess its interest in continuing to pursue a transaction involving the Company, but never received a response.

During discussions between representatives of Company A and representatives of Goldman Sachs, Company A indicated that it preferred to acquire only the outstanding shares of the Company held by affiliates of Kelso rather than purchasing all of the outstanding shares of Common Stock in a change of control transaction.

Following their discussion with Company A, representatives of Goldman Sachs reported to Mr. Sanders Company A’s stated preference to purchase only the shares of Common Stock held by affiliates of Kelso. Mr. Sanders determined that such a proposed transaction could present a conflict to Debevoise serving as counsel to the Transaction Committee in light of the long-standing relationship between Kelso and Debevoise. Mr. Sanders contacted a representative of Sullivan & Cromwell LLP, which we refer to as S&C, on November 18, 2009 to inquire regarding S&C’s qualifications to serve as independent legal advisor to the Transaction Committee, whether S&C would be willing to serve as independent legal advisor to the Transaction Committee, and the general nature of any prior or existing relationships between S&C and either the Company or Kelso or any of its affiliates. Mr. Sanders requested that S&C attend the upcoming meeting of the Transaction Committee. Mr. Sanders subsequently called a representative of Debevoise to inform Debevoise that the Transaction Committee was considering replacing Debevoise as the Transaction Committee’s legal advisor due to the concern about Debevoise’s potential conflict.

On November 20, 2009, the Transaction Committee, along with representatives of Goldman Sachs and S&C, met telephonically to discuss the ongoing discussions with Company A and MDP. Mr. Sanders explained to the other Transaction Committee members the potential conflict facing Debevoise because of Company A’s indication that it only was interested in purchasing the outstanding shares of the Company held by affiliates of Kelso and recommended that the Transaction Committee replace Debevoise with S&C as its independent legal advisor. After a discussion, the Transaction Committee determined that S&C was qualified to serve as the Transaction Committee’s independent legal advisor and determined to engage S&C as its independent legal advisor. At the Transaction Committee’s request, Goldman Sachs then reviewed with the Transaction Committee Goldman Sachs’ preliminary financial analyses with respect to the Company. The Transaction Committee then engaged in a discussion regarding Company A’s offer to purchase only the shares of Common Stock held by affiliates of Kelso. The Transaction Committee discussed its concerns that a sale of only the shares of Common Stock held by affiliates of Kelso would (i) foreclose a sale of all of the Company’s outstanding shares, and the ability of all of the Company’s stockholders to obtain a premium associated with such a sale, for an indefinite period of time, (ii) perpetuate the low trading volume and the associated limited liquidity in the Common Stock, (iii) perpetuate any potentially negative effect on the trading price of Common Stock price resulting from the overhang caused by one stockholder holding a significant portion of Common Stock, (iv) require the negotiation of governance and standstill arrangements with Company A, and (v) not improve the Company’s ability to raise additional capital, including to fund acquisitions and capital expenditures. Due in part to these reasons, the Transaction Committee instructed Goldman Sachs to communicate to Company A that the Transaction Committee strongly preferred receiving indications of interest for the acquisition of all of the Company’s outstanding shares of Common Stock and not to receive indications of interest only for the acquisition of the shares of Common Stock held by affiliates of Kelso. The Transaction Committee then discussed the possibility of bargaining solely with MDP for a preemptive price upon which the Company would move forward exclusively with MDP. The Transaction Committee determined, however, to conduct a broader process. The Transaction Committee directed Goldman Sachs to develop a list of potential bidders for the Transaction Committee’s consideration at a future meeting. The Transaction Committee also instructed Mr. Sanders to request a special meeting of the Board of Directors in order to report on the Transaction Committee’s activities and to request clarification from the Board of Directors with respect to the authority and the role of the Transaction Committee. Following the meeting, Mr. Sanders called a representative of Debevoise to inform Debevoise of the Transaction Committee’s determination to engage S&C as independent counsel to the Transaction Committee.

Following the Transaction Committee’s meeting, representatives of Goldman Sachs, acting at the instruction of the Transaction Committee, informed representatives of Company A that the Transaction Committee strongly preferred receiving indications of interest for the acquisition of all of the Company’s outstanding shares of Common Stock and not to receive indications of interest only for the acquisition of the shares of Common Stock held by affiliates of Kelso.

The Board of Directors met on November 24, 2009. At the meeting, the Board of Directors determined to continue to employ Debevoise as the Company’s legal advisor in connection with any transaction considered and recommended by the Transaction Committee. The Board of Directors received, immediately prior to such meeting, a letter from MDP proposing an acquisition of the Company at a price of $18.50 per outstanding share of Common Stock, with such proposal conditioned, among other things, on the Company granting MDP a 21-day exclusive negotiating period. The Board of Directors discussed the proposal from MDP and determined that the Transaction Committee, and not the Board of Directors, should evaluate such proposal and handle any response to MDP. At the meeting, the Transaction Committee indicated that it had engaged S&C as its independent legal advisor and had determined to engage Goldman Sachs as its financial advisor. The Board then authorized and approved execution on behalf of the Company of the engagement letter with Goldman Sachs that had previously been executed by Mr. Sanders on behalf of the Transaction Committee. Goldman Sachs then made a presentation to the Board of Directors that reviewed, among other things, the trading price of Common Stock since its initial public offering in 2007, various transactions that had occurred in the Company’s industry and various financial and strategic parties that might have an interest in exploring a transaction with the Company. The Board of Directors resolved, among other things, that the Transaction Committee was authorized to continue to consider and pursue transactions having the objective of maximizing stockholder value, with the authority to consider and decide which potential additional financial and/or strategic acquirers should be contacted and when to contact them, to allow selected parties to conduct due diligence, to structure a sale process in consultation with the Transaction Committee’s legal and financial advisors, to negotiate with one or more such acquirers the terms of definitive agreements with respect to an acquisition of the Company and to make recommendations to the Board of Directors with respect to one or more possible transactions to maximize stockholder value.

Immediately following the Board of Directors meeting on November 24, 2009, the Transaction Committee met, along with representatives of Goldman Sachs and S&C. Representatives of Goldman Sachs reported on the status of discussions with Company A and MDP. Following a discussion of the proposal received from MDP immediately prior to the Board of Directors meeting, the Transaction Committee directed Goldman Sachs to communicate to MDP that the Transaction Committee determined that it was not willing to enter into an exclusivity arrangement with MDP at that time, that $18.50 per share of Common Stock was inadequate and also that MDP’s proposal would need to include certain terms, including a go-shop period with a lower break-up fee for any acquisition proposal initiated during the go-shop period, the delivery of binding equity and debt financing commitments upon the signing of any merger agreement and no financing condition. Goldman Sachs then discussed with the Transaction Committee the list of potential bidders for the Company that the Transaction Committee had requested Goldman Sachs to compile at its meeting on November 20, 2009. As the Transaction Committee was already exploring potential transactions with Company A and MDP, both of whom are financial sponsors, the Transaction Committee believed it was important to broaden the process to include potential strategic acquirers as well as financial sponsors. Following a discussion regarding each of the potential bidders, the Transaction Committee instructed Goldman Sachs to contact three potential strategic acquirers, Company C, Company D and Company E, to solicit their respective interest in potentially considering a transaction with the Company.

Representatives of Goldman Sachs contacted representatives of Company D on November 24, 2009 and representatives of Company E on November 25, 2009 to discuss a potential transaction. Following initial discussions, each of Company D and Company E indicated that it was not interested in pursuing a transaction with the Company at that time.

Representatives of Goldman Sachs contacted representatives of Company C on November 24, 2009. After some consideration, Company C expressed interest in pursuing a potential transaction with the Company and began negotiating a confidentiality agreement with the Company.

At the direction of the Transaction Committee, the Company executed amended confidentiality agreements with each of MDP, on November 27, 2009, and Company A, on November 30, 2009, that included standstill and employee non-solicitation provisions.

Pursuant to the instructions of the Transaction Committee, representatives of Goldman Sachs informed representatives of MDP on December 2, 2009 that the Transaction Committee was unwilling to grant exclusivity as had been requested in MDP’s letter of November 24 and that $18.50 per share of Common Stock was inadequate. Goldman Sachs also reviewed with MDP the material terms that the Transaction Committee would require in any transaction. After further discussion, MDP expressed a willingness to continue discussions without an exclusivity arrangement with the Company and to enter into an agreement with the Company on terms that included a go-shop provision, a lower break fee for any acquisition proposal initiated during the go-shop period, the delivery of binding equity and debt financing commitments upon the execution of any merger agreement and no financing condition.

Between December 2, 2009 and December 7, 2009, representatives of Goldman Sachs continued to discuss the terms of a potential transaction with MDP, including negotiations for MDP to pay a higher value per share of Common Stock.

On December 7, 2009, MDP orally informed representatives of Goldman Sachs that MDP would be willing to pay $19.25, in cash, per share of Common Stock. MDP also indicated that it would be willing to enter into a transaction to buy only those Company shares owned by the funds affiliated with Kelso. However, Goldman Sachs, pursuant to the instructions of the Transaction Committee, informed MDP that the Transaction Committee strongly preferred to receive indications of interest for the acquisition of all of the Company’s outstanding shares of Common Stock and not to receive indications of interest only for the acquisition of the shares of Common Stock held by affiliates of Kelso.

The Transaction Committee, along with representatives from Goldman Sachs and S&C, met telephonically on December 7, 2009. Goldman Sachs reported MDP’s offer of $19.25 per share of Common Stock and also reported MDP’s willingness to purchase only the shares held by affiliates of Kelso. Goldman Sachs then informed the Transaction Committee that Company D and Company E were not interested in pursuing a transaction with the Company and that Company A continued to prefer a transaction to acquire only the shares of Common Stock held by affiliates of Kelso. The Transaction Committee reaffirmed its prior preference to receive only indications of interest contemplating the acquisition of all of the shares of Common Stock. Goldman Sachs also reported that Company C, while not yet having commenced detailed due diligence or having submitted an offer or other indication of interest, had indicated that it would be willing to include shares of Company C stock as a portion of the consideration in any transaction with the Company. Goldman Sachs also reported that it expected that Company C would execute a confidentiality agreement and commence detailed due diligence shortly. S&C then reviewed with the Transaction Committee the fiduciary duties of the members of the Transaction Committee. The Transaction Committee then discussed whether to contact additional potential financial and strategic acquirers and the risks involved in making such contacts, including further distracting Company management from the Company’s operations and the increased risk of a public leak of the Transaction Committee’s potential sale process, which could cause volatility in the price of Common Stock. After discussing such matter among themselves and with Goldman Sachs, the Transaction Committee determined not to contact any additional parties at that time. The Transaction Committee also discussed how to handle potential Company management conflicts in connection with a potential transaction and determined that no bidders would be permitted to have any discussions with Company management regarding post-transaction management compensation or employment until authorized by the Transaction Committee. The Transaction Committee then discussed the update regarding the Transaction Committee’s potential sale process that Mr. Sanders would provide to the Board of Directors at its meeting on the following day. The Transaction Committee reiterated that the next day’s update and future updates to the Board of Directors would be general in nature and would not include the identities of the potential acquirers contacted or proposed price or other terms discussed with any potential acquirers, so as to maintain the independence of both the Transaction Committee and the process the Transaction Committee was conducting.

The Board of Directors held a regularly scheduled meeting on December 8, 2009 and, among other things, received a brief update from Mr. Sanders regarding the status of the potential sale process generally.

Company C entered into a confidentiality agreement with the Company on December 9, 2009. Representatives of Company C began due diligence, including telephonic meetings with the Company’s management and due diligence into the Company’s market position, various operational matters and certain of the Company’s contingent liabilities, shortly thereafter.

On December 10, 2009, the Company announced its financial results for the fiscal quarter and fiscal year ended September 27, 2009.

On December 15, 2009, representatives of Company A contacted Goldman Sachs to state that Company A was no longer interested in pursuing a transaction with the Company.

On December 16, 2009, representatives of Company C contacted Goldman Sachs to state that it was no longer interested in pursuing a transaction with the Company.

The Transaction Committee, along with representatives of Goldman Sachs and S&C, met telephonically on January 11, 2010. Goldman Sachs informed the Transaction Committee that Company A and Company C each had withdrawn from consideration of a potential transaction with the Company. The Transaction Committee instructed Goldman Sachs to continue discussions with MDP and to seek a higher price than the $19.25 per share of Common Stock previously proposed by MDP.

Following the meeting of the Transaction Committee, the Chairman of the Transaction Committee and Kelso discussed Kelso’s current position with respect to the transaction, as Kelso was being asked to sign a voting agreement by MDP. Kelso indicated it would not support a transaction at $19.25 per share. Kelso informed the chairman of the Transaction Committee that it would be willing to communicate to MDP that it would only support a transaction at a higher price. With the agreement of the Chairman of the Transaction Committee, Kelso then communicated this to MDP.

On January 12, 2010, MDP submitted a written proposal stating that MDP was willing to enter into a transaction to acquire the Company in exchange for $20.00 in cash per share of Common Stock, provided that the Company enter into an exclusivity agreement with MDP and also agree to reimburse all of MDP’s expenses if a transaction did not occur.

The Transaction Committee, along with representatives of Goldman Sachs and S&C, met telephonically on January 14, 2010. Representatives of Goldman Sachs reviewed its preliminary financial analyses regarding MDP’s offer of $20.00 per share of Common Stock. Goldman Sachs also discussed the recent development in the debt markets of lending banks being willing to provide debt financing to financial sponsors that contributed a lower percentage of equity to a leveraged acquisition transaction than had been prevalent in 2009. Following a discussion among itself, the Transaction Committee instructed Goldman Sachs to inform MDP that it would not be willing to agree to MDP’s proposed exclusivity and expense reimbursement terms. The Transaction Committee further instructed Goldman Sachs to make a $22.00 per share of Common Stock counteroffer to MDP and also to indicate to MDP that the Transaction Committee would require certain non-price terms, including a reverse termination fee and specific performance, that would increase the certainty of consummating a transaction. The Transaction Committee then discussed the possibility of contacting additional potential acquirers. Goldman Sachs advised the Transaction Committee that Goldman Sachs believed, even with the recent development in the debt markets described above, that it was unlikely that any other potential acquirers would be willing to offer more than $20.00 per share of Common Stock. The Transaction Committee and its advisors also discussed the risks involved in contacting additional potential acquirers, including further distracting Company management from the Company’s operations and the increased risk of a public leak of the Transaction Committee’s potential sale process, which could cause volatility in the price of Common Stock. The Transaction Committee also discussed that MDP tentatively had agreed to a go-shop process with a break-up fee of only $5 million in the event of an acquisition proposal initiated prior to the end of the go-shop period. Based on these considerations, the Transaction Committee determined not to contact any potential additional acquirers at that time.

Acting at the instruction of the Transaction Committee, Goldman Sachs contacted representatives of MDP later that same day to pass along the Transaction Committee’s counter-offer on price and other proposed terms. MDP agreed to drop its requests that the Company enter into an exclusivity agreement with MDP and agree to reimburse MDP for all of MDP’s expenses in the event no transaction occurred. MDP also indicated that it was willing to agree to a reverse termination fee. However, MDP informed Goldman Sachs that $20.00 per share of Common Stock represented its best and final offer with respect to price. MDP also indicated that, provided that the aggregate amount of consideration was no greater than it would be in a transaction in which MDP acquired all of the outstanding shares of Common Stock for $20.00 per share, MDP would not be opposed to a transaction in which the Company stockholders affiliated with Kelso would receive less per share of Common Stock consideration than other Company stockholders.

The Transaction Committee, along with representatives of Goldman Sachs and S&C, met telephonically on January 15, 2010. Representatives of Goldman Sachs updated the Transaction Committee on the prior day’s discussions with MDP. The Transaction Committee instructed Goldman Sachs to speak with representatives of

Kelso to determine if the affiliates of Kelso who were Company stockholders would vote in support of a transaction in which Company stockholders affiliated with Kelso would receive less per share of Common Stock consideration than Company stockholders not affiliated with Kelso would receive.

Later that day, at the request of the Transaction Committee, representatives of Goldman Sachs discussed with representatives of Kelso the possibility of a transaction in which Company stockholders affiliated with Kelso would receive less per share of Common Stock consideration than other Company stockholders. Kelso informed Goldman Sachs that Kelso would not support such a transaction structure and that Kelso’s affiliates would vote against any merger agreement providing Company stockholders affiliated with Kelso less per share of Common Stock consideration than other Company stockholders.

The Transaction Committee, along with representatives of Goldman Sachs and S&C, met telephonically on January 18, 2010. Representatives of Goldman Sachs updated the Transaction Committee on recent conversations with representatives of MDP and Kelso. The Transaction Committee discussed that, because of the substantial share ownership of affiliates of Kelso, such affiliates of Kelso very likely would be able to prevent the consummation of any transaction in which Company stockholders affiliated with Kelso would receive less consideration per share of Common Stock than Company stockholders not affiliated with Kelso would receive. After further discussion, the Transaction Committee determined not to pursue such a transaction structure at this time. At this same meeting, the Transaction Committee discussed the possibility of including a condition in any merger agreement requiring that a majority of shares of Common Stock, excluding for this purpose all shares of Common Stock held by affiliates of Kelso, be voted in favor of the merger. The Transaction Committee believed that this would provide stockholders other than affiliates of Kelso with meaningful opportunity to determine whether a sale of the Company at the present time at the proposed price was in the best interest of all stockholders. The Transaction Committee discussed with Goldman Sachs and S&C whether the shares of Common Stock held by any stockholders other than affiliates of Kelso also should be excluded for purposes of this vote. The Transaction Committee determined that it was not aware of any other stockholder that was acting in concert with Kelso and its affiliates and therefore it would not be appropriate to exclude the shares of any other stockholder other than the affiliates of Kelso for the purpose of such condition. Goldman Sachs also reviewed with the Transaction Committee Goldman Sachs’ preliminary financial analyses of a transaction to purchase all the outstanding shares of Common Stock in exchange for $20.00 per share of Common Stock.

On January 20, 2010 the Chairman of the Board called Mr. Sanders to discuss the Company’s five year forecast. The Chairman indicated that the Company was reviewing recent developments impacting the distribution of profitability between the plastic and metal business. Further, the Chairman indicated the Company was reviewing the out years of the five year forecast, specifically the forecasted EBITDA margins which may have been too aggressive in comparison to other packaging companies, as well as the broader packaging universe.

The Transaction Committee, along with representatives of Goldman Sachs and S&C, met telephonically on January 20, 2010. At the request of the Transaction Committee, the Company’s chief executive officer and chief financial officer also attended a portion of the meeting, reviewed for the Transaction Committee the recent developments and changes noted by the chairman of the Board of Directors and answered the questions of the Transaction Committee regarding such developments. After the Company’s management had left the meeting, the Transaction Committee discussed the recent developments among itself and with its advisors. Following this discussion, the Transaction Committee requested that the Company’s management consider formally updating its existing five-year financial projections for the Company to the extent it deemed appropriate.

The Transaction Committee, along with representatives of Goldman Sachs and S&C, met telephonically on January 23, 2010. The Transaction Committee, with assistance from Goldman Sachs, reviewed the updated five-year financial projections that had been produced by the Company’s management. Following a discussion among itself and with Goldman Sachs and S&C, the Transaction Committee instructed Goldman Sachs to inform MDP that the Transaction Committee was willing to consider a transaction involving MDP’s purchase of all of the outstanding shares of Common Stock for $20.00 per share on the terms that Goldman Sachs, at the Transaction Committee’s instruction, had previously conveyed to MDP, as well as a non-waivable condition that a majority of shares of Common Stock, excluding for this purpose all shares of Common Stock held by affiliates of Kelso, be voted in favor of the merger.

After this meeting, the Chairman of the Transaction Committee spoke with Kelso to determine if it would support a transaction at a per share price of $20.00. Kelso indicated that it would be willing to support a deal at that price, subject to the satisfactory resolution of the other terms and conditions of the transaction.

On January 24, 2010, representatives of Goldman Sachs met telephonically with Company management to further discuss and review Company management’s updated five-year financial projections.

On January 25, 2010, representatives of Goldman Sachs informed MDP of the recent developments affecting the Company and stated that the Company’s management would be providing to MDP updated five-year financial projections for the Company.

On January 26, 2010, the Company provided MDP with the updated five year financial projections.

During the last week of January, the Transaction Committee, Goldman Sachs, S&C and Debevoise, the Company’s legal advisor, developed a draft merger agreement in connection with a potential transaction with MDP.

The Board of Directors met on January 27, 2010 and, among other things, received a brief general update regarding the Transaction Committee’s potential sale process from Mr. Sanders.

On January 28, 2010, the Company’s management, representatives of Goldman Sachs, representatives of MDP, representatives of MDP’s legal advisor Kirkland & Ellis, which we refer to as K&E, representatives of MDP’s accounting advisor Ernst & Young LLP, and representatives of certain of MDP’s proposed financing sources met in Oak Brook, Illinois. The Company’s management made a presentation regarding the Company, which included providing updated five-year projections.

On February 4, 2010, S&C and Debevoise distributed a draft merger agreement to K&E.

On February 8, 2010, the Company announced its financial results for the fiscal quarter ended December 31, 2009 and the following morning the Company’s management held a conference call with analysts and other interested parties to discuss such results.

On February 10, 2010, K&E provided a revised draft of the merger agreement to S&C, Goldman Sachs and Debevoise. On February 11, 2010, representatives of S&C, Goldman Sachs and Debevoise had a teleconference with Mr. Sanders to discuss the revised draft merger agreement that had been received.

On February 11, 2010, at the direction of Mr. Sanders, representatives of Goldman Sachs discussed certain material issues in the draft merger agreement with representatives of MDP. Goldman Sachs indicated that the Transaction Committee required a merger agreement with additional transaction certainty, including by removing certain of MDP’s proposed closing conditions tied to the Company’s performance.

On February 13, 2010, S&C and Debevoise distributed a further revised draft merger agreement to K&E.

On February 15 and 16, 2010, S&C and Debevoise met telephonically with K&E to discuss the draft merger agreement.

On February 19, 2010, K&E provided a further revised draft of the merger agreement to S&C, Goldman Sachs and Debevoise.

On February 20, 2010, representatives of S&C, Goldman Sachs and Debevoise spoke with Mr. Sanders to discuss the further revised draft merger agreement.

On February 23, 2010, the Board of Directors held a regularly scheduled meeting, and, among other things, received from the Transaction Committee a brief general update regarding the Transaction Committee’s potential sale process.

Between February 23, 2010 and March 12, 2010, MDP continued its due diligence review of the Company, including with respect to the revised five-year financial projections for the Company provided to MDP by the Company’s management. Representatives of MDP regularly updated representatives of Goldman Sachs on the status of MDP’s due diligence.

On March 2, 2010, in order to reflect updated performance and expectations for fiscal year 2010, the Company provided MDP with certain updates to the 2010 fiscal year information contained in the forecasted financial information previously provided to MDP on January 26, 2010.

On March 13, 2010, K&E distributed a further revised draft merger agreement to S&C, Goldman Sachs and Debevoise.

Over the several days following March 13, 2010, representatives of S&C, Goldman Sachs and Debevoise met telephonically with Mr. Sanders to discuss the further revised draft merger agreement and the unresolved material terms in such draft merger agreement, particularly in relation to the Company’s specific performance remedy for MDP’s failure to consummate a transaction, the amount of the reverse termination fee payable by MDP if it failed to consummate the transaction notwithstanding satisfaction of all conditions, expense reimbursement obligations, MDP’s obligations with respect to its financing commitments, the marketing period for the debt financing, the inclusion of closing conditions relating to maximum pro forma net debt and minimum EBITDA amount for the Company, the inclusion of a closing condition requiring the Company to certify its pro forma solvency following a merger, circumstances under which MDP would be entitled to a termination fee, the ability of the Board of Directors to change its recommendation and the treatment of the Company’s employee’s stock options. During this time period, representatives of S&C, Goldman Sachs and Debevoise also prepared and reviewed with Mr. Sanders summaries of similar terms in other recent leveraged acquisitions by financial buyers.

On March 15, 2010, MDP informed Goldman Sachs that the results of MDP’s due diligence led MDP to expect less positive future financial results for the Company than when MDP had made its offer of $20.00 per share of Common Stock. MDP further informed Goldman Sachs, however, that it had held an internal investment committee meeting and would maintain its offer of $20.00 per share of Common Stock, but that it required a closing condition tied to the Company’s maximum pro forma debt to EBITDA ratio that would be in lieu of the financial conditions previously proposed.

The Transaction Committee, along with representatives of S&C, Goldman Sachs and Debevoise and the Company’s chief executive officer and chief financial officer, met telephonically on March 17, 2010. Goldman Sachs informed the Transaction Committee of MDP’s position with respect to its $20.00 offer price. At the Transaction Committee’s request, representatives of S&C and Debevoise then summarized the remaining material open issues in the draft merger agreement and related agreements, including the condition related to the Company’s maximum pro forma debt to EBITDA ratio. At the Transaction Committee’s request, the Company’s management then reviewed its expected financial results for the next several quarters and discussed with the Transaction Committee and its advisors the proposed closing condition with respect to the maximum pro forma debt to EBITDA ratio and the proposed closing condition requiring the Company to certify its pro forma solvency following a merger. The Company’s management reported that they were confident that the Company would be able to satisfy both closing conditions. After discussion, the Transaction Committee then determined that it might be willing to accept a maximum pro forma debt to EBITDA ratio closing condition, provided that MDP agree to certain revisions to the calculation of such a ratio and agree to pay a reverse termination fee of $5 million in the event MDP terminated the merger agreement as a result of the Company’s failure to meet the pro forma debt to EBITDA closing condition. The Transaction Committee requested that after the meeting Debevoise explain certain material open issues in the draft merger agreement to representatives of Kelso in order to determine if Kelso’s affiliates would be willing to enter into a voting agreement in support of a transaction with MDP on those terms.

Also on March 17, 2010, the Transaction Committee authorized, and the Company and MDP executed, an amendment to the confidentiality agreement between the Company and MDP permitting MDP to disclose certain due diligence information regarding the Company to potential lenders in connection with the proposed transaction.

Representatives of Goldman Sachs, at the instruction of the Transaction Committee, met telephonically and in person with representatives of MDP several times between March 17, 2010 and March 19, 2010 to communicate the Transaction Committee’s proposals with respect to the various open issues, including the maximum pro forma debt to EBITDA ratio closing condition, and to continue negotiations with respect to such open issues.

The Transaction Committee, along with representatives of S&C, Goldman Sachs and Debevoise, met telephonically on March 19, 2010. Goldman Sachs reported on its discussions with MDP since March 17, 2010. S&C then reviewed with the Transaction Committee the fiduciary duties applicable to the members of the Transaction Committee. S&C also reported to the Transaction Committee that MDP requested to have a general discussion with the Company’s management regarding post-transaction employment and compensation prior to signing any merger agreement. The Transaction Committee then delegated to Mr. Sanders the authority to approve, at the time he deemed appropriate, conversations between MDP and the Company’s management regarding post-transaction management compensation and employment. Debevoise then reviewed for the Transaction Committee certain changes to the maximum pro forma debt to EBITDA ratio closing condition, including changes to the method of calculating debt and the definition of EBITDA, that Kelso indicated it would require as a pre-condition to affiliates of Kelso being willing to execute a voting agreement supporting a transaction with MDP. After discussion, the Transaction Committee agreed with the changes proposed by Kelso. At the Transaction Committee’s request, S&C and Debevoise then reviewed the then current drafts of the merger agreement, debt financing commitment letters and other related transaction documents for the Transaction Committee and summarized the material open issues therein. The Transaction Committee then discussed among itself and with S&C, Goldman Sachs and Debevoise, the fact that in the event that all the closing conditions under the merger agreement were satisfied but MDP chose not to consummate the transaction, the Company’s specific performance remedy would be very limited. Consequently, the Company’s remedy, in the event MDP chose not to consummate the transaction, would be limited to the agreed upon $27.5 million reverse termination fee except in certain very limited circumstances. At the Transaction Committee’s request, Goldman Sachs then reviewed its most recent financial analyses of the potential transaction. The Transaction Committee instructed S&C, Goldman Sachs, and Debevoise to continue negotiating with MDP and K&E, particularly in an effort to minimize conditionality in the merger agreement and the debt financing commitment letters.

Between March 20, 2010 and March 27, 2010, Goldman Sachs, S&C and Debevoise spoke on several occasions with Mr. Sanders to update him and receive direction from him. Goldman Sachs, S&C and Debevoise also continued negotiations with MDP and K&E regarding the merger agreement, equity commitment letter, limited guarantee, voting agreement and debt financing commitment letters.

On March 26, 2010, Mr. Sanders, acting on authority delegated to him during the March 19, 2010 meeting of the Transaction Committee, authorized the Company’s management and MDP to discuss post-transaction management compensation and employment. On the following day, Company management had a general conversation regarding management compensation and employment issues with representatives of MDP.

On the evening of March 28, 2010, the Transaction Committee held a joint meeting with the Board of Directors, along with representatives from S&C, Debevoise, Goldman Sachs and Company management. At this meeting, representatives of S&C and Debevoise reviewed with the Board of Directors and the Transaction Committee their respective fiduciary obligations under applicable law as well as the terms of the merger agreement and related transaction documents, including the debt financing commitment documents, the equity commitment letter, the voting agreement and the limited guarantee. Representatives of the Company’s management then discussed with the Transaction Committee and the Board of Directors their anticipated financial results for the quarter ending March 31, 2010 and for the fiscal year ending September 27, 2010. Company management also reported that they were confident that the Company would be able to deliver the solvency certificate and meet the maximum pro forma debt to EBITDA closing condition required in the merger agreement. Goldman Sachs then reviewed the history of the transaction process, presented a summary of Goldman Sachs’ financial analysis to the Transaction Committee and the Board of Directors and orally rendered its opinion to the Transaction Committee and the Board of Directors, subsequently confirmed in writing, that, as of March 28, 2010 and based upon and subject to the factors and assumptions set forth in the written opinion, the $20.00 per share in cash to be paid to the holders (other than Parent and its affiliates) of the shares of Common Stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The Transaction Committee then exited the joint meeting with the Board of Directors and went into an executive session with S&C, Goldman Sachs and Debevoise. Following a discussion among itself and with its advisors, the Transaction Committee unanimously recommended that the Board of Directors approve the Merger Agreement, declare the Merger Agreement and the Merger fair and advisable and direct the Merger Agreement to be submitted to the Company’s stockholders for their adoption, and recommend to the holders of Common Stock that they vote in favor of adopting the Merger Agreement in accordance with the terms thereof. At the same meeting, the Transaction Committee also recommended that the Company adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Board of Directors thereafter convened and Mr. Sanders reported the Transaction Committee’s resolutions to the Board of Directors. The Board of Directors then unanimously determined that the Merger is fair to and in the best interests of the Company and its stockholders and approved and declared advisable the Merger Agreement, the Merger and the transactions contemplated thereby, and resolved that the Merger Agreement be submitted for consideration by the stockholders of the Company at a meeting of stockholders, and recommended that the stockholders of the Company vote to adopt the Merger Agreement.

Following the meeting of the Board of Directors, (i) Parent, Merger Sub and the Company executed the Merger Agreement, (ii) Parent and certain private equity funds affiliated with MDP executed the equity commitment letter, (iii) Parent, Merger Sub and their debt financing sources executed the debt financing commitment letters, (iv) certain private equity funds affiliated with MDP and the Company executed the limited guarantee, and (v) Parent, Merger Sub and affiliates of Kelso executed the voting agreement.

During the course of the following morning of March 29, 2010, the Company issued a press release announcing the execution of the Merger Agreement and related agreements.

The Merger Agreement provides that, until 12:01 a.m., New York time, on April 28, 2010, the Company may initiate, solicit and encourage any alternative acquisition proposals from third parties, provide non-public information and participate in discussions and negotiate with third parties with respect to acquisition proposals. At the direction of the Transaction Committee, Goldman Sachs began conducting this “go-shop” process on behalf of the Company and on March 29, 2010 began contacting third parties to solicit and encourage acquisition proposals.

Reasons for the Merger; Recommendation of the Board of Directors

The Transaction Committee

The Board of Directors determined that it was advisable and in the best interests of the Company and its stockholders to form the Transaction Committee consisting of directors who are not employees of the Company and who are independent of Kelso and its affiliates, for the purpose of evaluating the Company’s strategic alternatives and to consider and pursue transactions that have the objective of maximizing stockholder value. The Board of Directors appointed each of Wellford L. Sanders, Jr., Earl L. Mason and Lawrence A. McVicker as members of the Transaction Committee. The Transaction Committee was authorized to consider and pursue transactions with the objective of maximizing stockholder value, delegated the authority to consider and decide which potential financial and/or strategic acquirers should be contacted and when to contact them, allowed to selected parties to conduct due diligence, and structure a sale process in conjunction with the Transaction Committee’s legal and financial advisors and negotiate with one or more such acquirers the terms of definitive agreements with respect to an acquisition of the Company and to make recommendations to the Board with respect to one or more possible transactions to maximize stockholder value.

The Transaction Committee, at a meeting held on March 28, 2010, unanimously recommended that the Board of Directors approve the Merger Agreement, declare the Merger Agreement and the Merger fair and advisable and direct the Merger Agreement to be submitted to the Company’s stockholders for their adoption, and recommend to the stockholders that they vote in favor of adopting the Merger Agreement in accordance with the terms thereof. At the same meeting, the Transaction Committee also recommended that the Company adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. In reaching its determination, the Transaction Committee consulted with and received the advice of its independent financial and legal advisors, our senior management team and our legal advisors and considered a number of factors, including the following material factors:

•	the current volatile state of the economy and general uncertainty surrounding forecasted economic conditions in both the near-term and the long-term;

•

management’s and the Transaction Committee’s views and opinions on the manufacturing of metal and rigid plastic containers industry, particularly with regard to the Company’s business having exposure to the housing market;

•

the Transaction Committee’s understanding of the business, operations, financial condition, historical operating results and prospects of the Company, including the Company management’s projections for the future operating results of the Company and management’s and the Transaction Committee’s views of the risks and uncertainties of the Company achieving management’s projections;

•

the consideration for the Merger and the other terms of the Merger Agreement resulted from extensive negotiations between the Transaction Committee, its legal and financial advisors and our legal advisors, on the one hand, and Parent and MDP and their legal and financial advisors, on the other hand, after conducting a process that included discussions with five other potential acquirers;

•

the fact that the exercise by affiliates of Kelso of their rights to cause the Company to publicly file a registration statement with respect to the potential secondary public offering of the shares of Common Stock owned by such affiliates of Kelso on August 5, 2009 had the effect of alerting potential acquirers of the Company that such affiliates of Kelso potentially were interested in selling their shares of Common Stock and resulted in three unsolicited indications of interest being received by the Company following the filing of such registration statement, as further described in “The Merger—Background of the Merger” beginning on page 23;

•

the fact that the exercise by affiliates of Kelso of their rights to cause the Company to publicly file a registration statement with respect to the potential secondary public offering of the shares of Common Stock owned by such affiliates of Kelso on August 5, 2009 indicated that without the Merger such affiliates of Kelso likely would have engaged in a secondary public offering, a block trade or open market sales of some or all of their shares of Common Stock, which likely would have caused fluctuations in the market price of the shares of Common Stock affecting all of the Company’s stockholders and that such a sale would not improve the Company’s ability to raise additional capital, including to fund acquisitions and capital expenditures;

•

the fact that the increase in the market price of the shares of Common Stock from $4.25 on December 2, 2008 (the lowest market price of Common Stock since the Company’s initial public offering on June 12, 2007) to $17.35 on March 26, 2010 (the last trading day prior to the execution of the Merger Agreement), an increase of over 408% in less than 16 months, created a reasonable likelihood that other stockholders of the Company, in addition to the affiliates of Kelso, would seek to sell their shares of Common Stock, which likely would have caused fluctuations in the market price of the shares of Common Stock affecting all of the Company’s stockholders;

•

the Company’s highly leveraged current capitalization and the consequent limitation on the Company’s ability to pursue acquisition transactions or significant capital investments without equity offerings by the Company that likely would have caused fluctuations in the market price of the shares of Common Stock affecting all of the Company’s stockholders;

•

the fact that the $20.00 price per share reflected the highest firm proposal received from all parties that submitted unsolicited indications of interest and all parties contacted by the Transaction Committee in soliciting indications of interest under the solicitation process discussed above;

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the Transaction Committee’s view of the market price and trading volumes of shares of Common Stock from the Company’s initial public offering on June 12, 2007 until March 28, 2010, including the fact that the lowest market price and highest market price of Common Stock between June 12, 2007 and March 28, 2010 were $4.25 (on December 2, 2008) and $20.13 (on October 14, 2009), and the fact that the average daily trading volume of Common Stock since the Company’s initial public offering was 107,362 shares;

•

the fact that the Per Share Merger Consideration represented a premium to various historical market prices and historical average market prices for Common Stock, including a premium of approximately 25% to the 30-day average closing price as of March 26, 2010, a premium of approximately 16% to the 90-day average closing price as of March 26, 2010 and a premium of approximately 15% to the closing price on March 26, 2010;

•

the presentation to the Transaction Committee on March 28, 2010, and financial analyses reviewed therewith, of Goldman Sachs, and the opinion of Goldman Sachs to the Transaction Committee and the Board of Directors of the Company that, as of March 28, 2010 and based upon and subject to the factors and assumptions set forth therein, the $20.00 per share in cash to be paid to the holders (other than Parent and its affiliates) of the outstanding shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, as more fully described in “The Merger—Opinion of Goldman, Sachs & Co. as Financial Advisor to the Transaction Committee” beginning on page 39;

•	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

•

the willingness of the Guarantors to enter into the Limited Guaranty, as more fully described under “The Merger—Limited Guaranty” beginning on page 53, including the reputation of the Guarantors and the Guarantors’ ability to complete large acquisition transactions;

•	the fact that there is no financing condition to the completion of the Merger in the Merger Agreement;

•

the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated under certain circumstances (as more fully described in “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 78), Parent will pay us a $27.5 million termination fee, without our having to establish any damages, and the Guarantors’ guarantee of such payment obligation pursuant to the Limited Guaranty;

•

the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated as a result of certain circumstances related to the Maximum Leverage Ratio (as more fully described in “The Merger Agreement—Conditions to the Merger” beginning on page 78), Parent will pay us a $5 million termination fee, without our having to establish any damages, and the Guarantors’ guarantee of such payment obligation pursuant to the Limited Guaranty;

•

the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated under circumstances in which neither of the above termination fees are payable to the Company, Parent will reimburse the Company for certain expenses (as more fully described in “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 78) and the Guarantors’ guarantee of such payment obligation pursuant to the Limited Guaranty;

•

the receipt of executed commitment letters from Parent’s sources of debt and equity financing for the Merger, and the terms of the commitments and the reputation of the financing sources which, in the reasonable judgment of the Transaction Committee, increases the likelihood of such financings being completed;

•	the belief that the Debt Commitment Letter represents a strong commitment on the part of the lenders thereto with few conditions that would permit the lenders to terminate their commitments; and

•	the willingness of Kelso’s affiliates to enter into the Voting Agreement as more fully described in “The Merger—Voting Agreement” beginning on page 55;

•

the fact that the all cash Per Share Merger Consideration will provide our stockholders with immediate fair value, in cash, for all of their shares of Common Stock, while avoiding long-term business risk and also providing such stockholders certainty of value for their shares of Common Stock;

•	the fact that all of the Company’s stockholders will receive the same consideration in exchange for their shares of Common Stock pursuant to the Merger Agreement;

•

the fact that consummation of the Merger requires the affirmative vote of holders of (a) a majority of the outstanding shares of Common Stock entitled to vote thereon and (b) a majority of the outstanding shares of Common Stock entitled to vote thereon that are not held by affiliates of Kelso; provided that if the Company’s stockholder meeting is held and the Company’s shareholders do not adopt the Merger Agreement, the Company will be required to reimburse Parent up to $3 million in documented expenses and in certain circumstances up to an additional $1 million if the Company enters into a definitive agreement with respect to an Acquisition Proposal for more than 50% of the voting power of the capital stock or more than 50% of the consolidated assets of the Company, and such Acquisition Proposal is consummated as more fully described in “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 78;

•

the Company’s ability, under the Merger Agreement, during the period beginning on the date of the Merger Agreement and continuing until to the No-Shop Period Start Date to initiate, solicit and encourage alternative acquisition proposals from third parties and negotiate with third parties after such date provided that the Company received written proposals from such third parties prior to the No-Shop Period Start Date;

•

the Company’s ability, under the Merger Agreement, under certain circumstances, at any time from and after the No-Shop Period Start Date and prior to the time the Company’s stockholders adopt the Merger Agreement, to consider and respond to an unsolicited bona fide Acquisition Proposal or engage in discussions or negotiations with the person making such a proposal if the Board of Directors, prior to taking any such actions, determines in good faith after consultation with its financial advisor and outside legal counsel that failure to take such actions could be inconsistent with the Board of Directors’ fiduciary duties, and if, after giving Parent at least three business days notice and negotiated with Parent in good faith to make adjustments in the terms and conditions of the Merger Agreement so that the third party’s proposal would not be a Superior Proposal, the Board of Directors determines in good faith that such Acquisition Proposal constitutes a Superior Proposal, and to, or propose to, adopt, approve or recommend such acquisition proposal if the board complies with its obligations relating to such action and determines in good faith after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal is a Superior Proposal;

•

the Company’s ability, under certain circumstances, to terminate the Merger Agreement in order to enter into an agreement providing for a Superior Proposal, provided that the Company complies with its obligations relating to the entering into of any such agreement and immediately prior to or concurrently with the termination of the Merger Agreement pays a termination fee of $5 million, if the termination fee were to become payable in connection with an agreement with a third party who submitted an Acquisition Proposal to the Company prior to the No-Shop Period Start Date, or $12.5 million in all other circumstances, as more fully described in “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 78;

•

the Board of Directors’ ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation that the Company’s stockholders vote to adopt the Merger Agreement, subject to Parent’s subsequent right to terminate the Merger Agreement and the Company’s subsequent obligation to pay a termination fee of $12.5 million, as more fully described in “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 78;

•

the availability of appraisal rights under the DGCL to holders of Common Stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery;

•	the fact that the Termination Date under the Merger Agreement allows for sufficient time to complete the Merger;

•	the fact that the negotiations of the Merger were conducted under the oversight of the Transaction Committee, which:

•

is comprised solely of directors who are not employees of the Company, who are independent of Kelso and its affiliates, and who have no material financial interest in the Merger that is different from that of our stockholders; and

•	retained and received advice and assistance from its own independent financial and legal advisors in evaluating, negotiating and recommending the terms of the Merger Agreement;

•

the fact that current debt and high yield market conditions are favorable in facilitating Parent’s or other potential purchasers’ interest in and financing of the Merger, and the risk that an adverse change in market conditions at a later date could impact the ability of Parent or other potential purchasers to obtain committed financing;

•

the fact that the Company’s management informed the Transaction Committee that management believes the Company will be able to satisfy the Maximum Leverage Ratio condition and solvency certificate delivery requirement in the Merger Agreement;

•	the fact that the Company’s management had no agreements with Parent regarding future employment and therefore would be free to work with any competing bidders that emerge; and

•

the fact that upon the consummation of the Merger the current stockholders of the Company will no longer bear the risks of the Company’s contingent liabilities, including the risks related to claims against the Company relating to lead paint.

The Transaction Committee also considered a variety of potentially negative factors in its deliberations concerning the Merger Agreement and the Merger, including the following (not in any relative order of importance):

•

the Merger would preclude the Company’s stockholders from having the opportunity to participate in the future performance of its assets, future earnings growth, future appreciation of the value of its shares of Common Stock or future dividends;

•	the fact that an all cash transaction would be taxable to the holders of shares of Common Stock that are U.S. holders for U.S. federal income tax purposes;

•

the significant costs involved in connection with entering into and completing the Merger and the substantial time and effort of management required to complete the Merger and related disruptions to the operation of the Company’s business;

•

the restrictions on the conduct of the Company’s business prior to the completion of the Merger, including restrictions on borrowing, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the Merger;

•

the announcement and pendency of the Merger, or failure to complete the merger, may cause substantial harm to relationships with the Company’s employees, vendors, customers and partners and may divert management and employee attention away from the day to day operation of our business;

•

the restrictions on the Company’s ability to solicit, encourage or engage in discussions after the No-Shop Period Start Date, with third parties who have not submitted an Acquisition Proposal in writing to the Company prior to such time;

•

the possibility that the Company may be obligated to pay up to $4 million in reimbursement of transaction-related expenses of the Parent and its affiliates, as more fully described in “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 78, or to pay either the $5 million or $12.5 million termination fees, as applicable, in each case payable by the Company in certain circumstances upon the termination of the Merger Agreement, as more fully described in “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 78, could discourage other potential acquirers from making a competing bid to acquire the Company;

•

the fact that, while the Company expects the Merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the Merger, including the Maximum Leverage Ratio condition, the requirement that the Company’s management deliver a solvency certificate, and the receipt of required antitrust approvals, will be satisfied, and, as a result, the Merger may not be consummated;

•	the risk that the financing contemplated by the Debt Commitment Letter for the consummation of the Merger might not be obtained;

•	the inability of the Company to obtain specific enforcement of the Merger Agreement to require Parent to carry out its obligations thereunder, except in certain limited circumstances;

•

the fact that Parent and Merger Sub are newly-formed corporations with no assets other than the Merger Agreement, the equity commitments of the Guarantors and the debt financing commitments of the lenders and that the Merger Agreement provides that our only damages remedy in the event of breach of the Merger Agreement by Parent or Merger Sub is the receipt by the Company of a $27.5 million termination fee, which is guaranteed by the Guarantors; and

•

the fact that our directors and executive officers have interests in the Merger that are different from, or in addition to, our stockholders. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 56.

The foregoing discussion of the factors considered by the Transaction Committee is not intended to be exhaustive, but rather includes the material factors considered by the Transaction Committee. In reaching its decision to approve the merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, the Transaction Committee did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. The Transaction Committee did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Transaction Committee based its recommendation on the totality of the information presented.

The Board of Directors

On March 28, 2010, the Board of Directors met to consider the Merger and the recommendation of the Transaction Committee. On the basis of the Transaction Committee’s recommendation and the other factors described below, the Board of Directors unanimously approved the Merger Agreement, declared the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement fair and advisable and directed that the Merger Agreement be submitted for adoption by the stockholders of the Company at a special meeting of stockholders, and recommended that the stockholders of the Company vote to adopt the Merger Agreement.

In evaluating the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with members of the Transaction Committee and our senior management team, as well as the Transaction Committee’s financial advisor and our outside legal advisor, and considered a number of factors, including the following material factors:

•

the Transaction Committee unanimously recommended that the Board of Directors approve the Merger Agreement, declare the Merger Agreement and the Merger fair and advisable and direct the Merger Agreement to be submitted to the Company’s stockholders for their adoption, and recommend to the stockholders that they vote in favor of adopting the Merger Agreement in accordance with the terms thereof;

•	the factors referred to above as having been taken into account by the Transaction Committee; and

•

the presentation to the Board of Directors on March 28, 2010, and financial analyses reviewed therewith, of Goldman Sachs, and the opinion of Goldman Sachs to the Transaction Committee and the Board of Directors of the Company that, as of March 28, 2010 and based upon and subject to the factors and assumptions set forth therein, the $20.00 per share in cash to be paid to the holders (other than Parent and its affiliates) of the outstanding shares of the Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, as more fully described in “The Merger—Opinion of Goldman, Sachs & Co. as Financial Advisor to the Transaction Committee” beginning on page 39.

In its deliberations concerning the Merger Agreement and the Merger, the Board of Directors also considered the potentially negative factors considered by the Transaction Committee described above.

The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Board of Directors. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board of Directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board of Directors based its recommendation on the totality of the information presented.

The Board of Directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of the Board of Directors with respect to the proposal to adopt the Merger Agreement, you should be aware that certain of our directors and executive officers have interests in the Merger that are different from, or in addition to, yours. The Transaction Committee and the Board of Directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 56.

Opinion of Goldman, Sachs & Co. as Financial Advisor to the Transaction Committee

At the meeting of the Transaction Committee and the Board of Directors on March 28, 2010, Goldman Sachs orally rendered its opinion to the Transaction Committee and the Board of Directors, subsequently confirmed in writing, that as of March 28, 2010 and based upon and subject to the factors and assumptions set forth in the written opinion, the Per Share Merger Consideration to be paid to the holders (other than Parent and its affiliates) of the shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 28, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Transaction Committee and the Board of Directors in connection with their consideration of the Merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote with respect to the Merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended September 27, 2009;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company.

Goldman Sachs also held discussions with members of the senior management of the Company regarding its assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of Common Stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the rigid packaging industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and it did not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the consent of the Transaction Committee and the Board of Directors that the internal financial analyses and forecasts for the Company prepared by its management, and approved for Goldman Sachs’ use by the Company, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the Per Share Merger Consideration to be paid to the holders (other than Parent and its affiliates) of the shares of Common Stock pursuant to the Merger Agreement.

Goldman Sachs’ opinion did not express any view on, and did not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, without limitation, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Merger, whether relative to the Per Share Merger Consideration to be paid to the holders (other than Parent and its affiliates) of shares of Common Stock pursuant to the Merger Agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the Merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Transaction Committee and the Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 26, 2010, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs analyzed the Per Share Merger Consideration to be paid to holders of Common Stock pursuant to the Merger Agreement in relation to the historical trading price of Common Stock. This analysis indicated that the price per share to be paid to the holders of the shares of Common Stock pursuant to the Merger Agreement represented:

•	a premium of 15.3% based on the closing price per share of Common Stock on March 26, 2010;

•	a premium of 23.3% based on the average closing price per share of Common Stock during the one-month period ended March 26, 2010;

•	a premium of 33.3% based on the offering price per share of Common Stock in its initial public offering on June 13, 2007;

•	a discount of 0.6% based on the all-time high closing price per share of Common Stock of $20.13 on October 14, 2009; and

•	a premium of 370.6% based on the all-time low closing price per share of Common Stock of $4.25 on December 1, 2008.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the rigid packaging industry:

•	Ball Corporation;

•	Crown Holdings, Inc.;

•	Greif, Inc.;

•	Owens-Illinois Inc.;

•	Rexam PLC;

•	Silgan Holdings Inc.; and

•	Sonoco Products Company (collectively, the “Selected Companies”).

Although none of the Selected Companies are directly comparable to the Company, particularly given the Company’s significant exposure to the architectural paint end market, the Selected Companies were chosen by

Goldman Sachs because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company. With respect to each of the Selected Companies and the Company, Goldman Sachs calculated the following multiples for the period from the Company’s initial public offering (“IPO”) on June 12, 2007 through March 26, 2010:

•

estimated Enterprise Value (“EV”), which is the market value of common equity on a diluted basis (including outstanding warrants and options) plus the par value of total debt, preferred equity and minority interest less cash and cash equivalents per the latest publicly available financial statements, as a multiple of estimated fiscal year earnings before interest, taxes, depreciation and amortization (“EBITDA”); and

•	estimated price per share as a multiple of estimated earnings per share (the “P/E multiple”).

For each point in time from the Company’s IPO through March 26, 2010, this EV to EBITDA multiple analysis compared the then-current EV as a multiple of the then-current estimates from the Institutional Brokers’ Estimate System (“IBES”) of EBITDA for the applicable forward fiscal year (the “FY+1 EV to EBITDA multiple”) for the Company against the median of the FY+1 EV to EBITDA multiples for the Selected Companies. The results of this analysis are as follows:

FY+1 EV to EBITDA Multiples	BWAY Holding Company	Median of Selected Companies
Average since BWAY Holding Company IPO	5.5x	7.1x
High	6.6x	8.7x
Low	4.1x	5.6x
12-month average, for the period ended March 26, 2010	5.6x	6.9x
6-month average, for the period ended March 26, 2010	5.7x	7.0x

For each point in time from the Company’s IPO through March 26, 2010, this P/E multiple analysis compared the then-current price per share as a multiple of the then-current IBES estimates of earnings per share for the applicable forward fiscal year (the “FY+1 P/E multiple”) for the Company against the median of the FY+1 P/E multiples for the Selected Companies. The results of this analysis are as follows:

FY+1 P/E Multiples	BWAY Holding Company	Median of Selected Companies
Average since BWAY Holding Company IPO	13.0x	13.2x
High	21.8x	19.0x
Low	5.9x	8.2x
12-month average, for the period ended March 26, 2010	12.7x	12.2x
6-month average, for the period ended March 26, 2010	12.6x	12.8x

With respect to each of the Selected Companies and the Company, Goldman Sachs also calculated:

•	estimated EV to EBITDA multiples for the calendar years 2010 and 2011; and

•	the estimated P/E multiple for calendar years 2010 and 2011.

These calculations for the Selected Companies were based on the closing prices per share of the Selected Companies’ respective common stock on March 26, 2010, information from SEC filings, IBES estimates and other publicly available Wall Street research. These calculations for the Company were based on the closing price per share of Common Stock on March 26, 2010 and forecasts prepared by management of the Company (the “Forecasts”), which are summarized on page 49. In addition, these calculations for the Company gave effect to the Company’s acquisition of Central Can Company and Ball Corporation’s plastic pail assets and assumed that the Company’s net debt balance was $396 million.

The results of these analyses are summarized as follows:

	Enterprise Value to Calendar Year EBITDA Multiples		Calendar Year P/E Multiples
Company	2010	2011	2010	2011
BWAY Holding Company (based on the closing price per share of Common Stock on March 26, 2010)	6.0x	5.5x	13.0x	11.1x
Selected Companies	6.1x to 7.8x	5.8x to 7.5x	10.5x to 14.5x	8.8x to 13.0x
Mean (the Company and Selected Companies)	6.7x	6.4x	12.4x	11.0x
Median (the Company and Selected Companies)	6.7x	6.4x	12.4x	11.1x

Illustrative Present Value of Future Share Price of the Company. Goldman Sachs performed illustrative analyses of the present value of the future price per share of Common Stock, using the Forecasts and publicly available Wall Street research. These analyses were designed to provide an indication of the present value of a theoretical future value of the Company’s equity.

For each of the following two analyses of the illustrative present value of future share price, Goldman Sachs used the Forecasts. These next two analyses were designed to provide indications of the present value of a theoretical future value of the Company’s equity as a function of the Company’s estimated future earnings or estimated EBITDA and net debt, and its assumed P/E multiple and EV to EBITDA multiple, incorporating the Forecasts’ estimates of future net debt.

Illustrative Present Value of Future Share Price – P/E Analysis.

For this analysis, Goldman Sachs first calculated the illustrative future values per share of Common Stock by applying forward P/E multiple estimates ranging from 11.0x to 14.0x for each of fiscal years 2011 through 2014. This illustrative range of P/E multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience taking into account that, for the period from the Company’s IPO on June 12, 2007 through March 26, 2010, the Company had traded at an average FY+1 P/E multiple of 13.0x and an average FY+1 P/E multiple of 12.7x for the twelve months ended March 26, 2010. The illustrative future values per share of Common Stock in each year were then discounted back to June 30, 2010, using discount rates ranging from 12.75% to 15.75%, reflecting estimates of the Company’s cost of equity. This analysis resulted in illustrative ranges of present values per share of Common Stock for each of fiscal years 2011 through 2014 as follows:

Fiscal Year	Illustrative Ranges of Present Value of Future Share Price for the Company
2011	$14.54 to $19.00
2012	$14.20 to $19.05
2013	$13.33 to $18.36
2014	$12.93 to $18.28

Illustrative Present Value of Future Share Price – EBITDA Analysis.

For this analysis, Goldman Sachs first calculated the illustrative future values per share of Common Stock by applying forward EV to EBITDA multiples ranging from 5.0x, to 6.5x for each of fiscal years 2011 through 2014. This illustrative range of EV to EBITDA multiples was derived by Goldman Sachs utilizing its professional judgment and experience taking into account that, for the period from the Company’s IPO on June 12, 2007 through March 26, 2010, the Company had traded at an average FY+1 EV to EBITDA multiple of 5.5x and an average multiple of 5.6x for the twelve months ended March 26, 2010. The illustrative future values per share of Common Stock in each year were then discounted back to June 30, 2010, using discount rates ranging from 12.75% to 15.75%, reflecting estimates of the Company’s cost of equity. This analysis resulted in illustrative ranges of present values per share of Common Stock for each of fiscal years 2011 through 2014 as follows:

Fiscal Year	Illustrative Ranges of Present Value of Future Share Price for the Company
2011	$14.80 to $22.11
2012	$15.68 to $23.01
2013	$15.72 to $23.19
2014	$15.73 to $23.14

Illustrative Present Value of Future Share Price – Wall Street Research Analysis.

For this analysis, Goldman Sachs examined the eight most recent publicly available Wall Street analysts’ estimated 12-months’ forward-looking price targets for the Company as of March 26, 2010, which were published in February and March 2010, and discounted these price targets back by one year, using a discount rate of 14.25%, the midpoint of the range of 12.75% to 15.75%, reflecting estimates of the Company’s cost of equity. This analysis resulted in an illustrative range of present values per share of Common Stock of $16.63 to $23.63.

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on the Company using the Forecasts, including a projected net debt balance for the Company of $370.7 million as of June 30, 2010, as forecast by management of the Company. Goldman Sachs calculated indications of net present value of free cash flows for the Company for each of fiscal years 2010 through 2014. Goldman Sachs calculated implied prices per share of Common Stock using illustrative terminal values in the year 2014 based on multiples ranging from 5.0x EBITDA to 6.5x EBITDA. This illustrative range of EBITDA multiples was derived by Goldman Sachs utilizing its professional judgment and experience taking into account that, for the period from the Company’s IPO on June 12, 2007 through March 26, 2010, the Company had traded at an average FY+1 EV to EBITDA multiple of 5.5x and an average multiple of 5.6x for the twelve months ended March 26, 2010. These illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 10.00% to 13.00%, reflecting estimates of the Company’s weighted average cost of capital. This analysis resulted in a range of illustrative per share value indications of $15.53 to $25.01 for Common Stock.

Selected Transactions Analysis. Goldman Sachs selected transactions in the rigid packaging industry since 1998 and analyzed certain information with respect to such transactions as follows:

•	Ball Corporation’s acquisition of certain of AB InBev’s beverage can manufacturing assets in 2009;

•	Silgan Holdings Inc.’s acquisition of Amcor Limited’s White Cap metal closures business in 2006;

•	Ball Corporation’s acquisition of U.S. Can Corporation’s aerosol and other rigid cans business in 2006;

•	BWAY Corporation’s acquisition of North America Packaging Corporation in 2004;

•	Silgan Holdings Inc.’s acquisition of Amcor White Cap, LLC in 2003;

•	Rexam PLC’s acquisition of Latasa S.A. in 2003;

•	Kelso & Company, L.P.’s acquisition of BWAY Corporation in 2002;

•	Ball Corporation’s acquisition of Schmalbach-Lubeca in 2002;

•	Allianz Capital Partners GmbH’s acquisition of Schmalbach-Lubeca in 2000;

•	Rexam PLC’s acquisition of American National Can in 2000;

•	Berkshire Partners LLC’s acquisition of U.S. Can Corporation in 2000; and

•	Ball Corporation’s acquisition of Reynolds Metals Company in 1998.

While none of the businesses or companies that were acquired in these selected transactions are directly comparable to the Company’s current business and operations, the businesses and companies that were acquired in the selected transactions are businesses and companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size, product profile and end market exposure.

For each of the selected transactions, Goldman Sachs calculated and compared, based on publicly available information, the EV of the transaction as a multiple of the last twelve months’ (“LTM”) sales, EBITDA and earnings before interest and taxes (“EBIT”), resulting in ranges of multiples as follows:

EV of the transaction as a Multiple of:	Selected Transactions
	Range	Mean	Median
LTM Sales	0.7x to 1.3x	0.9x	0.9x
LTM EBITDA	5.0x to 6.7x	6.0x	6.0x
LTM EBIT	7.0x to 17.3x	10.5x	8.9x

Illustrative Leveraged Buyout Analysis. Goldman Sachs performed an illustrative leveraged buyout analysis using the Forecasts and publicly available historical information. In performing the illustrative leveraged buyout analysis, Goldman Sachs assumed hypothetical financial buyer purchase prices per share of Common Stock ranging from $18.50 to $20.00, which reflected illustrative implied entry multiples based on projected LTM EBITDA as of June 30, 2010, ranging from 6.1x to 6.4x and implied transaction multiples including estimated fees, expenses, and financing costs ranging from 6.7x to 7.1x LTM EBITDA. These illustrative ranges of LTM EBITDA multiples were derived by Goldman Sachs utilizing its professional judgment and experience taking into account that, for the period from the Company’s IPO on June 12, 2007 through March 26, 2010, the Company had traded at an average FY+1 EV to EBITDA multiple of 5.5x and an average multiple of 5.6x for the twelve months ended March 26, 2010. This analysis indicated that the Per Share Merger Consideration to be paid to the holders of Common Stock pursuant to the Merger Agreement reflects an implied transaction multiple, inclusive of fees, expenses, and financing costs, of 7.1x LTM EBITDA. Goldman Sachs also assumed, based on guidance from the Company, that the financial buyer would receive the benefit of potential net operating loss carrybacks. Based on a range of illustrative EBITDA exit multiples of 5.0x to 6.5x for the assumed exit at the end of fiscal year 2014, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale transaction, this analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 12.8% to 26.1%.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Transaction Committee and the Board of Directors that, as of March 28, 2010 and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration to be paid to the holders (other than Parent and its affiliates) of the shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Merger Sub, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Per Share Merger Consideration was determined through arm’s-length negotiations between the Transaction Committee and Parent and, consistent with the recommendation of the Transaction Committee, was approved by the Board of Directors. Goldman Sachs provided advice to the Transaction Committee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, the Transaction Committee or Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Transaction Committee and the Board of Directors was one of many factors taken into consideration by the Transaction Committee in making its determination to recommend that the Board of Directors approve the Merger Agreement and by the Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, any of its affiliates, or any of the respective affiliates and portfolio companies of MDP and Kelso, or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to the Transaction Committee in connection with, and participated in certain of the negotiations leading to, the Merger. In addition, Goldman Sachs has provided certain investment banking and other financial services to the Company and its affiliates from time to time for which the investment banking division of Goldman Sachs has received, and may receive, compensation, including having acted as a joint bookrunning manager with respect to the initial public offering of 10,039,216 shares of Common Stock in June 2007 and a joint bookrunning manager with respect to the offering of the Company’s 10% Senior Subordinated Notes due April 2014 (aggregate principal amount $228,500,000) in April 2009. Goldman Sachs also has provided certain investment banking and other financial services to MDP and its affiliates and portfolio companies from time to time for which the investment banking division of Goldman Sachs has received, and may receive, compensation, including, but not limited to, having acted as sole bookrunning manager with respect to a follow-on offering of 17,000,000 shares of common stock of Boise Inc., a portfolio company of MDP, in November 2009; a joint arranger with respect to a bank loan amendment for Sorenson Communications, Inc., a portfolio company of MDP (aggregate principal amount $555,000,000), in January 2010; sole arranger with respect to an offering of Sorenson Communications, Inc.’s 10.50% Senior Secured Notes due February 2015 (aggregate principal amount $735,000,000) in January 2010; and a joint bookrunning manager with respect to the recapitalization of Wm. Bolthouse Farms, Inc., a portfolio company of MDP, in February 2010. Goldman Sachs also has provided certain investment banking and other financial services to Kelso and its affiliates and portfolio companies from time to time for which the investment banking division of Goldman Sachs has received, and may receive, compensation, including, but not limited to, having acted as sole bookrunning manager with respect to the initial public offering of 27,656,050 shares of common stock for ADESA, Inc., a portfolio company of Kelso, in December 2009 and sole arranger with respect to an amendment to the existing 10.875% bank loan of CVR Energy, Inc., a portfolio company of Kelso (aggregate principal amount $460,000,000), in March 2010. Goldman Sachs also may provide investment banking and other financial services to the Company and its affiliates and MDP and Kelso and their respective affiliates and portfolio companies in the future for which the investment banking division of Goldman Sachs may receive compensation. In addition, affiliates of Goldman Sachs may co-invest with MDP, Kelso and their respective affiliates and may invest in limited partnership units of respective affiliates of MDP and Kelso.

The Transaction Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated November 24, 2009, the Transaction Committee engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $9 million, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Company Forecasts

The Company does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results and is especially cautious of making financial forecasts for extended periods due to unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, the Company provided MDP, the Board of Directors, the Transaction Committee and their respective advisors various non-public financial forecasts that were prepared by management of the Company and not for public disclosure.

A summary of these financial forecasts is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the Merger Agreement, but because these financial forecasts were made available to MDP, the Board of Directors, the Transaction Committee and their respective advisors. The inclusion of this information should not be regarded as an indication that the Board of Directors, the Transaction Committee, their respective advisors or any other person considered, or now considers, such financial forecasts to be material or to be a reliable prediction of actual future results. Management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the financial forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the financial forecasts were prepared solely for internal use in assessing strategic direction, related capital and resource needs and allocations and other management decisions, and not with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial forecasts included below were prepared by, and are the responsibility of, our management. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm, which is incorporated by reference in this proxy statement, relates to the Company’s historical financial information. It does not extend to the financial forecasts and should not be read to do so.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company. Important factors that may affect actual results and cause these financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 17 of this proxy statement. In addition, the forecasts do not reflect revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that the Company’s future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any stockholder or anyone else regarding the information included in the financial forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the forecasted financial information. We have not updated and do not intend to update or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. The Company has made no representation to MDP, Parent, Merger Sub or any other person in the Merger Agreement or otherwise, concerning these financial forecasts.

The financial forecasts are forward-looking statements. They speak only as of the date they were prepared. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” on page 17.

The following is a summary of the financial forecasts prepared by management of the Company as of January 26, 2010, and updated on March 2, 2010 with respect to fiscal year 2010, and given to MDP, the Board of Directors, the Transaction Committee and their respective advisors:

Summary Financial Forecasts

(dollars in millions)

	2010(1)	2011(1)	2012(1)	2013(1)	2014(1)
Net Sales	$1,031.2	$1,014.7	$1,060.2	$1,094.6	$1,127.4
Gross Margin	158.2	180.7	189.3	195.0	200.7
Adjusted EBITDA	140.0	150.0	158.0	163.0	168.0
Income From Operations	85.5	97.6	104.8	109.1	113.4
Pre-Tax Income	46.2	57.5	62.9	69.7	79.8
Net Income	30.0	35.6	38.9	43.2	49.5
EPS
Basic	$1.35	$1.61	$1.76	$1.95	$2.23
Diluted	1.24	1.47	1.61	1.79	2.05
Adjusted Diluted(2)	1.42	1.54	1.72	1.87	2.11

Reconciliation of Net Income to Adjusted EBITDA
Net Income	$30.0	$35.6	$38.9	$43.2	$49.5
Interest Expense	35.8	37.6	37.5	36.0	31.1
Provision for Income Taxes	16.2	21.9	23.9	26.5	30.3
Depreciation & Amortization	54.1	52.8	53.6	54.3	55.1

EBITDA	$136.1	$147.9	$153.9	$160.0	$166.0
Restructuring	3.4	2.1	4.1	3.0	2.0
Transaction Costs	0.5	0.0	0.0	0.0	0.0

Adjusted EBITDA	$140.0	$150.0	$158.0	$163.0	$168.0

Reconciliation of Diluted EPS to Adjusted Diluted EPS
Diluted EPS	$1.24	$1.47	$1.61	$1.79	$2.05
Restructuring	0.09	0.07	0.11	0.08	0.06
Accelerated Depreciation	0.08	0.00	0.00	0.00	0.00
Transaction Costs	0.01	0.00	0.00	0.00	0.00

Adjusted Diluted EPS	$1.42	$1.54	$1.72	$1.87	$2.11

(1)	Forecasted values.
(2)	Adjusted diluted earnings per share information reflects adjustments included in the Company’s public guidance regarding earnings per share.

In preparing the summary financial forecasts, the Company made the following assumptions for the period from 2010 to 2014:

•	No legislative changes affecting our business;

•	Continued growth from modest market share gains and a partial market recovery;

•	Earning improvement from businesses acquired during calendar 2009, including achievement of planned synergies;

•	Continued improvements to the Company’s cost structure as a result of cost reduction initiatives, including further plant rationalizations;

•	Non-raw material inflation is generally offset by gains in productivity;

•	Restructuring charges are included to reflect anticipated manufacturing rationalizations;

•	Raw material price changes are pass-through to customers in the form of higher or lower selling prices in accordance with historical practices;

•	No acquisitions, other than those completed during the 2009 calendar year;

•	Capital expenditures at baseline rate with no significant single investment;

•	Margin compression on plastic packaging products;

•	Capital structure remains unchanged, only mandatory debt repayments are made, cash is accumulated;

•	Interest rates increase modestly.

Financing of the Merger

We presently anticipate that the total funds needed to complete the Merger, including the funds needed to:

•	pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the Merger Agreement;

•	refinance outstanding indebtedness (including payment of premiums) that will come due as a result of the Merger;

•	cover OID for the debt that will finance the Merger; and

•	pay fees and expenses related to the Merger and the debt that will finance the Merger,

will be approximately $1,018 million in the aggregate.

We expect this amount to be funded through a combination of:

•	equity financing of approximately $296 million to be provided or secured by investment funds affiliated with Parent;

•

a $565 million senior secured credit facility, consisting of a $490 million term loan facility and a $75 million revolving credit facility, but, in the case of the revolving credit facility, only to the extent necessary (i) for utilization arising from letters of credit issued under the existing credit facilities that are rolled into the revolving credit facility and (ii) to cover any additional OID or upfront fees implemented pursuant to the “market flex” provisions of the Fee Letter, dated March 28, 2010, among the Joint Lead Arrangers (as defined below), Parent, Merger Sub and Holdings (as defined below) (as amended, the “Fee Letter”);

•

(i) new senior unsecured notes (the “Senior Notes”) yielding gross cash proceeds of $200 million issued by Merger Sub and/or (ii) up to $200 million of senior unsecured bridge loans under a senior unsecured bridge loan facility, provided that the aggregate amount of the Senior Notes and/or the bridge loans will be reduced dollar-by-dollar by the amount of existing 10% senior subordinated notes due April 15, 2014 of BWAY Corporation (the “2014 Notes”) that are not tendered and not otherwise defeased and the related tender premiums thereon not required to be paid; and

•	approximately $31.9 million of cash on hand of the Company.

Parent has obtained the equity and debt financing commitments described below. The funding under those commitments is subject to conditions described below. We believe the committed amounts will, together with cash on hand of the Company, be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we have substantially less cash on hand, there are substantially less net proceeds from the equity and debt financings than we currently expect and/or there is more

OID applied to the debt that will finance the merger than is presently anticipated. Although obtaining the equity or debt financing is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain sufficient financing is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company the Parent Fee, as described under “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 78. That obligation is guaranteed by the Guarantors referred to below.

Equity Financing

Parent has entered into the Equity Commitment Letter with MDP, dated March 28, 2010, pursuant to which MDP has committed, on a ratable basis in accordance with the percentages specified therein, to purchase equity securities of Parent in an aggregate amount of $296 million solely for the purpose of allowing Parent and/or Merger Sub to fund a portion of the aggregate merger consideration, to pay amounts payable in respect of Company Options pursuant to the Merger Agreement and to pay related fees and expenses upon the consummation of the Merger (the “Equity Commitment”). In the event that the net proceeds of the debt financing are decreased solely as a result of the application of additional OID or upfront fees (in lieu thereof) imposed pursuant to the “market flex” provisions of the Fee Letter, the Equity Commitment shall be increased by the amount by which such additional OID or upfront fees exceeds the sum of revolver borrowings in connection with the debt financing and cash of the Company and its subsidiaries used to account for such OID or upfront fees.

MDP’s obligations under the Equity Commitment Letter are subject to (a) there having been no amendment or modification to the Merger Agreement that is not approved in writing by MDP, (b) the satisfaction or waiver by Parent (with the prior written approval of MDP) of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger, (c) either the consummation of the Merger in accordance with the terms of the Merger Agreement or the obtaining by the Company in accordance with the terms and subject to the satisfaction of the conditions in the Merger Agreement of an order requiring Parent to specifically perform its obligations pursuant to the terms of the Merger Agreement to cause the financing by MDP to be funded to fund the Merger and to consummate the Merger and (d) the debt financing being funded at the closing of the Merger if such financing by MDP is funded at the closing of the Merger.

The obligation of MDP to fund the Equity Commitment shall automatically and immediately terminate upon the earliest to occur of (a) the Effective Time at which time the obligation to fund the Equity Commitment shall be discharged, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the Company or any of its affiliates, security holders or agents asserting or filing, directly or indirectly, (i) any claim under or action with respect to the Limited Guaranty against any Guarantor or any Guarantor Affiliate (as defined below) or (ii) any other claim under or action against any Guarantor or Guarantor Affiliate in connection with the Equity Commitment Letter, the Limited Guaranty, the Merger Agreement, the Debt Commitment Letter or any transaction contemplated by such agreements or otherwise relating to such agreements, other than Retained Claims (as defined below) or (d) the occurrence of any event which, by the terms of the Limited Guaranty, is an event which terminates any Guarantor’s obligations or liabilities under the Limited Guaranty.

The Company is a third party beneficiary of the Equity Commitment Letter only after and to the extent that it has obtained in accordance with the terms of the Merger Agreement an order requiring the Parent to specifically perform its obligations pursuant to the terms of the Merger Agreement to cause the financing by MDP to be funded to fund the Merger and to consummate the Merger.

Debt Financing

In connection with the entry into the Merger Agreement, Parent received the Debt Commitment Letter, dated March 28, 2010, as amended, from Deutsche Bank Trust Company Americas (“DBTCA”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI”), Bank of America, N.A. (“BANA”), Banc of America Securities LLC (“BAS”) and Banc of America Bridge LLC (“BAB” and, together with DBTCA, DBCI,

DBSI, BANA and BAS, the “Joint Lead Arrangers”) to provide, severally but not jointly, the Facilities, comprising a $565 million senior secured credit facility, consisting of a $490 million term loan facility and a $75 million revolving credit facility, and a $200 million senior unsecured bridge loan facility, on the terms and subject to the conditions set forth in the Debt Commitment Letter.

The Facilities are subject to customary closing conditions, including without limitation:

(i)	a condition that since September 27, 2009 there has not occurred any Company Material Adverse Effect (defined in the Debt Commitment Letter in substantially the same manner as such term is defined in the Merger Agreement);

(ii)	Merger Sub’s parent company, Picasso Intermediate Company, Inc., which we refer to as Holdings, and Merger Sub having cooperated, and having used commercially reasonable efforts to cause the Company and its subsidiaries to have cooperated, with the Joint Lead Arrangers in the syndication of the Facilities and the sale of the Senior Notes;

(iii)	subject to certain exceptions, compliance with certain restrictions on the announcement, offering, placement or arrangement of any debt securities or commercial bank or other credit facilities if in the Joint Lead Arrangers’ reasonable judgment such debt securities or commercial bank or other credit facilities could be expected to materially impair the primary syndication of the Facilities or the offering of the Senior Notes;

(iv)	the accuracy in all material respects of certain specified representations and warranties in the definitive credit documents and the accuracy of the representations and warranties regarding the Company and its subsidiaries contained in the Merger Agreement that are material to the interests of the lenders to the extent Parent has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations;

(v)	the ratio of (i) Consolidated Debt for Borrowed Money of Holdings and its subsidiaries (determined on a pro forma basis after giving effect to the transactions contemplated by the Merger Agreement) to (ii) Consolidated EBITDA of the Company for the most recently completed four fiscal quarter period ended at least 40 days prior to the closing date not exceeding 5.40:1.00;

(vi)	the execution and delivery of definitive credit documents consistent with the terms set forth in the Debt Commitment Letter and otherwise reasonably satisfactory to the Joint Lead Arrangers;

(vii)	either (i) a tender offer and consent solicitation for at least 80% of the aggregate principal amount of the 2014 Notes having been consummated (and a corresponding repurchase having been made thereof) and an amendment having been entered into to eliminate all covenants associated with the 2014 Notes that can be eliminated with the consent of the holders of a majority of the aggregate principal amount of the 2014 Notes or (ii) there having been a satisfaction and discharge or defeasance of non-tendered 2014 Notes, such that in the case of (ii), all 2014 Notes shall have been repurchased pursuant to the tender and consent solicitation or satisfied and discharged or defeased;

(viii)	Holdings having received the proceeds of the equity financing under the Equity Commitment Letter and having contributed the same to Merger Sub as common equity;

(ix)	consummation of the Merger in accordance with the Merger Agreement substantially concurrently with entering into the Facilities and the Merger Agreement not having been amended, or any provision waived, if such amendment or waiver would be adverse to the interests of the lenders in any material respect;

(x)	after giving effect to the refinancing of existing debt contemplated by the Debt Commitment Letter, the absence of preferred equity, debt for borrowed money and capitalized lease obligations other than debt incurred pursuant to the Debt Commitment Letter and other debt for borrowed money and capitalized lease obligations in an aggregate amount not to exceed $12 million plus any 2014 Notes not tendered or required to be discharged;

(xi)	delivery of certain customary closing documents (including, among other things, a customary solvency certificate), specified items of collateral and certain Company financial statements and pro forma financial information;

(xii)	Holdings’ use of commercially reasonable efforts to obtain ratings for the Facilities and the Senior Notes and a corporate or corporate family rating, as applicable;

(xiii)	compliance with the terms of the Fee Letter and payment of all costs, fees and expenses of the Joint Lead Arrangers;

(xiv)	receipt of documentation and other information required by certain regulatory authorities; and

(xv)	engagement of an investment bank and receipt by the Joint Lead Arrangers and the investment bank of a customary offering or private placement memorandum with respect to the offering of the Senior Notes and a customary confidential information memorandum with respect to the Facilities and having been afforded a minimum period of time to syndicate the Facilities and seek to place the Senior Notes.

The debt commitments will terminate on the first to occur of (i) October 7, 2010, unless the closing of the Facilities has been consummated on or before such date, (ii) with respect to the bridge loan facility, upon the issuance of the Senior Notes and (iii) the termination of the Merger Agreement.

Parent has agreed to use its reasonable best efforts to the comply with and maintain in effect the financing letters in accordance with their terms and to obtain alternative financing if any portion of the debt financing becomes unavailable, in each case subject to certain conditions. See “The Merger Agreement—Financing Covenant; Company Cooperation.”

Although the debt financing described in this proxy statement is not subject to due diligence or a typical “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guaranty

Pursuant to the Limited Guaranty delivered by the Guarantors in favor of the Company, dated March 28, 2010, the Guarantors have agreed to guarantee, their specified percentage (as set forth in the Limited Guaranty), payment, if and when due pursuant to the terms and conditions of the Merger Agreement, of (i) the Parent Fee when required, subject to the provisions of the Merger Agreement, and any reimbursement obligations of Parent pursuant to the Merger Agreement related to the collection thereof (the “Parent Fee Obligations”), (ii) the Leverage Termination Fee when required, subject to the provisions of the Merger Agreement, and any reimbursement obligations of Parent pursuant to the Merger Agreement related to the collection thereof (the “Leverage Termination Fee Obligations”) and (iii) if no Parent Fee or Leverage Termination Fee is owed by Parent pursuant to the Merger Agreement, the reimbursement obligations of Parent pursuant to the Merger Agreement related to costs in providing assistance to Parent and Merger Sub with respect to Parent’s debt financing and reimbursement and indemnification obligations of Parent and Merger Sub with respect to the tender and/or satisfaction and discharge or defeasance of the 2014 Notes (“Reimbursement Obligations”). See “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 78.

The Company has agreed and acknowledged that no person other than the Guarantors has any obligations under the Limited Guaranty and that, notwithstanding that Guarantors may be limited partnerships, the Company hereunder has no remedy, recourse or right of recovery against, or contribution from, (i) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee or affiliates of any

Guarantor, (ii) Parent or Merger Sub, (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Merger Sub or (iv) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, attorneys, controlling persons, assignee or affiliates of any of the foregoing (those persons and entities described in the foregoing clauses (ii), (iii) and (iv) being referred to herein collectively as “Guarantor Affiliates”), through any Guarantor, Parent or Merger Sub or otherwise except for its rights against the Guarantors under this Limited Guaranty.

The Company has agreed that it will not institute, and will cause each of its affiliates and their respective security holders and representatives not to institute, directly or indirectly, any action or bring any other claim arising under, or in connection with, the Limited Guaranty, the Merger Agreement, the Equity Commitment Letter, the Debt Commitment Letter or the transactions contemplated by these agreements against any Guarantor or any Guarantor Affiliate except for (i) claims by the Company against any Guarantor under and in accordance with the Limited Guaranty, (ii) claims by the Company against Parent or Merger Sub under and in accordance with the Merger Agreement, (iii) with respect to the Confidentiality Agreement (as defined in the Merger Agreement), claims by the Company against MDP under and in accordance with the Confidentiality Agreement or (iv) to the extent (but only to the extent) the Company is expressly entitled under the Merger Agreement to cause Parent to enforce the Equity Commitment Letter in accordance with the terms thereof, claims by the Company against Parent seeking to cause Parent to enforce the Equity Commitment Letter in accordance with its terms (the “Retained Claims”).

No Guarantor will have any further liability or obligation under the Limited Guaranty from and after the earliest of (i) the Effective Time, (ii) unless the Company shall have delivered a written notice with respect to the Reimbursement Obligations prior to the 60th day after termination of the Merger Agreement in accordance with its terms, the 60th day following termination of the Merger Agreement in accordance with its terms (other than a termination of the Merger Agreement for which a Parent Fee is due and owing or a termination of the Merger Agreement for which a Leverage Termination Fee is due and owing (a “Qualifying Termination”)), and (iii) the 180th day after a Qualifying Termination unless prior to the 180th day after such Qualifying Termination, the Company shall have commenced a suit, action or other proceeding against Parent or Merger Sub alleging a Parent Fee or Leverage Termination Fee is due and owing or against the Guarantors that amounts are due and owing from the Guarantors pursuant to the Limited Guaranty in respect thereof (a “Qualifying Suit”). If a Qualifying Termination has occurred and a Qualifying Suit is filed prior to the 180th day after a Qualifying Termination, no Guarantor shall have any further liability or obligation under the Limited Guaranty from and after the earliest of (w) the Effective Time, (x) a final, non-appealable resolution of such Qualifying Suit determining that neither Parent nor Merger Sub owes any Parent Fee Obligations or Leverage Termination Fee Obligations or that the Guarantors do not owe any amount pursuant to the Limited Guaranty in respect thereof, (y) a written agreement among the Guarantors and the Company terminating the obligations and liabilities of the Guarantors pursuant to this Limited Guaranty, and (z) payment of the Parent Fee Obligations or Leverage Termination Fee Obligations, as applicable, by the Guarantors, Parent or Merger Sub. If termination of the Merger Agreement (other than a Qualifying Termination) has occurred and a notice is delivered to the Guarantors prior to the 60th day after such termination that Parent has not satisfied its Reimbursement Obligations, no Guarantor shall have any further liability or obligation under the Limited Guaranty from and after the earliest of (w) the Effective Time, (x) a final, non-appealable resolution of any claim relating to the Reimbursement Obligations determining that neither Parent nor Merger Sub owes any Reimbursement Obligations or that the Guarantors do not owe any amount pursuant to the Limited Guaranty in respect thereof, (y) a written agreement among the Guarantors and the Company terminating the obligations and liabilities of the Guarantors pursuant to the Limited Guaranty, and (z) payment of all Reimbursement Obligations by the Guarantors, Parent or Merger Sub.

Voting Agreement

Simultaneously with the execution of the Merger Agreement and as a condition to the willingness of Parent and Merger Sub to enter the Merger Agreement, certain stockholders who are affiliates of Kelso entered into the Voting Agreement with Parent and Merger Sub. Pursuant to the Voting Agreement, the Kelso stockholders agreed, among other things, to vote all of the shares of Common Stock beneficially owned by such stockholders in favor of the adoption of the Merger Agreement at any meeting of the Company’s stockholders. As of the record date, these Kelso stockholders collectively exercised voting control over approximately 44.3% of the outstanding shares of Common Stock. A copy of the Voting Agreement is attached as Annex C to this proxy statement, which we encourage you to read carefully in its entirety.

The Voting Agreement requires the Kelso stockholders, among other things, to vote their shares of Common Stock at any meeting of the Company’s stockholders:

•	in favor of the adoption of the Merger Agreement and the Merger;

•	against any Acquisition Proposal, or any action or agreement inconsistent with the Merger or the other transactions contemplated by the Merger Agreement;

•

against (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement) any other action, agreement or transaction, that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede or otherwise adversely affect the Merger, the transactions contemplated by the Merger Agreement. the Voting Agreement or the performance of such stockholders under the Voting Agreement, including but not limited to (a) any merger, consolidation or business combination of the Company, (b) any sale, lease, license or transfer of a material amount of assets of the Company, (c) any election of new members to the Board of Directors (other than nominees who are serving on the Board of Directors as of the date of the Merger Agreement), (d) any material change in the capitalization of the Company, (e) any payment by the Company conditioned, in whole or in part, upon the transactions contemplated by the Merger Agreement, or (e) any other material change in the Company’s corporate structure or business (unless approved in writing by Parent); and

•	in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

In addition, the Kelso stockholders granted Parent an irrevocable proxy to vote the Kelso stockholders’ shares of Common Stock on their behalf in the event such stockholders fail to act in accordance with the Voting Agreement. Under the Voting Agreement, the Kelso stockholders have also agreed not to sell, transfer, exchange, pledge or otherwise encumber, assign or dispose of their shares of Common Stock, by whatever method, without the prior consent of Parent, deposit any shares into a voting trust or enter into any voting arrangement or grant any proxy or power of attorney with respect to such shares that is inconsistent with the Voting Agreement, or take any other action in contravention of the Voting Agreement. The Voting Agreement terminates on the earlier of the completion of the Merger or the termination of the Merger Agreement.

Effective Time of Merger

The closing of the Merger will take place on the second business day following the date on which the last of the conditions to closing of the Merger (described under “The Merger Agreement—Conditions to the Merger”) has been satisfied or waived (other than the conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the fulfillment or waiver of those conditions). However, if the Marketing Period has not ended at such time, the closing of the Merger will take place on the date following the satisfaction or waiver of such conditions that is the earliest to occur of a date during the Marketing Period specified by Parent on no less than three business days’ prior written notice to the Company and the first business day immediately following the final day of the Marketing Period, or at such other date as agreed to in writing by Parent and the Company.

The Effective Time of the Merger will occur upon the filing of a certificate of Merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of Merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of Common Stock (other than persons who hold only Excluded Shares) will be sent a letter of transmittal describing how such holder may exchange their shares of Common Stock for the Per Share Merger Consideration promptly after the completion of the Merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the Per Share Merger Consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid.

Interests of Certain Persons in the Merger

In considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that certain of our directors and executive officers have interests in the Merger that are different from, or in addition to, those of our stockholders generally. The Transaction Committee and the Board of Directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the Merger Agreement will constitute a change in control.

As of the date of this proxy statement, none of our executive officers or directors has entered into any agreement, arrangement or understanding with MDP or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Company as the surviving corporation in the Merger. Although no agreement, arrangement or understanding currently exists between the MDP or any of its affiliates and any of our executive officers or directors, it is generally expected that some or all of our executive officers will remain after the merger is completed. It is likely that our executive officers will engage in discussions or enter into agreements with MDP or its affiliates regarding their terms of employment, which could include equity–based incentive compensation arrangements, purchases of equity in the surviving corporation or both. In addition, it is possible that MDP or one of its affiliates may ask one or more of our executive officers or directors to join the board of directors of the surviving corporation after completion of the merger.

Equity Compensation Awards

At the Effective Time, each outstanding stock option that has been granted since our initial public offering in 2007 (whether or not vested) and each outstanding stock option that was granted before our initial public offering that has already vested as of the closing date will be cashed-out for a cash amount equal to the excess, if any, of the Per Share Merger Consideration over such stock option’s exercise price. In addition, each outstanding option which would otherwise vest if the average per share closing price of Common Stock over any consecutive 45-day period is at least $19.26 and the closing price on the 45th day of such period is at least $16.37 (which options represent one-third of such currently unvested options) will be cashed-out for a cash amount equal to the excess, if any, of the Per Merger Share Consideration over the stock option’s exercise price. All other unvested options will be cancelled without any payment.

Based on the Company’s equity compensation holdings as of March 31, 2010, and assuming the Merger is completed in the second or third calendar quarter of 2010 and that the consecutive 45-day share price hurdle described above had not been achieved as of that date, the number of unvested options (at exercise prices ranging from $7.85 to $18.56) held by each of Kenneth Roessler, Michael Clauer, Kevin Kern, Jeffrey O’Connell, Denis Bednar and all such executive officers as a group that would vest as a result of the completion of the transaction are 100,000, 63,333, 23,000, 20,000, 40,000 and 246,333, respectively.

Employment Agreements

Mr. Roessler

In February 2009, BWAY entered into an employment agreement with Mr. Roessler. As previously disclosed in the Company’s proxy statement filed with the SEC on January 22, 2010, pursuant to the agreement, if the Company terminates Mr. Roessler without “cause,” if Mr. Roessler terminates his employment for “good reason” or if either party terminates Mr. Roessler following a “disability period,” subject to certain limitations, Mr. Roessler will be entitled to a lump sum cash payment equal to 3.05 times his base salary; and continuation of certain employee benefits and insurance until the second anniversary of the date of such termination. If such termination occurs within 30 days before or 2 years after a “change in control” (the proposed transaction would be a “change in control”), Mr. Roessler would also be entitle to (i) the continuation of certain perquisites for the later of six months following the date of such termination or to the end of the calendar year in which such termination occurs; (ii) a lump sum payment of premiums for individual life insurance on substantially similar terms as the coverage as of the date of termination for a period of 1 1/2 years; (iii) full vesting of all benefits to which Mr. Roessler is entitled under each nonqualified retirement plan and nonqualified deferred compensation plan maintained by the Company in which Mr. Roessler is a participant as of the date of termination (excluding supplemental executive retirement plan benefits and stock options granted to Mr. Roessler); and (iv) the payment of reasonable fees and expenses for outplacement services for a period of 12 months following the date of termination.

Mr. Roessler is subject to a confidentiality restriction during his employment and thereafter, and to non-compete and non-solicitation restrictions during his employment and, if Mr. Roessler is entitled to the severance benefits, for 2 years following the date of termination or if Mr. Roessler is not entitled to the severance benefits for 18 months following the date of termination.

For purposes of Mr. Roessler’s employment agreement, “cause,” “change in control” and “good reason” are substantially similar to the terms as described under the change in control agreements described below.

Mr. Clauer

If we terminate Mr. Clauer without cause, he is entitled to separation benefits consisting of (i) a lump sum payment equal to 12 months of his then current base salary; (ii) a lump sum payment equal to 1.5 times his then current annual target incentive bonus; (iii) reimbursement of COBRA premiums under the Company’s medical group health plan for 12 months (up to the amount the Company contributed for him on a monthly basis prior to the termination date); and (iv) monthly payments of $1,300 for 12 months. The benefits are memorialized in a letter agreement dated January 4, 2010.

Change in Control Agreements

The Company also provides change in control benefits to Messrs. Kern and O’Connell pursuant to a change of control agreement with each of them. If the executive is not continuously employed with the Company through the date that is 30 days prior to the change in control event, the change in control agreement will be void and without effect. Assuming the transaction is completed prior to December 31, 2010, the executive would be entitled to certain benefits if we were to terminate the executive’s employment without cause or as a result of the executive’s death or disability, or if the executive terminates employment for good reason at any time within 30 days prior to or 24 months following the change in control event. The benefits would generally include the following:

(a)	a lump sum payment equal to the sum of one-and a half (in the case of Mr. Kern) or one (in the case of Mr. O’Connell) times the executive’s base salary, and one times the executive’s target bonus;

(b)	continuation of perquisites until the later of the end of the year in which the executive terminates employment or the date that is six months following the executive’s termination of employment;

(c)	reimbursement of COBRA premiums under our group health plan and dental plan for up to one and a half years following the executive’s termination of employment;

(d)	individual life insurance coverage on substantially similar terms as the coverage provided to the executive as of the date his employment terminated under our group life insurance plan for a period of one and a half years following the termination date;

(e)	any retirement benefits to which the executive may be entitled pursuant to any nonqualified retirement or nonqualified deferred compensation plans maintained by us in which the executive is a participant as of the termination date would fully vest; and

(f)	outplacement services for a period of 12 months.

Following termination, each executive will be subject to a customary one-year non-compete agreement, which, if breached, would require an executive to repay (or, if unpaid, to forfeit) all the above specified payments and benefits, as well as to forfeit any vested or unvested equity awards and return any compensation realized by the executive upon the vesting of such equity awards that occurred during the period beginning from the earlier of the date the executive materially violated any restrictive covenant or the date the executive terminated employment.

For purposes of the change in control agreements, the proposed transaction would constitute a “change in control.”

For purposes of the agreements, “cause” is generally defined to include:

•	refusal or neglect to perform employment-related duties;

•	willful misconduct or breach of fiduciary duty resulting in material harm to us;

•	conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or willful violation of any other law, rule, or regulation (other than a traffic offense);

•	material breach of any restrictive covenant with us.

For purposes of the change in control agreements, “disability” is generally defined as a reasonably documented physical or mental illness preventing an executive from performing his duties for us on a full-time basis for more than six months, and within 30 days after we have provided written notice of termination, the executive has not returned to the full time performance of his duties.

“Good reason” is generally defined to include:

•	any action by us that is materially inconsistent with, or results in the material reduction of, the executive’s current title, duties or responsibilities;

•	the executive’s current base salary is materially reduced below his salary on the date of a change in control;

•	the executive’s benefits are materially reduced, unless a similar reduction is made for other executives;

•	the change in control requires executive is required to relocate more than 25 miles; or

•	our successor fails to assume the executive’s change in control agreement.

Transaction Committee Fees

In accordance with the resolutions of the Board of Directors establishing the Transaction Committee, the chairman of the Transaction Committee is entitled to receive $30,000 for his services as chairman, and each other member of the Transaction Committee is entitled to receive $20,000 for his services on the Transaction Committee.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) whose shares of Common Stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Common Stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the Merger to such partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of Common Stock as capital assets, and does not apply to shares of Common Stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the Merger, stockholders who validly exercise their rights under the DGCL to object to the Merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, real estate investment trusts, retirement plans, traders or dealers in securities, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold Common Stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of shares of stock appreciation rights, restricted stock units or options to purchase shares of Common Stock, or any other matters relating to equity compensation or benefit plans. This discussion does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.

The exchange of shares of Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of Common Stock is more than 12 months at the time of the completion of the Merger. Long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting.

Backup withholding of tax (at the rate of 28%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the Merger Agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, the Substitute Form W–9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the Merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the Merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, stock appreciation rights or restricted stock units to purchase shares of Common Stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

Under the terms of the Merger Agreement, the Merger cannot be completed until (i) all applicable waiting periods (including any extensions thereof) under U.S. and foreign antitrust laws, including the HSR Act, and the FCA, have expired or been terminated and (ii) all consents, approvals and actions of, filings with, and notices to, all Governmental Entities required of Parent, Merger Sub, the Company or any of their respective Affiliates in connection with the transactions contemplated by the Merger Agreement have been made, obtained or effected, except for those where the failure of which to be made, obtained or effected would not, in the aggregate, have a Company Material Adverse Effect.

Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger cannot be completed until each of the Company and Parent file a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on April 9, 2010 and each requested early termination of the waiting period. At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the Company or Parent. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under the FCA, the Merger may not be completed before the relevant waiting period has expired or clearance of the Merger has been obtained. After the filing has been submitted to the FCA or the FCP, we have four weeks to file an application with the ACC. If the FCA or the FCP do not file an application with the ACC within this four weeks period the Merger is deemed cleared. If the FCA or FCP do file an application within four weeks, the ACC has five months to review the Merger. The Merger cannot be completed until either the ACC clears the Merger by declaring that the Merger is not prohibited or this five months period has elapsed without the ACC reaching a decision. The Company and Parent intend to make the required filing under the FCA as soon as practicable.

There can be no assurance that all of the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the Merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result.

Litigation Relating to the Merger

On April 5, 2010, a putative stockholder class action lawsuit was filed in the Superior Court of Fulton County, State of Georgia, against the Company, the members of the Board of Directors, the Chief Financial Officer of the Company, MDP, Parent and Merger Sub. The complaint in the lawsuit, Civil Action No. 2010CV183869, asserts that the members of the Board of Directors and the Chief Financial Officer of the Company breached their fiduciary duties by causing the Company to enter into the Merger Agreement and further asserts that the Company, MDP, Parent and Merger Sub aided and abetted those alleged breaches of duty. The complaint seeks, among other relief, an order enjoining the consummation of the Merger and rescinding the Merger Agreement.

The Company, Parent, Merger Sub and MDP believe that this lawsuit is without merit and intend to defend it vigorously.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page 88.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide to any person not a party thereto any other factual information about the Company. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of the dates specified therein, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations and exceptions agreed upon by the contracting parties, including being qualified by confidential disclosures set forth in the disclosure schedules exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. As a result, investors should not rely on the representations, warranties, covenants and disagreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides for the Merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the Merger Agreement. As the surviving corporation, the Company will continue to exist following the Merger.

The Board of Directors of the surviving corporation will, from and after the Effective Time, consist of the directors of Merger Sub immediately prior to the Effective Time until their successors have been duly appointed and qualified or until their earlier death, resignation or removal. The officers of the Company at the Effective Time will, from and after the Effective Time, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

The certificate of incorporation of the surviving corporation will be in the form attached as Exhibit C to the Merger Agreement until thereafter amended in accordance with its terms or by applicable law. The bylaws of the surviving corporation will be in the form attached to Exhibit D to the Merger Agreement until thereafter amended in accordance with its terms or by applicable law.

Following the completion of the Merger, we expect our Common Stock to be delisted from the NYSE and deregistered under the Exchange Act, and cease to be publicly traded.

Closing and Effective Time of the Merger; Marketing Period

The closing of the Merger will take place on the second business day following the date on which all of the conditions to closing of the Merger (described under “The Merger Agreement—Conditions to the Merger”) have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or waiver of those conditions). However, if the Marketing Period has not ended at such time, the closing of the Merger will take place on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (i) the date during the Marketing Period specified by Parent on no less than three business days’ written notice to the Company and (ii) the first business day immediately following the final day of the Marketing Period, or at such other date as agreed to in writing by Parent and the Company.

The Effective Time of the Merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Parent and Merger Sub are entitled to a pre-closing Marketing Period under the Merger Agreement. The purpose of the Marketing Period is to provide the lenders a reasonable and appropriate period of time during which they can market and place the permanent debt financing contemplated by the Debt Commitment Letter for the purposes of financing the Merger.

For the purposes of the Merger Agreement, the “Marketing Period” means the first period of 30 consecutive days commencing after the date of the Merger Agreement throughout and on the last day of which (i) Parent has received certain financial information required to be provided by the Company under the Merger Agreement in connection with the financing of the Merger (such information is specified below in “The Merger Agreement—Financing Covenant; Company Cooperation”), (ii) all mutual conditions to the obligation of the Company, Parent and Merger Sub to consummate the Merger, including the receipt of approval by the Company’s stockholders of the Merger, have been satisfied and (iii) nothing has occurred and no condition exists that would cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger to fail to be satisfied (assuming that such conditions were applicable at any time during such 30-consecutive-day period). In addition, the Marketing Period will not be deemed to have commenced if after the execution of the Merger Agreement and before the completion of the Marketing Period, (i) Deloitte & Touche LLP withdraws its audit opinion with respect to any of the financial statements contained in our filings with the SEC since September 30, 2007, (ii) the financial statements included in the Required Information (as defined below) would be required to be updated under the Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 30-day period to permit a registration statement using such financial statements to be declared effective by the SEC on any day during such 30-day period, in which case the Marketing Period will not be deemed to commence unless and until the receipt by Parent of updated financial statements, (iii) we publicly announce any intention to restate any historical financial information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the relevant reports have been amended or the Company has determined that no restatement is required in accordance with GAAP, (iv) we are delinquent in filing any Form 10-K or Form 10-Q or any other material report with the SEC required under the Exchange Act, in which case the Marketing Period will be deemed not to commence unless and until all delinquencies are cured or (v) if we receive any material accounting comments from the staff of the SEC on its Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q, in which case the Marketing Period will be deemed not to commence unless and until all such material accounting comments have been satisfactorily resolved with the SEC staff. If the Marketing Period has not ended on or prior to August 15, 2010, the Marketing Period shall commence no earlier than September 7, 2010.

If at any time the Company shall in good faith reasonably believe that the Marketing Period has begun, it may deliver to Parent a written notice to that effect, in which case the Marketing Period will be deemed to have begun on the date of such notice, unless Parent in good faith reasonably believes the Marketing Period has not begun and, within three business days after the delivery of such notice, delivers a written notice to the Company to that effect, stating with specificity why it believes the Marketing Period has not begun.

Treatment of Common Stock and Options

Common Stock

At the Effective Time, each share of Common Stock issued and outstanding immediately prior thereto (other than Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration. Excluded Shares will be cancelled without payment of consideration. Common Stock owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL will be cancelled without payment of consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights.”

Options

At the Effective Time, each outstanding stock option that has been granted since our initial public offering in 2007 (whether or not vested) and each outstanding stock option that was granted before our initial public offering that has already vested as of the closing date will be cashed-out for a cash amount equal to the excess, if any, of the Per Share Merger Consideration over such stock option’s exercise price. In addition, each outstanding option which would otherwise vest if the average per share closing price of Common Stock over any consecutive 45-day period is at least $19.26 and the closing price on the 45th day of such period is at least $16.37 (which options represent one-third of such currently unvested options) will be cashed-out for a cash amount equal to the excess, if any, of the Per Merger Share Consideration over the stock option’s exercise price. All other unvested options will be cancelled without any payment.

Exchange and Payment Procedures

At or promptly after the Effective Time, Parent will deposit, or will cause to be deposited, with the paying agent a cash amount in immediately available funds necessary for the paying agent to make payment of the aggregate Per Share Merger Consideration to the holders of shares of Common Stock (other than Excluded Shares). If, after the Effective Time, any stockholder effectively withdraws its demand for, or loses its, appraisal rights pursuant to Section 262 of the DGCL, Parent will deposit, or will cause to be deposited, with the paying agent additional funds equal to the product of the Per Share Merger Consideration multiplied by the number of shares of Common Stock for which such shareholder has effectively withdrawn its demand for, or lost, such appraisal rights.

Each record holder of shares of Common Stock (other than persons who hold only Excluded Shares) will be sent a letter of transmittal describing how it may exchange its shares of Common Stock for the Per Share Merger Consideration promptly, and in any event within three business days, after the completion of the Merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the Per Share Merger Consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid.

No interest will be paid or accrued on the cash payable as the Per Share Merger Consideration as provided above. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the Per Share Merger Consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the Effective Time, there will be no transfers on our stock transfer books of shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any person presents to the surviving corporation, Parent or the paying agent any certificates or any transfer instructions relating to shares cancelled in the Merger, such person will be given a copy of the letter of transmittal and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such person is entitled.

Any portion of the Per Share Merger Consideration deposited with the paying agent that remains unclaimed by former record holders of Common Stock for one year after the Effective Time will be delivered to the surviving corporation. Record holders of Common Stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the Per Share Merger Consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any former record holders of Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the Per Share Merger Consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in a customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

We made customary representations and warranties in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure schedules the Company delivered in connection therewith (as may or may not be specifically indicated in the text of the Merger Agreement). These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses;

•	our capitalization;

•	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

•	the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with our stockholders;

•	our corporate power and authority to enter into, and consummate the transactions under, the Merger Agreement, and the enforceability of the Merger Agreement against us;

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the declaration of advisability of the Merger Agreement and the Merger by the Transaction Committee and by the Board of Directors, and the approval of the Merger Agreement and the Merger by the Board of Directors;

•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing under the Merger Agreement;

•	the governmental consents and approvals required in connection with the Merger;

•	our SEC filings since September 30, 2007 and the financial statements included therein;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of certain undisclosed liabilities;

•	the absence of a Company Material Adverse Effect (as described below) and the absence of certain other changes or events since September 27, 2009;

•	the conduct of business in accordance with the ordinary course consistent with past practice since September 27, 2009;

•	the absence of legal proceedings and governmental orders against us or our subsidiaries;

•	employee benefit plans;

•	compliance with applicable laws, licenses and permits;

•	the absence of any rights agreement and inapplicability of any anti-takeover law to the Merger;

•	environmental matters;

•	tax matters;

•	intellectual property;

•	real property;

•	material contracts and the absence of any default under any material contract;

•	certain employment and labor matters;

•	state takeover statutes;

•	the receipt of fairness opinion from Goldman Sachs;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	insurance policies.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company Material Adverse Effect,” which means any fact, circumstance, change, event or occurrence that has, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, properties, assets or results of operations of the Company and its subsidiaries, taken as a whole; provided that none of the following, and no effect arising out of or resulting from the following, will constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

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any facts, circumstances, changes, events, occurrences or effects generally affecting the principal industries in which the Company and its subsidiaries operate or the economy, credit or financial or capital markets, including changes in interest or exchange rates; or

•	any facts, circumstances, changes, events, occurrences or effects arising out of, resulting from or attributable to:

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changes or prospective changes after the dated of the Merger Agreement in law, regulations of governmental entities, generally accepted accounting principles or standards, or any changes or prospective changes after the dated of the Merger Agreement in the interpretation or enforcement of the foregoing, except to the extent such changes, events, occurrences or effects have a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, in relation to others in the principal industries of the Company and such subsidiaries operate;

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other than for purposes of certain specified representations and warranties of the Company, the announcement of the Merger Agreement, including the impact on relationships with customers, suppliers, distributors, partners, employees or regulators, or any litigation relating to the Merger Agreement;

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acts of war (whether or not declared), sabotage or terrorism or any escalation thereof, except to the extent such changes, events, occurrences or effects have a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, in relation to others in the principal industries of the Company and such subsidiaries operate; or

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pandemics, earthquakes, hurricanes, tornados or other natural disasters, except to the extent such changes, events, occurrences or effects have a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, in relation to others in the principal industries of the Company and such subsidiaries operate;

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any action taken by the Company or our subsidiaries that is required by the Merger Agreement or taken at Parent’s written request, or failure to take any action by the Company or our subsidiaries that is prohibited by the Merger Agreement;

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any change in our credit ratings, except that the underlying cause thereof may be taken into account in determining whether there is, has been or would reasonably be expected to be a Company Material Adverse Effect;

•	any change to the extent resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their affiliates;

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any decline in the market price or change in trading volume of our capital stock, except that the underlying cause thereof may be taken into account in determining whether there is, has been or would reasonably be expected to be a Company Material Adverse Effect; or

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any failure to meet any internal or public projections, forecasts, or estimates of revenue, earnings, cash flow or cash position, except that the underlying cause thereof may be taken into account in determining whether there is, has been or would reasonably be expected to be a Company Material Adverse Effect.

The Merger Agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure schedule Parent delivered in connection therewith (as may or may not be indicated in the text of the Merger Agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority to enter into, and consummate the transactions under, the Merger Agreement, and the enforceability of the Merger Agreement against them;

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the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing under the Merger Agreement and completing the Merger;

•	the governmental consents and approvals required in connection with the Merger;

•	the absence of legal proceedings against Parent and Merger Sub;

•	sufficiency of funds;

•	validity and enforceability of the Equity Commitment Letter and the Debt Commitment Letter;

•	the absence of any default under the Equity Commitment Letter and the Debt Commitment Letter;

•	the absence of contingencies related to the funding of the financing other than as set forth in the Equity Commitment Letter or the Debt Commitment Letter;

•	payment of fees under the Equity Commitment Letter and the Debt Commitment Letter;

•	the capitalization of Merger Sub;

•	solvency of Parent and the surviving corporation immediately following consummation of the Merger;

•	delivery of the Limited Guaranty;

•	the absence of certain agreements or compensation or equity arrangements; and

•	the absence of any undisclosed broker’s or finder’s fees.

The representations and warranties in the Merger Agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the Merger or the termination of the Merger Agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, we have agreed that, subject to certain exceptions in the Merger Agreement and disclosure schedules we delivered to Parent in connection with the Merger Agreement, between the date of the Merger Agreement and the Effective Time, unless Parent gives its prior written approval (which cannot be unreasonably withheld, delayed or conditioned), we and our subsidiaries will cause our businesses to be conducted in the ordinary course consistent with past practice and use our commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and its subsidiaries and to preserve our business organizations intact and maintain existing relations and goodwill with customers, suppliers, and other persons with whom the Company or any of its subsidiaries has any material business relations.

Subject to certain exceptions set forth in the Merger Agreement and disclosure schedules we delivered in connection with the Merger Agreement, we may not, and we may not permit our subsidiaries to, take certain specified actions without Parent’s written approval (which cannot be unreasonably withheld, delayed or conditioned, except in certain specified cases), including, among others, the following:

•	make changes to organizational documents;

•	merge or consolidate the Company or our subsidiaries with any other person;

•	acquire any interest in any Person or division thereof or any assets outside the ordinary course of business in excess of $500,000, other than pursuant to existing contracts;

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issue, sell, pledge or otherwise encumber shares of capital stock (or securities convertible or exchangeable into capital stock, or any options, warrants or other rights to acquire shares of capital stock or convertible or exchangeable securities) of the Company or our subsidiaries (with customary exceptions);

•	make any loans, advances, capital contributions or investments in any person other than the Company or our wholly owned subsidiaries in excess of $250,000 in the aggregate;

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declare, set aside or pay any dividends or other distributions (except dividends paid by wholly owned subsidiaries to the Company or our other wholly owned subsidiaries) or enter into any agreement with respect to voting of our capital stock;

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subject to certain exceptions, engage in any reclassification, split, combination, subdivision, redemption, purchase or acquisition of capital stock, or securities convertible or exchangeable into or exercisable for any shares of capital stock;

•	subject to certain exceptions, redeem, repurchase, prepay, cancel, incur or otherwise acquire any indebtedness (other than capital lease obligations that do not exceed $12 million);

•	subject to certain exceptions, make or authorize capital expenditures in excess of $500,000 in the aggregate;

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settle any litigation or other governmental proceeding (except as required under the terms of applicable insurance policies) for more than $250,000 or any proceeding brought by any current, former or purported holder of any capital stock or other equity securities of the Company or any of its subsidiaries relating to any of the transactions contemplated by the Merger Agreement;

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transfer, sell, lease, license, mortgage, pledge, surrender, abandon or otherwise dispose of any material amount of assets, product lines or businesses, other than pursuant to existing contracts and subject to certain exceptions;

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change employee compensation, severance, or benefits (except to any non-executive officer employees in the ordinary course of business consistent with past practice), other than pursuant to existing contracts or as required by law;

•	adopt a plan or agreement to liquidate or dissolve the Company or any significant subsidiary;

•	communicate with employees regarding the compensation or benefits they will received in connection with the Merger;

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pay, discharge, settle or satisfy any material claim in excess of $250,000 or that imposes equitable relief on the Company, other than in accordance with the terms of existing contractual obligations or in the ordinary course of business;

•	subject to applicable law, make any material changes to financial or tax accounting policies, procedures or methods;

•	subject to certain exceptions, make any material tax election or settle any material tax liability or file any amended tax return with respect to any material tax;

•	enter into, terminate or materially amend or modify any material contract;

•	fail to maintain in full force and effect material insurance policies;

•	implement any plant closing or mass layoff that could implicate the WARN Act; or

•	agree, authorize or commit to do any of the foregoing.

Solicitation of Acquisition Proposals; Board Recommendation

Until April 28, 2010, which we refer to as the “No-Shop Period Start Date,” we are permitted to:

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initiate, solicit and encourage any inquiry or the making of Acquisition Proposals from third parties, including by providing third parties non-public information pursuant to acceptable confidentiality agreements (provided that we promptly make available to Parent and Merger Sub any material non-public information concerning the Company or our subsidiaries provided to third parties if not previously made available to Parent or Merger Sub); and

•	engage or enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any Acquisition Proposal.

From and after the No-Shop Period Start Date, we are permitted to continue to engage in the activities described above with any person from whom the Company has received a written Acquisition Proposal after the execution of the Merger Agreement and prior to the No-Shop Period Start Date (such person, an “Exempted Person”).

At any time from and after the No-Shop Period Start Date and until the Effective Time or, if earlier, the termination of the Merger Agreement, we, our subsidiaries and our representatives may not:

•	initiate, solicit or knowingly encourage any inquiry or the making of any Acquisition Proposals (other than by any Exempted Person);

•	engage in, continue or otherwise participate in discussions or negotiations with any person (other than any Exempted Person) regarding any Acquisition Proposal;

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provide any non-public information or data to any person relating to the Company or any of our subsidiaries or afford to any Person access to the business, properties, assets or personnel of the Company or any of our subsidiaries (other than any Exempted Person);

•	enter into any agreement, letter of intent or agreement in principle or other agreement relating to any Acquisition Proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal (other than by any Exempted Person).

However, at any time from and after the No-Shop Period Start Date and prior to the time our stockholders adopt the Merger Agreement, if the Company receives an unsolicited bona fide written Acquisition Proposal from any person, we may:

•	contact such person to clarify the terms and conditions of such proposal; and

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furnish to such third party requested information pursuant to an acceptable confidentiality agreement (provided that we promptly make available to Parent and Merger Sub any material non-public information concerning the Company or our subsidiaries provided to third parties if not previously made available to Parent or Merger Sub) and engage or participate in discussions or negotiations with such third party, in either case, only if prior to taking any such action the Board of Directors (x) determines in good faith after consultation with outside legal counsel that failure to take such action could be inconsistent with the directors’ fiduciary duties, and (y) determines in good faith based on information then available after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

Except as permitted by the terms of the Merger Agreement described below, we have agreed in the Merger Agreement that the Board of Directors will not withhold, withdraw, qualify or modify (or publicly propose or resolve to do so), in a manner adverse to Parent, the recommendation of the Board of Directors in favor of the adoption of the Merger Agreement by our stockholders (any of the foregoing, a “Change of Recommendation”), or adopt, approve or recommend or otherwise declare advisable (publicly or otherwise) or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, or cause or permit the Company to enter into any Alternative Acquisition Agreement.

Notwithstanding the foregoing, prior to the time our stockholders adopt the Merger Agreement by the requisite votes, the Board of Directors may (x) effect a Change of Recommendation in the event of an event, fact, development, circumstance or occurrence that affects the business, assets or operations of the Company or its subsidiaries that was not known to the Company as of the date of the Merger Agreement (or, if known, the consequences of which were not known to or understood by the Board of Directors as of the date Merger Agreement) becomes known by the Board of Directors after the date of the Merger Agreement or the material consequences thereof become known to or understood by the Board of Directors after the date of the Merger Agreement or (y) if the Company receives an Acquisition Proposal that the Board of Directors concludes in good faith after consultation with an independent financial advisor and outside counsel, constitutes a Superior Proposal, approve or recommend such Superior Proposal and terminate the Merger Agreement or otherwise take action with respect to such Acquisition Proposal, provided that in either case:

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the Board of Directors determines in good faith, after consultation with an independent financial advisor and outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law and the Company shall have complied with all of its obligations under the applicable provisions of the Merger Agreement;

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we notify Parent and Merger Sub at least three business days in advance regarding the proposed action to be taken and specify the basis for the action and, in the case of a Superior Proposal, the identity of the party making such Superior Proposal and the material terms thereof and copies of all relevant documents relating to the Superior Proposal;

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after providing such notice and prior to taking the proposed action, we and our representatives negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during the three business day period to make such adjustments in the terms and conditions of the Merger Agreement as would permit the Company not to take the proposed action; and

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the Board of Directors shall have considered in good faith any changes to the Merger Agreement, the financing letters and the Limited Guaranty that may be offered in writing by Parent no later than 5:00 PM Eastern time on the third day of the three business day period in a manner that would form a binding contract if accepted by the Company and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect.

Nothing in the provisions of the Merger Agreement relating to Acquisition Proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including taking and disclosing to our stockholders a position contemplated by Rule 14d–9 or 14e–2(a) under the Exchange Act or making any similar communication to our stockholders, or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d–9(f) under the Exchange Act.

In this proxy statement we refer to (i) any inquiry, proposal or offer relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving more than 20% of the total voting power of the capital stock, or more than 20% of the consolidated assets (or assets or subsidiaries to which 20% or more of the Company’s revenues or earning on a consolidated basis are attributable), of the Company and its subsidiaries or (ii) any other inquiry, proposal or offer, including a tender offer or exchange offer, which, if consummated, would result in a direct or indirect acquisition of more than 20% of the total voting power of the capital stock, or more than 20% of the consolidated assets (or assets or subsidiaries to which 20% or more of the Company’s revenues or earning on a consolidated basis are attributable), of the Company and its subsidiaries, other than the transactions contemplated in the Merger Agreement, as an “Acquisition Proposal”.

As used in this proxy statement, the term “Superior Proposal” means a bona fide written Acquisition Proposal that is not solicited or received in violation of terms of the Merger Agreement and that the Board of Directors (upon recommendation of the Transaction Committee) has determined in its good faith judgment after consultation with its independent financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory, fiduciary and other aspects of such Acquisition Proposal, including timing, and the Merger Agreement (in each case taking into account any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of determination in a manner that would constitute a binding contract if accepted by the Company), including financing, regulatory approvals, stockholder litigation, breakup fee and expense reimbursement provisions and other events or circumstances beyond the control of the party invoking the condition, (i) is reasonably likely to be consummated in accordance with its terms and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by the Merger Agreement; provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “100%” and any transaction described in clause (i) of the definition of Acquisition Proposal must result in a third party acquiring all of the outstanding shares of Common Stock or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole.

Stockholders Meeting

Unless the Merger Agreement is terminated, we are required to take all reasonable action necessary to convene a meeting of our stockholders as promptly as practicable (but in any event within 35 days) after the mailing of this proxy statement to consider and vote on the adoption of the Merger Agreement. We may postpone or adjourn the stockholders meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by our stockholders prior to the stockholders meeting, or (iv) in the event we have provided timely written notice to Parent and Merger Sub of our intention to effect a Change of Recommendation or terminate the Merger Agreement in light of a Superior Proposal and the deadline with respect to such notice has not been reached. Subject to the provisions of the Merger Agreement discussed above under “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation”, the Board of Directors will recommend that our stockholders vote to adopt the Merger Agreement and take all reasonable lawful action to solicit adoption of the Merger Agreement.

Parent has agreed to vote or cause to be voted any shares of Common Stock beneficially owned by it or its subsidiaries in favor of the proposal to adopt the Merger Agreement.

Reasonable Best Efforts; Filings; Other Actions

We and Parent have agreed to use our respective reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including effecting the regulatory filings described under “The Merger—Regulatory Approvals” and to obtain as promptly as practicable all material consents, registrations, approvals, permits, waivers, orders and authorizations necessary to be obtained from any third party or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, all obligations of the Company, Parent and Merger Sub to obtain the Financing or any other financing for the transactions contemplated hereby are governed exclusively by the provisions of the Merger Agreement described under “Financing Covenant; Company Cooperation.”

We and Parent have agreed, subject to certain limitations, to:

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use reasonable best efforts to resolve any objections under any regulatory law and cooperate with each other in all respects and use our respective reasonable best efforts to contest and resist any action or order that prohibits the consummation of the transactions contemplated by the Merger Agreement;

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promptly notify the other of any communication received from a governmental entity with respect to the Merger Agreement the other to review in advance of any proposed written communication to any governmental authority;

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not participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry with respect to the Merger and the other transactions contemplated by the Merger Agreement without consulting with the other party in advance and, to the extent permitted by that governmental entity, giving the other party the opportunity to attend and participate;

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furnish the other, upon reasonable request, with such necessary information and reasonable assistance as such other party requests in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or their respective subsidiaries in connection with the Merger and the transactions contemplated by the Merger Agreement;

•	make the filing required to be made pursuant to the New Jersey Industrial Site Recovery Act.

Employee Benefit Matters

Parent has agreed that, for a period of not less than one year following the closing of the Merger, employees of the Company will receive compensation and benefits that is substantially comparable in the aggregate to the compensation and benefits that employees received before the Merger, other than equity compensation incentives and any compensation or benefits triggered in whole or in part by the consummation of the transactions contemplated by the Merger Agreement. Parent has also agreed to cause any employee benefit plans of Parent and its subsidiaries (other than the surviving corporation and its subsidiaries) in which our employees are entitled to participate after the closing of the transaction to take into account for purposes of eligibility, vesting, level of benefits (but not benefit accruals under defined benefit pension plans), service by such employees as if such service were with Parent or its subsidiaries, to the same extent such service was credited under an analogous plan (except to the extent it would result in a duplication of benefits). In addition, Parent has generally agreed that, with respect to any employee benefit plans maintained following the closing date, Parent will cause the surviving corporation and its subsidiaries (i) to cause to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under analogous plans prior to the closing date and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by our employees during the calendar year in which the Merger occurs under analogous plans.

Financing Covenant; Company Cooperation

Parent and Merger Sub will use their reasonable best efforts to obtain the financing for the Merger on the terms and conditions described in the financing letters or any related fee letter (taking into account the anticipated timing of the Marketing Period) and will not permit any amendment or modification to be made thereto, or any waiver of any provision or remedy thereunder, if such amendment, modification or waiver (x) reduces the aggregate amount of the financing, or (y) imposes new or additional conditions or expands, amends or modifies any of the conditions to the receipt of the financing in a manner that would reasonably be expected to (i) delay or prevent the closing of the Merger, (ii) make the timely funding of the financing (or satisfaction of the conditions thereto) less likely to occur or (iii) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Equity Commitment Letter or the definitive agreements with respect thereto. Parent and Merger Sub may amend the Debt Commitment Letter and any related fee letter to add additional lenders so long as the aggregate number of additional lenders does not exceed three. The obligations of Parent and Merger Sub include the obligation to timely provide any post-closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments requested by Parent to be incorporated in to any pro forma financial information to be delivered by the Company in connection with the Company’s obligation to cooperate with the debt financing.

Parent and Merger Sub will also use their reasonable best efforts to:

•	maintain in effect the Equity Commitment Letter and the Debt Commitment Letter;

•	negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter and related fee letters;

•	satisfy all conditions applicable to Parent and Merger Sub that are within their control to such definitive agreements and consummate the financing at or prior to the closing of the Merger; and

•	comply with their obligations under the Equity Commitment Letter and the Debt Commitment Letter and any related fee letter.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent has agreed to use its reasonable best efforts to arrange promptly to obtain alternative financing from alternative sources on terms and conditions not less favorable, in the aggregate, to Parent and Merger Sub than those contained in the Debt Commitment Letter and the Fee Letter and in an amount at least equal to the debt financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing which shall replace the existing Debt Commitment Letter. Unless otherwise determined by Parent, neither Parent nor Merger Sub is required to execute any new debt commitment letter or arrange for such Alternate Debt Financing on terms and conditions (including flex provisions) which are less favorable, in the aggregate, to Parent and Merger Sub than those included in the Debt Commitment Letter that such new debt commitment letter is replacing.

Notwithstanding anything to the contrary contained in the Merger Agreement, neither Parent nor Merger Sub is required to (i) bring any enforcement action against any source of the financing to enforce its respective rights under the financing letters, except that Parent shall seek enforcement of the Equity Financing Letter solely if the Company seeks and is granted a decree of specific performance after all conditions to the granting therefor set forth in the Merger Agreement have been satisfied, (ii) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Letter or (iii) pay any fees in excess of those contemplated by the Financing Letters (whether to secure waiver of any conditions contained therein or otherwise).

We have agreed to, and to cause our subsidiaries to, and to use our reasonable best efforts to cause our and our subsidiaries’ representatives to, provide to Parent such cooperation as Parent may reasonably request in connection with the debt financing, including cooperation that consists of:

•	participation in meetings, presentations, road shows, diligence sessions, and sessions with ratings agencies and assisting with preparation of materials for such presentations

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assisting with the preparation of bank information memoranda, and high-yield offering prospectuses or memoranda, provided that any such memoranda or prospectuses will contain disclosure and financial statements reflecting the surviving corporation and/or its subsidiaries as the obligor;

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executing and delivery any pledge and security documents or other definitive financing documents and delivering a CFO certificate on solvency matters and other certificates or documents and consents of accountants for use in their reports in any materials related to the debt financing and facilitating pledging of the collateral;

•

providing (i) quarterly unaudited financing statements as specified in the Merger Agreement (reviewed by the Company’s independent accountants) and (ii) all financial statements, pro forma financial information, financial data, audit reports and other information regarding the Company and its subsidiaries of the type that would be required under specified securities laws for a registered public offering of non-convertible debt securities (including for Parent’s preparation of pro forma financial statements), all to the extent of a type and form customarily included in an offering memorandum for the private placements of non-convertible high yield bonds under Rule 144A of the Securities Act of 1933, as amended, or otherwise necessary to receive customary “comfort” from the Company’s independent accountants on financial information in the offering memorandum (the foregoing information, the “Required Information”);

•

using reasonable best efforts to obtain customary and reasonable accountant’s comfort letters, corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance (including providing reasonable access to Parent and its representatives to all Company real property) as reasonably requested by Parent;

•

taking all actions reasonably necessary to permit lenders involved in the debt financing to evaluate the Company’s and its subsidiaries’ current assets, cash management and accounting systems, and policies and procedures relating thereto to establish collateral arrangements and to establish bank or other accounts, and blocked account agreements and lock box arrangements;

•

entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the debt financing immediately prior to the closing date of the Merger to the extent such borrowing or debt incurrences are contemplated by the Debt Commitment Letter;

•	at the Company’s option, taking all corporate actions reasonably requested by Parent that are necessary or customary to permit consummation of the debt financing; and

•	requesting customary pay-off letters and instruments of discharge to allow for the pay-off of existing indebtedness and the release of related liens.

We have also agreed to provide certain cooperation to Parent related to the 2014 Notes, including, upon the request of Parent (provided that we receive such request within 60 days of signing the Merger Agreement), to, or to cause BWAY Corporation to, commence an offer to purchase all of the outstanding aggregate principal amount of the 2014 Notes and/or seek certain consents to amendment or waiver of the covenants in the 2014 Notes and the indenture governing such notes.

The financing cooperation obligations of the Company are subject to specified limitations in the Merger Agreement, and, in the case of the solvency certificate to be provided by the Company, the Merger Agreement provides that the Company shall not be in breach of its obligations to deliver this certificate to the extent the actual or anticipated indebtedness under the debt financing exceeds $785,000,000 or certain terms of the debt financing differ from those in the Debt Commitment Letter or to the extent the amount and timing of debt service payments under the debt financing or any other debt to be assumed by the Company in the merger or at the written direction of Parent being materially less favorable than those applicable to the debt financing as contemplated by the Debt Commitment Letter and related fee letter.

Leverage Ratio Certificate

We have agreed to provide to Parent, on each date on which the Company files with the SEC a Form 10-Q or Form 10-K (or, if earlier, the date on which such Form 10-Q or Form 10-K, as applicable was required to be filed), a certificate (a “Leverage Ratio Certificate”) setting forth, as of the last day of the immediately preceding quarterly period, the ratio of Consolidated Debt for Borrowed Money of the Company and its subsidiaries (after giving pro forma effect to the Merger, the other transactions contemplated by the Merger Agreement and the related financing, subject to certain limitations) to Consolidated EBITDA of the Company and its Subsidiaries for such four quarter period.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•

the Merger Agreement must have been duly adopted by holders of (a) a majority of the outstanding shares of our Common Stock entitled to vote thereon and (b) a majority of the outstanding shares of our Common Stock entitled to vote thereon that are not held by affiliates Kelso;

•

the waiting period applicable to the consummation of the Merger under the HSR Act and any other applicable foreign or federal regulatory law having expired or been terminated and all consents, approvals and actions of, filings with, and notices to, all governmental entities required of Parent, Merger Sub, the Company or any of their respective affiliates in connection with the transactions contemplated by the Merger Agreement must have been made, obtained or effected, as the case may be, except for those, the failure of which to be made, obtained or effected would not, in the aggregate, have a Company Material Adverse Effect; and

•

no court or governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law that restrains, enjoins or otherwise prohibits the consummation of the Merger or otherwise makes consummation of the Merger illegal.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

•

our representations and warranties regarding (i) the absence of a Company Material Adverse Effect, the absence of a rights agreement and the inapplicability of antitakeover statutes and regulations must be true and correct as of the date of the Merger Agreement and as of the closing of the Merger as if made at such time (except for those representations and warranties which address matters only as of specified date, which shall have been true and correct as of such specified date); (ii) our corporate authority and the receipt by us of the opinion of our financial advisor and the absence of any broker’s or finder’s fees must be true and correct in all material respects as of the date of the Merger Agreement and as of the closing of the Merger as if made at such time (except for those representations and warranties which address matters only as of specified date, which shall have been true and correct as of such specified date); (iii) certain aspects our capitalization must be true and correct in all respects as of the date of the closing of the Merger as if made at such time (except for those representations and warranties which address matters only as of specified date, which shall have been true and correct as of such specified date), subject to such inaccuracies as do not individually or in the aggregate exceed $1 million; and (iv) our other representations and warranties set forth in the Merger Agreement, interpreted without giving effect to the words “materiality” or “material” or to any qualifications based on such terms or based on the defined term “Company Material Adverse Effect,” must be true and correct as of the date of the closing of the Merger as if made at such time (except for those representations and warranties which address matters only as of specified date, which shall have been true and correct as of such specified date), except where the failure to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect;

•	the Company has performed or complied with in all material respects its agreements and obligations under the Merger Agreement at or prior to the date of the closing of the Merger;

•

the Company has delivered to Parent a certificate signed by an executive officer of the Company certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of the Company have been satisfied;

•	the Company has delivered to Parent a certificate to the effect that the Common Stock is not a U.S. real property interest; and

•

our ratio of (i) Consolidated Debt for Borrowed Money as of the closing date after giving pro forma effect to the Merger, the other transactions contemplated by the Merger Agreement and the transactions contemplated by the Financing Letters, to (ii) Consolidated EBITDA for the four quarter period ended not less than forty (40) days prior to the Closing shall not be greater than the Maximum Leverage Ratio; this calculation is subject to certain qualifications described in the Merger Agreement and uses the following definitions:

•

“Consolidated Debt for Borrowed Money” generally means (i) the aggregate funded principal amount in respect of the debt financing (subject to certain exclusions) with this amount capped for purposes of this ratio at $690,000,000 (less any 2014 Notes as purchased pursuant to the Debt Tender Offer), (ii) our aggregate outstanding principal amount of indebtedness for borrowed money and (iii) any similar liability owing pursuant to any note, bond or similar instrument.

•

“Consolidated EBITDA” generally means (a) for the fiscal quarter ended June 28, 2009, $42.2 million, (b) for the fiscal quarter ended September 27, 2009, $35.7 million, (c) for the fiscal quarter ended December 31, 2009, $26.8 million, and (d) for each other fiscal quarter shall have the meaning given to such term in our existing credit agreement, provided that, (x) any extraordinary or non-recurring gains or income will be excluded (y) add backs will be allowed for the following expenses: (i) stock-based compensation expense, (ii) restructuring expense, (iii) loss on extinguishment of debt expenses, (iv) business acquisition expenses (but for periods after the date of the Merger Agreement, only to the extent such acquisition is not in violation of this Agreement), (v) any extraordinary or non-recurring charges, losses or expenses, and (vi) fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement.

Our obligation to effect the Merger is subject to the satisfaction or waiver by us at or prior to the Effective Time of the following additional conditions:

•

the representations and warranties of Parent set forth in the Merger Agreement (other than those with respect to solvency) must be true and correct in all material respects as of the date of the closing of the Merger if made at such time (or, to the extent they speak as of an specified date, in which case they shall be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Parent Material Adverse Effect,” (defined to mean any fact, circumstance, change, event or occurrence that would prevent or materially delay the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby on a timely basis), except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Parent Material Adverse Effect, and the representations and warranties of Parent and Merger Sub regarding solvency must be true and correct in all respects as of the date of the Merger Agreement and as of the closing of the Merger as if made at such time;

•

each of Parent and Merger Sub has performed or complied with in all material respects its agreements and obligations under the Merger Agreement at or prior to the date of the closing of the Merger; and

•

Parent has delivered to the Company a certificate signed by a senior executive officer of Parent certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of Parent and Merger Sub have been satisfied.

The conditions to each of the parties’ obligations to complete the Merger are for the sole benefit of such party and may be waived by such party in whole or in part (to the extent permitted by applicable laws).

Termination

We and Parent may, by mutual written consent, terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by our stockholders.

The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the Effective Time as follows:

•	by either Parent or the Company, if:

•

the Merger has not been consummated by the Termination Date, as such date may be extended in accordance with the Merger Agreement (but this right to terminate will not be available to a party if the failure to consummate the Merger prior to the Termination Date was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement);

•

our stockholders meeting has been held and completed and our stockholders have not adopted the Merger Agreement by the requisite votes, at such meeting or any adjournment or postponement of such meeting; or

•

an order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable (but this right to terminate will not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such order, or the order becoming final and non-appealable, was primarily due to the failure of such party to perform its obligations under the Merger Agreement).

•	by the Company, if:

•

at any time prior to the adoption of the Merger Agreement by our stockholders by the requisite votes (x) the Board of Directors authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, and (y) immediately prior to or concurrently with the termination of the Merger Agreement (i) we enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, and (ii) we pay Parent the Termination Fee discussed under “The Merger Agreement—Termination Fees” (provided that this right to terminate the Merger Agreement will not be available to us unless we have complied with our obligations described under “Solicitation of Acquisition Proposals; Board Recommendation);

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the Merger Agreement, which breach would give rise to the failure of the condition to the Company’s obligations to close the Merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the Merger Agreement, and such breach or failure to be true cannot be cured by the Termination Date, or if capable of being cured, has not been cured within certain notice periods (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the closing conditions with respect to our representations and warranties or compliance with our obligations not being satisfied); or

•

the mutual conditions of both parties and the conditions of Parent and Merger Sub have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger), we have notified Parent in writing that we are prepared to close the Merger and Parent and Merger Sub fail to consummate the transactions contemplated by the Merger Agreement on the date on which the closing should have occurred under the Merger Agreement.

•	by Parent, if:

•

the Board of Directors (i) makes a Change of Recommendation, (ii) approves, adopts or recommends any Acquisition Proposal or otherwise declares advisable (publicly or otherwise) or proposes to approve, adopt or recommend (publicly or otherwise) an Acquisition Proposal, or (iii) approves or recommends or enters into or allows the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement;

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the Merger Agreement, which breach would give rise to the failure of the condition to the Company’s obligation to close the Merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the Merger Agreement, and such breach or failure to be true cannot be cured by the Termination Date, or if capable of being cured, has not been cured within certain notice periods (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the closing conditions with respect to the representations and warranties of Parent and Merger Sub or compliance with their obligations not being satisfied); or

•

the Company has not delivered the Leverage Ratio Certificate to Parent and Merger Sub on or after the 10th day after such certificate is required to be delivered pursuant to Merger Agreement, or on or prior to the 10th day after delivery of Leverage Ratio Certificate, if such Leverage Ratio Certificate states that the Maximum Leverage Ratio has been exceeded (provided that Parent must exercise this right to terminate on or prior to the 20th day after the Leverage Ratio Certificate was required to be delivered or on or prior to the 10th day after its receipt of a Leverage Ratio Certificate that shows that the Maximum Leverage Ratio).

Termination Fees and Expense Reimbursement

Termination Fee

We will be required to pay Parent a termination fee equal to $5 million, if the Merger Agreement is terminated in connection with an Alternative Acquisition Agreement entered into with an Exempted Person and will be required to pay a Termination Fee equal to $12.5 million if:

•

Parent or the Company terminates the Merger Agreement due to our stockholders not having adopted the Merger Agreement by the requisite votes, any Person shall have publicly make a bona fide Acquisition Proposal after the date of this agreement but prior to such stockholders meeting, and within 12 months of such termination we enter into a definitive agreement with respect to an Acquisition Proposal, with respect to, in general, more than 50% of the voting power of the capital stock or more than 50% of the consolidated assets of the Company and such Acquisition Proposal is consummated;

•

Parent terminates the Merger Agreement due to the Board of Directors (i) making a Change of Recommendation, (ii) approving, adopting or recommending any Acquisition Proposal (publicly or otherwise) or proposing to approve, adopt or recommend (publicly or otherwise) an Acquisition Proposal, or (iii) approving or recommending or entering into or allowing the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement; or

•

we terminate the Merger Agreement after the Board of Directors has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and we enter into an Alternative Acquisition Agreement with respect to a Superior Proposal.

Expense Reimbursement

In all other circumstances other than those in which the Company is required to pay the Termination Fee, the Company may be obligated to reimburse transaction expenses incurred by Parent, Merger Sub and MDP up to $3 million upon termination of the Merger Agreement, if our stockholders meeting has been held and completed and our stockholders have not adopted the Merger Agreement by the requisite votes at such meeting or any adjournment or postponement of such meeting. In addition, the Company will be obligated to reimburse Parent and Merger Sub up to an additional $1 million of such expenses not previously reimbursed if within 12 months of such termination, we enter into a definitive agreement with respect to an Acquisition Proposal with respect to, in general, more than 50% of the voting power of the capital stock or more than 50% of the consolidated assets of the Company, and such Acquisition Proposal is consummated.

Parent Fee

Parent must pay us the Parent Fee of $27.5 million, in the event we terminate the Merger Agreement because:

•

there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in the Merger Agreement, which breach would give rise to the failure of the condition to the Company’s obligation to close the Merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the Merger Agreement, and such breach or failure to be true cannot be cured by the Termination Date, or if capable of being cured, has not been cured within certain notice periods; or

•

the mutual conditions of both parties and the conditions of Parent and Merger Sub have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger), the Company has given notice to Parent in writing that it is prepared to consummate the closing and Parent and Merger Sub fail to consummate the transactions contemplated by the Merger Agreement on the date the closing should have occurred under the Merger Agreement.

Leverage Termination Fee

Parent must pay us the Leverage Termination Fee of $5 million if:

•

all of the mutual conditions of the parties and the conditions to the obligations of Parent and Merger Sub have been satisfied (other than the condition which requires that our Consolidated Debt for Borrowed Money to Consolidated EBITDA ratio not exceed the Maximum Leverage Ratio); and

•

Parent terminates the Merger Agreement because we have not timely delivered the Leverage Ratio Certificate or we deliver a Leverage Ratio Certificate which states that the ratio of Consolidated Debt for Borrowed Money to Consolidated EBITDA exceeds the Maximum Leverage Ratio.

The Guarantors have agreed severally to guarantee the obligation of Parent to pay the Parent Fee or the Leverage Termination Fee, as applicable, pursuant to the Limited Guaranty.

Expenses

Except as otherwise provided above, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense. The surviving corporation shall pay all charges and expenses in connection with the Merger, including those of the paying agent. See “The Merger Agreement – Exchange and Payment Procedures”.

Specific Performance

Parent is entitled to an injunction, specific performance and other equitable remedies to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement. Parent also is entitled to seek specific performance to enforce all of the Company’s obligations under the Merger Agreement.

The Company has limited rights to seek specific performance of the obligations of Parent and Merger Sub under the Merger Agreement. The Company is only entitled to seek specific performance of Parent’s obligation to cause the equity financing to be funded to consummate the Merger and only if (i) Parent and Merger Sub are required to complete the closing pursuant to the Merger Agreement, (ii) the debt financing has been funded or will be funded at the closing of the Merger if the Equity Financing is funded at the closing of the Merger, (iii) Parent and Merger Sub fail to complete the closing of the Merger when required by the Merger Agreement and (iv) the Company has irrevocably confirmed that, if specific performance is granted and the Equity Financing and the debt financing are funded, the closing will occur.

Indemnification; Directors’ and Officers’ Insurance

From and after the Effective Time, the surviving corporation will indemnify and hold harmless our present and former officers and directors against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such officer’s or director’s service as a director or officer of the Company or its subsidiaries (or services performed at our request) at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated thereby and including any actions to enforce such indemnification obligations) to the fullest extent permitted by law.

We are required to (and if we are unable to do so, Parent will cause the surviving corporation to), obtain a six-year “tail” policy with respect to the currently existing officers’ and directors’ liability insurance policy and fiduciary liability insurance policy. Such policy must be obtained from an insurance carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance. This obligation is subject per each annual premium to a cap of 300% of the annual premium amount we are currently paying.

If we fail to purchase such “tail” policies, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable best efforts to purchase policies that are at least as favorable as the coverage provided under our existing policies, in each case, for the six-year period following the Effective Time. Parent’s obligation to provide this insurance will be capped per each annual premium at 300% of the annual premium amount we are currently paying. If annual premiums for such coverage exceed the cap, the surviving corporation must obtain a policy with the greatest coverage available for a premium price not exceeding the 300% cap per annum.

The present and former directors and officers of the Company will have the right to enforce the provisions of the Merger Agreement relating to their indemnification.

Access

Subject to certain exceptions, we will afford Parent and its authorized representatives reasonable access, during normal business hours, to the Company and our officers, employees, properties, offices and other facilities, books, contracts and records and will furnish Parent information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as may reasonably be requested.

Modification or Amendment

Subject to applicable law, at any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

MARKET PRICE OF COMMON STOCK

The Common Stock is listed for trading on the NYSE under the symbol “BWY”. The table below shows, for the periods indicated, the price range of the Common Stock, as reported by Bloomberg L.P. Because trading of the stock began during the third quarter of 2007, information is not presented prior to the fourth quarter of 2007, the first full quarter of activity.

	Common Stock Price
	High	Low
Fiscal 2007
Fourth Quarter	$14.92	$8.95

Fiscal 2008
First Quarter	$11.25	$9.01
Second Quarter	11.31	9.27
Third Quarter	10.09	8.59
Fourth Quarter	12.93	7.85

Fiscal 2009
First Quarter	$11.73	$4.25
Second Quarter	9.03	5.28
Third Quarter	18.00	7.89
Fourth Quarter	19.08	14.54

Fiscal 2010
First Quarter	$20.13	$15.87
Second Quarter	20.11	15.07

The closing price of the Common Stock on the NYSE on March 26, 2010, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $17.35 per share of Common Stock. On [— ], 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the Common Stock on the NYSE was $[—] per share of Common Stock. You are encouraged to obtain current market quotations for the Common Stock in connection with voting your shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the number of shares of Common Stock “beneficially owned” by each of our directors and each of our named executive officers, consisting of Kenneth M. Roessler, Michael B. Clauer, Kevin C. Kern, Jeffrey M. O’Connell and Dennis A. Bednar, all of our current directors and executive officers as a group, and each person known to be a beneficial owner of more than five percent of our outstanding stock. “Beneficial ownership” includes shares of Common Stock that a stockholder has the power to vote or the power to transfer, and also includes Common Stock options and appreciation rights that were either exercisable at the specified date or will become exercisable within 60 days thereafter and shares of Common Stock deliverable in connection with stock units. Shares of Common Stock subject to options that are exercisable within 60 days of March 31, 2010 are deemed beneficially owned by the person holding such options and are treated as outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of any other person. The business address of each director and executive officer is BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350.

The table reflects information provided by the directors, executive officers and beneficial owners of more than five percent of our outstanding Common Stock. Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed, and the beneficial ownership of the person or group does not exceed one percent of the outstanding Common Stock. Restricted stock units and deferred stock units represent shares subject to restrictions on transferability and which do not have voting rights until settlement at specified future dates. Share figures have been rounded down to whole shares.

Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned
Directors and Executive Officers
Jean-Pierre M. Ergas, Non-Executive Chairman	1,285,794	(1)	5.4%
Warren J. Hayford, Non-Executive Vice-Chairman (Independent)	1,894,494	(2)	8.2%
Earl L. Mason, Independent Director	21,781	(3)	*
Lawrence A. McVicker, Independent Director	18,621	(3)	*
David M. Roderick, Independent Director	18,621	(3)	*
Wellford L. Sanders, Jr., Independent Director	14,357	(3)	*
Thomas R. Wall, IV, Director(4) , (5)	—		*
David I. Wahrhaftig, Director(4), (5)	—		*
Kenneth M. Roessler, President and Chief Executive Officer, Director	630,991	(6)	2.7%
Michael B. Clauer, Executive Vice President and Chief Financial Officer	16,667	(7)	*
Kevin C. Kern, Senior Vice President and Chief Administrative Officer	231,455	(8)	1.0%
Jeffrey M. O’Connell, Vice President, Treasurer and Secretary	94,181	(9)	*
Dennis A. Bednar, Executive Vice President, Operations	20,000	(10)	*
All Directors and Executive Officers as a Group (13 persons)	4,246,962	(11)	16.7%

Other Stockholders
Kelso Investment Associates VI, L.P.	9,928,103	(12)	44.3%
KEP VI, LLC	9,928,103	(12)	44.3%
ValueAct SmallCap Master Fund, L.P.	1,325,654	(13)	5.9%

*	Less than 1%.
(1)	The figure represents options to purchase 1,285,794 shares, which could be exercised within 60 days of March 31, 2010. The options are held by Mr. Ergas (1,073,845 options) and by Sagre Group, L.P. (211,949 options). Sagre Group, L.P., is a limited partnership of which Mr. Ergas is the managing partner.

The figure does not include unvested options to purchase 428,037 shares, which we do not believe will vest and become exercisable within 60 days of March 31, 2010. These options will vest and become exercisable upon the achievement of certain stock performance criteria.

(2)	The figure includes: (a) 18,622 outstanding shares owned by Mr. Hayford (3,028 of the shares were issued under the Company’s independent director compensation plan for fiscal 2010. The shares are restricted and will vest ratably over the fiscal year ending September 30, 2010. Although not fully vested as of March 31, 2010, Mr. Hayford has sole voting power of the shares.); (b) options to purchase 754,074 shares, which he could exercise within 60 days of March 31, 2010; (c) 376,636 outstanding shares in two grantor retained annuity trusts (“GRAT”) from which Mr. Hayford receives annual annuity payments; (d) 175,949 outstanding shares in a family trust of which Mr. Hayford is beneficial owner; and (e) 569,213 outstanding shares held by the Warren Hayford Declaration of Trust, of which Mr. Hayford is beneficial owner.

Mr. Hayford is the settlor and the trustee of each GRAT. The 2009 Children Annuity Trust holds 76,636 shares and the 2009A Children Annuity Trust holds 300,000 shares. Mr. Hayford disclaims beneficial ownership of the shares held by the GRATs, except to the extent of his pecuniary interest therein.
(3)	The figure includes 3,028 shares issued under the Company’s independent director compensation plan for fiscal 2010. The shares are restricted and will vest at the end of the fiscal year on September 30, 2010. Although the shares will not be fully vested within 60 days of March 31, 2010, the director has sole voting power of the shares and the shares are included in the calculation of beneficial ownership.
(4)	The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.
(5)	Messrs. Wall and Wahrhaftig, as well as Frank T. Nickell, George E. Matelich, Michael B. Goldberg, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro and James J. Connors, II, may be deemed to share beneficial ownership of shares of Common Stock owned of record by Kelso Investment Associates VI, L.P. and KEP VI, LLC, by virtue oftheir status as managing members of KEP VI, LLC and Kelso GP VI, LLC, the general partner of Kelso Investment Associates VI, L.P. Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Connors share investment and voting power with respect to the shares of Common Stock owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC but disclaim beneficial ownership of such shares.
(6)	The figure includes 37,311 outstanding shares owned by Mr. Roessler and options to purchase 593,680 shares, which Mr. Roessler could exercise within 60 days of March 31, 2010.
(7)	The figure represents options to purchase 16,667 shares, which Mr. Clauer could exercise within 60 days of March 31, 2010.
(8)	The figure represents: (a) 23,897 outstanding shares owned by Mr. Kern; and (b) options to purchase 207,558 shares, which Mr. Kern could exercise within 60 days of March 31, 2010.
(9)	The figure represents: (a) 8,018 outstanding shares owned by Mr. O’Connell; (b) 15,000 outstanding shares held by the Jeffrey M. O’Connell, Sr. Living Trust dated August 5, 2008, of which Mr. O’Connell is trustee; and (c) options to purchase 71,163 shares, which Mr. O’Connell could exercise within 60 days of March 31, 2010.
(10)	The figure represents options to purchase 20,000 shares, which Mr. Bednar could exercise within 60 days of March 31, 2010.
(11)	The figure of outstanding shares and options, as described in the preceding footnotes and in footnote 12 below, excludes shares held by Kelso Investment Associates VI, L.P. and KEP VI, LLC that may be deemed to be beneficially owned by Mr. Wall and Mr. Wahrhaftig.
(12)	The shares of Common Stock beneficially owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC represent the combined share ownership of Kelso Investment Associates VI, L.P. and KEP VI, LLC. Kelso Investment Associates VI, L.P. and KEP VI, LLC, due to their common control, could be deemed to beneficially own each of the other’s shares, but disclaim such beneficial ownership. The business address of each reporting person is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.
(13)	Information is based solely on a Form 13F filed with the SEC on February 12, 2010. ValueAct SmallCap Master Fund, L.P. reports having sole voting and dispositive power for 1,325,654 shares as of December 31, 2009. The address of the reporting person is 435 Pacific Avenue, San Francisco, CA 94133.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the Per Share Merger Consideration provided for in the Merger Agreement, you have the right to seek appraisal of your shares of Common Stock and to receive payment in cash for the fair value of your shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $20.00 per share that you are otherwise entitled to receive under the terms of the Merger Agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the Merger Agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Common Stock, you must satisfy each of the following conditions:

You must deliver to the Company a written demand for appraisal of your shares of Common Stock before the vote is taken to approve the proposal to adopt the Merger Agreement, which must reasonably inform us of the identity of the holder of record of Common Stock who intends to demand appraisal of his, her or its shares of Common Stock; and you must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement.

If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive payment for your shares of Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Common Stock. A holder of shares of Common Stock wishing to exercise appraisal rights must hold of record the shares of Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of Common Stock of record through the Effective Time, because appraisal rights will be lost if the shares of Common Stock are transferred prior to the Effective Time. Voting against or failing to vote for the proposal to adopt the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the proposal to adopt the Merger Agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement.

All demands for appraisal should be addressed to BWAY Holding Company, Attention: Secretary, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350, and must be delivered before the vote is taken to approve the proposal to adopt the Merger Agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Common Stock.

To be effective, a demand for appraisal by a stockholder of Common Stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Common Stock of record. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares of Common Stock. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner.

Within ten days after the Effective Time, the surviving corporation in the Merger must give written notice that the Merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the Merger Agreement. At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the Merger Agreement for that stockholder’s shares of Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the Effective Time, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Common Stock and with whom agreements as to the value of their shares of Common Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Common Stock, the Delaware Court of Chancery will appraise the shares of Common Stock, determining their fair value as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Common Stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the Per Share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Moreover, we do not anticipate offering more than the Per Share Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Common Stock is less than the Per Share Merger Consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Common Stock, other than with respect to payment as of a record date prior to the Effective Time. However, if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $20.00 per share cash payment (without interest) for his, her or its shares of Common Stock pursuant to the Merger Agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the Merger is completed, the Common Stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Common Stock.

STOCKHOLDER PROPOSALS

If the Merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2011 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

Stockholders who intend to have a director nomination or proposal considered for inclusion in our proxy materials for presentation at the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) must submit the director nomination or proposal to us in writing, to be received no later than 5:00 p.m. (Eastern Time) on September 30, 2010, to the attention of the Corporate Secretary at the address of our principal executive office: BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350.

Assuming that the 2011 Annual Meeting of Stockholders is held no more than 30 days before, and no more than 60 days after, the anniversary date of the Company’s 2010 Annual Meeting of Stockholders, stockholders who intend to present a proposal at the 2011 Annual Meeting without inclusion of such proposal in our proxy materials are required to provide us notice of such proposal no later than November 24, 2010 or earlier than October 25, 2010.

In the event that the date of the 2011 Annual Meeting of Stockholders is more than 30 days before, or more than 60 days after, such anniversary date, notice of any such proposal must be provided to us no later than the later of the 60th day prior to the date of the 2011 Annual Meeting of Stockholders or the tenth day following the first public announcement of the date of the meeting or earlier than the close of business in the 90th day prior to the date of the 2011 Annual Meeting. Additionally, stockholders must comply with other applicable requirements contained in our bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements contained in our bylaws and applicable laws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1–800–SEC–0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.bwaycorp.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC.

This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended September 27, 2009 (filed with the SEC on December 11, 2009);

•	Quarterly Reports filed on Form 10-Q for the fiscal quarter ended December 31, 2009 (filed with the SEC on February 9, 2010);

•	Current Reports on Form 8-K filed with the SEC on January 7, 2010, March 30, 2010 and April 1, 2010; and

•	Definitive Proxy Statement for our 2010 Annual Meeting filed with the SEC on January 22, 2010.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to BWAY Holding Company, Attn: Investor Relations, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350, Telephone (770) 645-4800, on the Investors page of our corporate website at www.bwaycorp.com; or from our proxy solicitor, [—] (toll free at [(—] (banks and brokers call collect at [—], or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—], 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

Picasso Parent Company, Inc.,

Picasso Merger Sub, Inc.

and

BWAY Holding Company

Dated as of March 28, 2010

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Limited Guaranty
Exhibit C	Charter
Exhibit D	Bylaws

INDEX DEFINED TERMS

Terms	Page
10-K	51
10-Q	51
1995 Plan	7
2014 Note Transactions	50
Acceptable Confidentiality Agreement	32
Acquisition or Divestiture Agreement	21
Acquisition Proposal	68
Action	68
Affected Employees	41
Affiliate	68
Agreement	1
Alternate Debt Financing	45
Alternative Acquisition Agreement	32
Applicable Date	12
Bankruptcy and Equity Exception	11
Bylaws	3
Capitalization Representations	68
Certificate	3
Certificate of Merger	2
Change of Recommendation	33
Charter	2
Chosen Courts	62
Closing	2
Closing Date	2
Code	6
Common Stock	3
Company	1
Company Board	1
Company Disclosure Schedule	8
Company Fee Property	20
Company Financial Statements	13
Company Group	68
Company Intellectual Property	20
Company Leased Property	20
Company Leases	20
Company Material Adverse Effect	69
Company Option	7
Company Real Property	20
Company Recommendation	11
Company Reports	12
Confidentiality Agreement	66
Consent Solicitation	50
Consolidated Debt for Borrowed Money	69
Consolidated EBITDA	70
Contract	68
Credit Agreement	70
D&O Insurance	42
Debt Commitment Letter	26
Debt Financing	26

Terms	Page
Debt Payoff	47
Debt Tender Offer	50
DGCL	1
Dissenting Shares	3
Effective Time	2
Environmental Law	71
Equity Financing	26
Equity Financing Letter	26
Equity Interest	71
ERISA	15
ERISA Group	14
Excessive Leverage Certificate	57
Exchange Act	12
Exchange Fund	4
Excluded Shares	3
Exempted Person	71
Expense Reimbursement	58
FCPA	16
Fee Letter	26
Financing	26
Financing Letters	26
Fund Manager	71
GAAP	13
Goldman Sachs	23
Governmental Entity	12
Hazardous Substance	71
HSR Act	12
Indemnified Parties	42
Indenture	71
Intellectual Property	71
ISRA	12
Knowledge	71
Latest Balance Sheet	71
Law	71
Leverage Ratio Certificate	51
Leverage Termination Fee	59
Lien	72
Limited Guaranty	1
Marketing Period	72
Material Contracts	21
Maximum Leverage Ratio	53
Merger	1
Merger Communication	73
Merger Sub	1
Multiemployer Plan	15
New Debt Commitment Letter	45
Non-Flex Discount	70
No-Shop Period Start Date	32
Notes	68
NYSE	12
Omnibus Plan	7

Terms	Page
Option Plans	7
Order	73
Parent	1
Parent Disclosure Schedule	24
Parent Fee	59
Parent Group	60
Parent Material Adverse Effect	73
Paying Agent	4
PBGC	15
Per Share Merger Consideration	3
Permits	16
Permitted Liens	73
Person	73
Plans	14
Preferred Stock	9
Proxy Statement	36
Record Date	37
Record Holder	74
Registered Intellectual Property	19
Regulatory Law	74
Representatives	32
Requisite Company Vote	11
Requisite Parent Vote	25
SEC	8
Securities Act	74
Share	3
Shares	3
Solvent	74
Stock Incentive Plan	7
Stockholder Approval	52
Stockholders Meeting	37
Subsidiary	74
Superior Proposal	74
Surviving Corporation	2
Takeover Statutes	23
Tax	75
Tax Return	75
Taxes	75
Termination Date	54
Termination Fee	75
Transaction Committee of the Board of Directors	1
Transaction Litigation	40
Voting Agreement	1
WARN Act	23

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 28, 2010 (this “Agreement”), by and among Picasso Parent Company, Inc., a Delaware corporation (“Parent”), Picasso Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and BWAY Holding Company, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a committee of the Company Board consisting only of independent directors of the Company (the “Transaction Committee of the Board of Directors”), and the respective boards of directors of Parent and Merger Sub have each unanimously approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), and have approved and declared advisable this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Kelso Investment Associates VI, L.P. and KEP VI, LLC are entering into a voting agreement with Parent and Merger Sub in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which, among other things, and subject to the terms and conditions contained therein, each of them has agreed to vote the Shares owned by them for approval of the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, the Guarantors (as defined in the Limited Guaranty) are entering into a limited guaranty in favor of the Company in the form attached hereto as Exhibit B (the “Limited Guaranty”), pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the provisions of the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II.

1.2. Closing. The closing of the Merger (the “Closing”) will take place: (a) at 9:00 a.m., New York City time, on the second Business Day after satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article VI (excluding the conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall not occur until the earlier to occur of (i) a date during the Marketing Period specified by Parent on three (3) Business Days written notice to the Company and (ii) the first (1st) Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VI for the Closing as of the date determined pursuant to this proviso), or (b) at such other date, time, and/or place as agreed to in writing by the parties hereto. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”. For the avoidance of doubt, a condition set forth in Article VI may only be waived in writing by the party or parties entitled to such condition under this Agreement.

1.3. Effective Time. Subject to the terms and conditions hereof, on the Closing Date, the Company and Parent will cause a certificate of merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and shall take all such reasonable further actions as may be required by Law to make the Merger effective. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the office of the Secretary of State of the State of Delaware or at such later date and time as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

ARTICLE II

EFFECTS OF THE MERGER

2.1. Effects of the Merger. The Merger shall have the effects specified in the DGCL and this Agreement.

2.2. The Certificate of Incorporation. From and after the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Merger, shall be amended in its entirety in the Merger as set forth in Exhibit C hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or by applicable Law (subject to Section 5.10).

2.3. The Bylaws. From and after the Effective Time, the bylaws of the Company, as in effect immediately prior to the Merger, shall be amended in their entirety as set forth in Exhibit D hereto, and, as so amended shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law (subject to Section 5.10).

2.4. Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

2.5. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

2.6. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Merger Sub, the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a) Merger Consideration. Each share (a “Share” or, collectively, the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time, other than (i) Shares to be cancelled pursuant to Section 2.6(d), (ii) Shares owned by Parent,

Merger Sub or any other Subsidiary of Parent as of immediately prior to the Effective Time and (iii) Shares (the “Dissenting Shares”) that are, as of immediately prior to the Effective Time, owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such Shares (each Share referred to in clause (i), clause (ii) or clause (iii) above being an “Excluded Share” and collectively, “Excluded Shares”) shall be converted into the right to receive $20.00 in cash (the “Per Share Merger Consideration”), without interest. Except as provided in Section 2.6(d), at the Effective Time, all of the Shares shall cease to be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of Shares) which immediately prior to the Effective Time represented any Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration multiplied by the number of such Shares, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holder of any Dissenting Shares to receive the payment referred to in Section 2.7(f) with respect to such Dissenting Shares.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Treasury Shares; Shares Owned by Subsidiaries. Any Share owned by the Company (whether held in treasury or otherwise) or any direct or indirect wholly-owned Subsidiary of the Company shall not represent the right to receive the Per Share Merger Consideration and shall be treated as an Excluded Share pursuant to Sections 2.6(a) and (b) hereof, unless Parent elects in writing prior to the Effective Time for such Share to be converted in connection with the Merger into one share of a class of stock of the Surviving Corporation designated by Parent.

2.7. Payment.

(a) Paying Agent. At or promptly after the Effective Time, Parent shall deposit, and/or shall cause to be deposited (including by causing the Company and its Subsidiaries to deposit), with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the Record Holders of Shares, for exchange in accordance with this Article II through the Paying Agent, a cash amount in immediately available funds necessary for the Paying Agent to make the aggregate payments under Section 2.6(a) (such cash being hereinafter referred to as the “Exchange Fund”). If, after the Effective Time, a Dissenting Stockholder effectively withdraws its demand for, or loses its, appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, Parent shall deposit, or cause to be deposited, with the Paying Agent additional funds in an amount equal to the product of (i) the number of Dissenting Shares for which the Dissenting Stockholder has withdrawn its demand for, or lost its, appraisal rights pursuant to Section 262 of the DGCL and (ii) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall be payable to Parent or, at Parent’s direction, the Surviving Corporation and any amounts in excess of the amounts payable under Section 2.6(a) shall be promptly returned to Parent or, at Parent’s direction, the Surviving Corporation. Without limiting the obligations of the Surviving Corporation under the DGCL with respect to the Merger, to the extent that there are any losses with respect to any such investments, Parent shall, or shall cause the Surviving

Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such aggregate payments under Section 2.6(a). The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.6(a) except to the extent expressly provided in this Agreement.

(b)	Payment Procedures.

(i) Letter of Transmittal. Promptly (and in any event within three Business Days) after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each Record Holder of Shares (other than Excluded Shares to the extent such Record Holder does not also hold Shares that are not Excluded Shares) a letter of transmittal in customary form and with such other provisions as Parent and the Company shall reasonably agree and instructions for use in surrendering the Certificates representing such Shares and determining the amount to which such Record Holder is entitled as a result of the Merger in respect thereof.

(ii) Payment for Shares. Upon delivery to the Paying Agent of such letter of transmittal by any Record Holder of Shares (other than Excluded Shares), duly completed and signed in accordance with its instructions, together with such other documents as may be reasonably required pursuant to such instructions and surrender of the Certificate (if any) that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu thereof as provided in Section 2.7(e), or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement), such Record Holder shall be entitled to receive from the Exchange Fund a cash amount in immediately available funds equal to the number of such Shares multiplied by the Per Share Merger Consideration, and, if applicable, the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable as provided above. Risk of loss of and title to any Certificate will pass only upon proper delivery as provided above. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the applicable letter of transmittal and the Certificate representing such Shares is presented to the Paying Agent and is accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. The Per Share Merger Consideration paid with respect to any Share in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

(c) Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Person presents to the Surviving Corporation, Parent or Paying Agent any Certificates or any transfer instructions relating to Shares cancelled in the Merger, such Person shall be given a copy of the letter of transmittal referred to in Section 2.7(b)(i) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such Person is entitled with respect to such Shares pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration for such Shares upon compliance with the instructions in the form of letter of transmittal referred to in Section 2.7(b)(i), without any interest thereon. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Record Holder claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Record Holder of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount equal to the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration, without any interest thereon.

(f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, no Person who has prior to the Effective Time perfected a demand for appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost such Person’s right to appraisal under the DGCL with respect to such Dissenting Shares. Unless and until a Dissenting Stockholder shall have effectively so withdrawn or lost such Dissenting Stockholder’s right to appraisal under the DGCL with respect to Dissenting Shares, such Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company stockholders’ rights of appraisal and (ii) the opportunity to participate in and the opportunity to timely exercise reasonable rights of control over negotiations and proceedings with respect to demands for appraisal by Company stockholders under the DGCL; provided that Parent shall not be permitted to take any action in connection therewith that would require the Company to incur material costs or to pay any amount prior to the Closing or to take or refrain from taking any action that would reasonably be expected to be adverse to the Company if the Closing does not occur. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), voluntarily (x) make any payment with respect to any demands for appraisal or any offer to settle or (y) settle any such demands.

(g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in pursuant to this Agreement (including pursuant to Sections 2.6(a) and 2.8) such Taxes as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or the rules and regulations promulgated thereunder, and any other applicable provision of Law. In the event that the Company is required to make a payment to Fund Manager pursuant to Section 7.5, the Company shall be entitled to deduct and withhold Taxes it is required to deduct and withhold from such payment unless Fund Manager provides the Company with a duly executed Internal Revenue Service Form W-9 (or other acceptable form) establishing a complete exemption from U.S. federal income tax withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent, the Company or the Paying Agent, as the case may be, such deducted and withheld amounts (i) shall be remitted by Parent, the Company, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation, the Company, Parent or the Paying Agent, as the case may be.

(h) No Further Dividends. No dividends or other distributions with respect to capital stock of the Company with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

2.8. Treatment of Option Plans. At the Effective Time, each outstanding option to purchase Shares (each, a “Company Option”) (i) granted under the BWAY Holding Company 2007 Omnibus Incentive Plan (the “Omnibus Plan”) or the BWAY Corporation Fourth Amended and Restated 1995 Long-Term Incentive Plan (the “1995 Plan”) that has vested on or prior to the Closing Date in accordance with the terms of Omnibus Plan or 1995 Plan as in effect on the date hereof or any written agreement executed and delivered by the Company prior to the date hereof, (ii) that is a Service Option or Performance Option granted under the Amended and Restated BCO Holding Company Stock Incentive Plan (the “Stock Incentive Plan” and, together with the Omnibus Plan and the 1995 Plan, the “Option Plans”) that has vested on or prior to the Closing Date in accordance with the terms of the Stock Incentive Plan as in effect on the date hereof or any written agreement executed and delivered by the Company prior to the date hereof, and (iii) that is an Exit Option granted under the Stock Incentive Plan that shall have either vested on or prior to the Closing Date in accordance with the terms of the Stock Incentive Plan as in effect on the date hereof or any written agreement executed and delivered by the Company prior to the date hereof or not have vested on or prior to Closing Date but by its terms vests based on a price per share public trading average that is less than the Per Share Merger Consideration, shall be cancelled, as of the Effective Time, and automatically converted into the right to receive a single lump sum cash payment equal to the product of (x) the total number of Shares subject to the Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less in each case applicable Taxes required to be withheld or deducted with respect to such payment; provided that, in the event that the exercise price per Share of any such vested Company Option is equal to or greater than the Per Share Merger Consideration, such vested Company Option shall automatically be canceled, as of the Effective Time, without any cash or other payment being made in respect thereof. All outstanding Company Options not described in clauses (i), (ii) or (iii) of this Section 2.8 that have not vested or do not vest on or prior to the Closing Date in accordance with its terms as in effect on the date hereof under any Option Plan, shall automatically be cancelled, as of the Effective Time, without any cash or other payment being made in respect thereof; provided that no such cancellation or termination of such Company Options (or termination of any Option Plan pursuant to the immediately following sentence) shall terminate, cancel or otherwise affect any restrictive covenant binding on the holder of such Company Option contained in any of the Option Plans or any agreement entered into pursuant thereto. The Company Board (or, if appropriate, any committee thereof administering the Option Plans) shall adopt such resolutions or take such other actions as are required to terminate each Option Plan and each Company Option effective as of the Effective Time in accordance with this Section 2.8 and to give effect to the transactions contemplated by this Section 2.8, including taking all actions required by or necessary and appropriate to cause all Company Options that have not vested at or prior to the Effective Time according to their respective terms as in effect as of the date hereof (other than any Exit Option that has not vested on or prior to Closing Date but by its terms vests based on a price per share public trading average that is less than the Per Share Merger Consideration) to be cancelled effective as of the Effective Time. Without limiting the right of holders of Exit Options that have not vested on or prior to Closing Date but by their terms vest based on a price per share public trading average that is less than the Per Share Merger Consideration to receive payment in respect thereof in accordance with clause (iii) of this Section 2.8, in no event shall the Company Board (or any committee thereof) take any action to accelerate the vesting of any Company Option that would not otherwise vest in accordance with its terms as in effect on the date hereof without regard to such voluntary acceleration.

2.9. Adjustments to Prevent Dilution. In the event that, between the date of this Agreement and the Effective Time, the Company changes the number of Shares issued and outstanding as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be correspondingly adjusted to reflect such change and to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company Reports (other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward-looking in nature) filed with the Securities and Exchange Commission (the “SEC”) after September 27, 2009 and prior to the date of this Agreement (other than any matters required to be disclosed for purposes of the Capitalization Representations, which matters shall only be disclosed by disclosure in the Company Disclosure Schedule) or (ii) the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Schedule”) (with it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection only to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1. Organization, Standing and Power. Each of the Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation (with respect to jurisdictions that recognize the concept of good standing) or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, qualified, in good standing or to have such power or authority does not constitute or would not reasonably be expected to constitute a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of the Company and each of its Subsidiaries, each as amended to the date of this Agreement, and each as so delivered in full force and effect. As of the date hereof or any date following the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Company Disclosure Schedule, neither the Company nor any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Laws or any similar Law of any other jurisdiction, become insolvent (without giving effect to the transactions contemplated hereby) or become subject to conservatorship or receivership.

3.2. Capital Structure.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on March 24, 2010, (i) 22,371,376.0496 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were outstanding, (iii) no shares of Common Stock were held by the Company in its treasury and (iv) no Shares were owned by any Subsidiary of the Company. As of the close of business on March 24, 2010, other than 5,161,232 shares of Common Stock reserved for issuance upon exercise of outstanding Company Options under the Option Plans, the Company has no Shares reserved for issuance under any equity compensation plan. Section 3.2(a) of the Company Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, of each Company Option issued under the Option Plans, including the holder of such Company Option, the date of grant of such Company Option, the number of Shares subject to such Company Option, the exercise price applicable to each such Company Option, the Option Plan under which such Company Option was granted, whether such Company Option is an “incentive stock option” within the meaning of Section 422(b) of the Code, and the portion of such Company Option that is currently vested. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, and were not issued in violation of, any preemptive rights. All Shares issuable upon exercise of Company Options have been duly reserved for issuance by the Company, and upon any issuance of such Shares in accordance with the terms of the Option Plans, will be duly authorized, validly issued and fully paid and nonassessable and will not be subject to, and will not be issued in violation of, any preemptive rights.

(b) All of the issued and outstanding shares of capital stock or other Equity Interests of each of the Subsidiaries of the Company have been duly authorized and validly issued, and are fully paid and nonassessable and free and clear of any Liens (other than, with respect to Equity Interests of the Subsidiaries of the Company, Liens securing indebtedness under the Credit Agreement as in effect on the date of this Agreement), and are not subject to, and were not issued in violation of, any preemptive rights, and are owned of record and beneficially by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien (except for such transfer restrictions of general applicability as may be provided under the Securities Act and other applicable securities Laws). Section 3.2(b) of the Company Disclosure Schedule sets forth the name of each Subsidiary of the Company, the jurisdiction of organization of each Subsidiary, the number of issued and outstanding Equity Interests of such Subsidiary and the record and beneficial owner of each such outstanding Equity Interest of such Subsidiary.

(c) Except as set forth on Section 3.2(a) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such Equity Interests or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any capital stock or other Equity Interests of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding Contracts to which the Company or any of its Subsidiaries is a party affecting the voting rights of, or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company or any of its Subsidiaries. Since March 24, 2010, neither the Company nor any of its Subsidiaries has issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or any other Equity Interests in the Company or any of its Subsidiaries, except for issuances of Common Stock pursuant to exercise of Company Options set forth on Section 3.2(a) of the Company Disclosure Schedule and outstanding as of such date in accordance with the terms of such Company Options as of such date. There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders of the Company or any of its Subsidiaries may vote.

(d) Except for the capital stock and other Equity Interests of the Company’s Subsidiaries set forth on Section 3.2(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other Equity Interests in any Person. Neither the Company nor any of its Subsidiaries has entered into any commitment, arrangement or other Contract, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make any investment in any other Person.

3.3. Corporate Authority and Approval.

(a) The Company has all requisite corporate power and authority necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the consummation of the Merger, the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) On or prior to the date of this Agreement, the Company Board (upon the unanimous recommendation of the Transaction Committee of the Board of Directors) has, at a meeting duly called and held in which all directors were present, unanimously adopted resolutions by a unanimous vote (i) approving this Agreement, (ii) declaring this Agreement and the Merger fair and advisable and directing that this Agreement be submitted to the Company’s stockholders for their adoption, and (iii) recommending to the holders of Shares that they vote in favor of adopting this Agreement in accordance with the terms hereof (the “Company Recommendation”), which resolutions, subject to Section 5.2, have not been subsequently withdrawn or modified in a manner adverse to Parent.

(c) The Transaction Committee of the Board of Directors has unanimously recommended that the Company adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, which determination and recommendation, subject to Section 5.2, have not been subsequently withdrawn or modified in a manner adverse to Parent.

3.4. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not (i) assuming that the Requisite Company Vote is obtained, conflict with or violate the certificate of incorporation or by-laws of the Company or the organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the Requisite Company Vote is obtained and all consents, approvals, authorizations, declarations and permits contemplated by subsection (b) below have been obtained, and all filings described in subsection (b) below have been made, require any consent or approval under, require any notice to any Person pursuant to the terms of, result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become an event of default) under, or give rise to any right of termination, acceleration, vesting, amendment or other alteration in the rights under, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound (other than, solely with respect to any such right of termination, any Contract that is otherwise terminable by the counterparty thereto on 90 days’ or less notice) or any Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except, in the case of clause (ii) above, for any such violation, breach, termination, default, acceleration, alteration or other occurrence that, individually or in the aggregate, would not reasonably be expected to constitute a Company Material Adverse Effect or prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any domestic or foreign, transnational, federal, state or local, governmental, administrative, judicial or regulatory authority, agency, commission, body, court, self regulatory organization, or other legislative or judicial governmental entity (each, a “Governmental Entity”), except for (i) the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and the applicable Regulatory Laws of Austria and, if required, Spain, (iii) the applicable requirements of the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended, and the rules and regulations promulgated thereunder (“ISRA”), (iv) the applicable requirements of the New York Stock Exchange (the “NYSE”), (v) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (vi) any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to constitute a Company Material Adverse Effect or prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

3.5. Company Reports; Financial Statements.

(a) The Company has timely filed or furnished, as applicable, all forms, statements, certifications, reports and other documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act, as the case may be, since September 30, 2007 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Company Subsidiaries, on the other hand, occurring since the Applicable Date and prior to the date hereof and not available on the SEC’s EDGAR system prior to the date of this Agreement. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company Reports. To the Knowledge of the Company, as of the date hereof, none of the Company Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) The Company and its Subsidiaries have established and maintain internal controls and procedures and disclosure controls and procedures required by Rule 13a-15 and/or 15d-15 under the Exchange Act. Such controls and procedures are designed to provide reasonable assurance and are effective in providing reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP and (ii) that the Company’s principal executive officer and its principal financial officer are alerted on a timely basis to material information required to be included in the Company’s periodic reports required under the Exchange Act. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (x) all significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c) Each of the consolidated financial statements of the Company included in or incorporated by reference into the Company Reports (including, in each case, the related notes and schedules thereto) (the “Company Financial Statements”) fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect) and, in each case were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

3.6. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations (i) set forth or reflected or reserved against in the Latest Balance Sheet, (ii) incurred in the ordinary course of business since September 27, 2009, (iii) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, or (iv) that would not, individually or in the aggregate, reasonably be likely to constitute a Company Material Adverse Effect.

3.7. Absence of Certain Changes. Since September 27, 2009, except as set forth on Section 3.7 of the Company Disclosure Schedule, (i) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course of such business consistent with past practice, except in connection with this Agreement and the transactions contemplated herein, (ii) there has not occurred any Company Material Adverse Effect and (iii) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 5.1 hereof.

3.8. Litigation. Section 3.8 of the Company Disclosure Schedule sets forth as of the date hereof each material Action pending, or to the Knowledge of the Company, threatened to which the Company or any of its Subsidiaries is party or subject or any of their respective properties or assets are subject. No Action is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case, which, individually or in the aggregate, if adversely decided, would reasonably be expected to result in a Company Material Adverse Effect or would prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement. None of the Company or any of its Subsidiaries is a party to or subject to or bound by the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries or specifically imposed on the portions of the packaging industry in which they conduct business, which would reasonably be expected to constitute a Company Material Adverse Effect or would prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement.

3.9. Employee Benefits.

(a) The Company has heretofore delivered or made available to Parent true and complete copies of each “employee benefit plan” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), and (i) each material employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, severance or termination pay, retention, change of control, collective bargaining, hospitalization or other medical, life or other employee benefit-related insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, whether written or oral, sponsored, maintained or contributed to or required to be contributed to by the Company or any member of its “controlled group,” within the meaning of Section 414(b), (c) or (m) of the Code (together, the “ERISA Group”), for the benefit of any employee or former employee, director, or contractor of the ERISA Group (collectively, disregarding the materiality qualifier, the “Plans”), (ii) if any Plan is funded through a trust or any third party funding vehicle (including insurance), copies of such trust or other vehicle, and (iii) with respect to each Plan (as applicable), the most recent actuarial and trust reports, the most recent Form 5500 and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, all material communications received from or sent to the IRS, the PBGC (as defined below) or the Department of Labor (including a written description of any oral communication), any actuarial study of any post-employment life or medical benefits provided under any such Plan, any statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any, and all amendments and modifications to any such document.

(b) Section 3.9(b) of the Company Disclosure Schedule contains a true and complete list of all material Plans.

(c) No member of the ERISA Group has any legally binding plan or commitment to create any additional Plan or modify or change any existing Plan that would be reasonably expected to result in material liabilities to the ERISA Group, except as may be required by Law or under an applicable collective bargaining agreement that is listed in Section 3.15(b) of the Company Disclosure Schedule.

(d) No member of the ERISA Group has incurred, or reasonably expects to incur, (i) any material liability under Title IV of ERISA, including any such liability arising out of Actions instituted by the PBGC, (ii) any material liability under Section 4201 et seq. of ERISA in connection with any Plan that is a Multiemployer Plan, or (iii) any material liability (including as a result of any indemnification obligation) under Title I of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans. For purposes of this Agreement, (i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, (ii) “PBGC” means the Pension Benefit Guaranty Corporation and (iii) “Multiemployer Plan” means a multiemployer plan within the meaning of section 4001(a)(3) of ERISA.

(e) No member of the ERISA Group is bound by any contract or agreement under which such member has any liability (contingent or otherwise) described in Sections 4204, 4212(c), or 4069 of ERISA. No member of the ERISA Group has received notice that any Multiemployer Plan is in “endangered” or “critical” status under Section 432 of the Code, is insolvent or in reorganization within the meaning of Sections 4241 and 4245 of ERISA, respectively, or has experienced a “mass withdrawal” or “partition” within the meaning of Sections 4041A(a)(2) and 4233 of ERISA, respectively. No asset of the Company or any of its Subsidiaries is subject to any Lien under ERISA or the Code related to any Plan.

(f) Each of the Plans has been operated and administered in all material respects in accordance with the terms of such Plan, all applicable collective bargaining agreements and all applicable Laws, including but not limited to ERISA and the Code, and no governmental audits or Actions are pending or, to the Knowledge of the Company, threatened.

(g) Each of the Plans which is intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and the Company has no Knowledge of an occurrence of an event since the date of such determination letter that would reasonably be expected to adversely affect such qualification or tax-exempt status. No Plan is a “multiple employer plan” for purposes of sections 4063 or 4064 of ERISA.

(h) Full payment has been made, or will be made in accordance with ERISA and the Code, of all amounts which any member of the ERISA Group is required to pay on or before the Closing Date under the terms of each of the Plans and Sections 412 and 430 of the Code, and all contributions or payments related to the Plans that are not yet due have been properly accrued as a liability in the Latest Balance Sheet to the extent required by GAAP. Each Plan that is subject to the minimum funding standards of the Code or ERISA satisfies such standards, and no waiver of such funding has been sought or obtained. In addition, no such Plan incurred an “accumulated funding deficiency” within the meaning of the Sections 412 and 430 of the Code or 302 and 303 of ERISA whether or not waived.

(i) No employee, director or consultant (or a spouse or dependent thereof) is or will become entitled to post-retirement or post-employment death, medical or life insurance benefits, other than coverage mandated by Section 4980B of the Code or similar Law for which such individual pays the full cost of coverage.

(j) There have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan, and no breach of fiduciary duties (within the meaning of ERISA) have occurred, in each case that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(k) No Plan that is a defined benefit plan subject to Title IV of ERISA has been completely or partially terminated or been the subject of a reportable event (within the meaning of Section 4043 of ERISA) within the past six years, in each case as would reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(l) Any option to acquire any shares of capital stock of the Company or any of its Subsidiaries issued by the Company or any of its Subsidiaries that is intended to be an “incentive stock option” meets all the requirements imposed by Code Section 422(b).

3.10. Compliance.

(a) Except as does not, and would not reasonably be expected to, constitute a Company Material Adverse Effect, (i) the business of the Company and its Subsidiaries is, and since the Applicable Date has been, conducted in compliance with all applicable Laws and (ii) the Company and its Subsidiaries hold and are in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (collectively, “Permits”) necessary for the lawful conduct of their businesses as presently conducted or ownership, use, occupancy and operation of its assets and properties. The Company is in material compliance with the applicable listing, corporate governance and other rules and regulations of the NYSE.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company, any Subsidiary of the Company, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder, the “FCPA”), or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the last three (3) years, neither the Company nor any of its Subsidiaries has received any communication that alleges that the Company or any of its Subsidiaries, or any Representative thereof, is or may be in violation of, or has or may have any material liability under, the FCPA which has not been resolved.

3.11. Environmental Matters.

(a) Except for such matters that do not, and would not reasonably be expected to, constitute a Company Material Adverse Effect (i) the Company and its Subsidiaries have complied with and are in compliance with applicable Environmental Laws, (ii) the Company and its Subsidiaries possess and maintain in good standing all permits, licenses, approvals and authorizations required under applicable Environmental Laws for the operation of the business as presently conducted and there is no action pending or, to the Knowledge of the Company, threatened to revoke any such permits, licenses, approvals and authorizations, (iii) neither the Company nor any Subsidiary has received any notice of violation of or liability under any applicable Environmental Law, other than such notice of violation or liability that has been settled or resolved without future obligations, (iv) there are no Actions pending or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary under any Environmental Law, (v) none of the Company or any of its Subsidiaries is a party to or subject to the provisions of any outstanding Order pursuant to any Environmental Law, (vi) none of the Company or any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Substance or owned or operated any property or facility contaminated by any Hazardous Substance so as to give rise to or so as would reasonably be expected to give rise to liabilities under any Environmental Law, (vii) since February 7, 2003, in connection with the purchase or sale of any real property or any business owning or leasing real property, none of the Company or any of its Subsidiaries have contractually or, to the Knowledge of the Company or any of its Subsidiaries, in any other manner assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person arising under or pursuant to any Environmental Law or in connection with the treatment, storage, disposal or release of or exposure to any Hazardous Substance, and (viii) neither the Company nor any of its Subsidiaries have any liability with respect to the presence of asbestos, silica, lead, mercury, or other Hazardous Substances in any product or item or at or upon any property or facility.

(b) The Company has made available to Parent and Merger Sub all environmental assessments and audits, environmental investigation reports and all other environmental documents, in each case materially bearing on material environmental matters or material environmental liabilities prepared since February 7, 2003, in each case relating to the Company, any of its Subsidiaries, or any of their respective predecessors or affiliates, or any of their current or former properties or facilities, to the extent such documents are in the possession or custody of the Company or any of its Subsidiaries.

(c) Notwithstanding any other representation or warranty in Article III of this Agreement, the representations and warranties contained in this Section 3.11 constitute the sole representations and warranties of the Company relating to any Environmental Law.

3.12. Taxes.

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them, and all such filed Tax Returns are correct, complete and accurate in all material respects, (ii) have withheld and paid over to the appropriate Tax authority all material amounts of Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, independent contractor, stockholder, creditor or other third party, and (iii) within three (3) years of the date hereof, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, and within six (6) years of the date hereof, have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) (A) have been paid, or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Latest Balance Sheet in accordance with GAAP. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return, except for automatic extensions. Within the last six (6) years, no written claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to material taxation by that jurisdiction. Neither the Company nor any Subsidiary of the Company is a party to or bound by any closing or other agreement with any Governmental Entity with respect to income Taxes or a material amount of other Taxes.

(b) As of the date hereof, there are not pending or being conducted or, to the Knowledge of the Company, threatened in writing, any audits, requests for information, administrative or judicial proceedings (or other similar Actions initiated by a Governmental Entity) in respect of income or other material Tax matters to which the Company is a party. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which has not been fully paid or adequately reserved in the Latest Balance Sheet in accordance with GAAP.

(c) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Code Section 355 or 361. Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code or any “transaction of interest” within the meaning of Section 1.6011-4(b)(6) of the Treasury Regulations promulgated under the Code.

(d) Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including any severance considered to be paid in connection with the transactions contemplated hereby), will result in any payment to any “disqualified individual” (as defined in Treasury Regulation 1.280G-1) that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax Law). Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or non-U.S. Tax Law).

(e) Neither the Company nor any of its Subsidiaries is a party to or bound by any material Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for material Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law).

(f) Except as adequately reserved in the Latest Balance Sheet in accordance with GAAP, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date in a transaction outside the ordinary course of business consistent with past practice; or (F) election made pursuant to Code Section 108(i) made effective on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has requested a material change in method of accounting with any taxing authority that has not been accepted.

(g) Section 3.12(g) of the Company Disclosure Schedule correctly sets forth each entity classification election that has been made pursuant to Section 301.7701-3 of the U.S. Treasury Regulations with respect to the Company and its Subsidiaries (other than SC Plastics LLC), and with respect to each such election, the effective date thereof and the classification elections pursuant thereto.

(h) Each contract, agreement, arrangement, or plan of the Company or any of its Subsidiaries that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects. Neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(i) As of the date hereof, all material Taxes of the Company and its Subsidiaries attributable to the period from and after the date of the Latest Balance Sheet and continuing through the Closing Date are attributable to either (i) the conduct by the Company and its Subsidiaries of their operations in the ordinary course of business or (ii) the matters disclosed on Section 3.7 of the Company Disclosure Schedule.

(j) Neither the Company nor any of its Subsidiaries has granted any power of attorney with respect to any matters related to material Taxes that is currently in force.

3.13. Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a list of all material patents, patent applications, registered copyrights, registered marks (including trademarks and service marks, to the extent registered), applications to register marks and registered domain names, in each case that are owned by the Company or its Subsidiaries (collectively, the “Registered Intellectual Property”). The Company or a Subsidiary of the Company is the sole and exclusive owner of the Registered Intellectual Property, and the Registered Intellectual Property is not subject to any Lien other than Permitted Liens. To the Knowledge of the Company, each item of material Registered Intellectual Property is valid and enforceable, and each item of material Company Intellectual Property is not being misappropriated, violated, or infringed in any manner materially adverse to the Company or any of its Subsidiaries by any third party.

(b)(i) The Company and its Subsidiaries own, free and clear of any Lien other than Permitted Liens, or have a valid and enforceable right to use all material Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property”), (ii) no claims are pending or, to the Knowledge of the Company, threatened, alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property and to the Knowledge of the Company, neither the Company nor any Subsidiary thereof has received any notices regarding the foregoing, and (iii) to the Knowledge of the Company, neither the Company nor any Subsidiary thereof has violated, misappropriated or infringed, and the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe, the Intellectual Property of any other Person.

(c) To the Knowledge of the Company, the Company and its Subsidiaries have all material information technology systems sufficient to operate, in all material respects, their business as currently conducted.

3.14. Properties.

(a) Except as does not, and would not reasonably be expected to, constitute a Company Material Adverse Effect, the Company or one of its Subsidiaries has (i) good and valid title to each parcel of real property described on Section 3.14(a)(i) of the Company Disclosure Schedule (the “Company Fee Property”), free and clear of all Liens, other than Permitted Liens, (ii) a good and valid leasehold interest in each material parcel of real property leased by the Company or any of its Subsidiaries (the “Company Leased Property” and together with the Company Fee Property, the “Company Real Property”) pursuant to a lease set forth on Section 3.14(a)(ii) of the Company Disclosure Schedule (the “Company Leases”) and (iii) owns or leases all of the material personal property shown to be owned or leased by the Company or any of its Subsidiaries on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, other than Permitted Liens, except to the extent disposed of in the ordinary course of business since the date of the Latest Balance Sheet or otherwise no longer held due to casualty or destruction.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule with respect to each of the Company Leases: (i) neither the Company nor any Subsidiary of the Company owes (on a contingent basis or otherwise) any material brokerage commissions or finder’s fees with respect to such Company Lease, (ii) the other party to such Company Lease is not a Related Person of the Company or any Subsidiary of the Company, and (iii) neither the Company nor any Subsidiary of the Company has subleased, licensed or otherwise granted any Person the right to use or occupy any property subject to any Company Lease.

3.15. Material Contracts.

(a) As used herein, “Material Contracts” shall mean all “material contracts” described in Item 601(b)(10) of Regulation S-K (other than this Agreement) to which the Company or any of its Subsidiaries is a party or may be bound on the date hereof and that are required to be filed with the SEC and the following additional contracts to which the Company or any of its Subsidiaries is a party or bound:

(i) all Contracts that (x) limit or purport to limit in any material respect the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or location or during any period of time (other than any sales, distribution or similar agreements entered into in the ordinary course of business that do not, and would not reasonably be expected to, materially impair the operation of the Company’s business as currently operated and currently contemplated to be operated) or (y) require the Company or any of its Subsidiaries to use any supplier or third party for all or substantially all of the Company’s or any of its Subsidiaries’ requirements or needs;

(ii) all Contracts between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers or directors or 10% stockholders (or any of such Person’s Affiliates (other than the Company or its Subsidiaries)), on the other hand, except for collective bargaining agreements and employment agreements to which the Company or any Subsidiary is a party;

(iii) all joint venture contracts, limited liability or partnership arrangements or other Contracts involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries of more than $250,000 per year with any third party or relating to the formation, creation, operation, management or control of any partnership, joint venture or other entity (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has a voting or economic interest;

(iv) all acquisition, merger, asset purchase or sale agreements or similar Contracts related to the acquisition or sale of a business (each such agreement, an “Acquisition or Divestiture Agreement”), except for any Acquisition or Divestiture Agreement (x) providing for consideration of less than $500,000, (y) not including continuing indemnification, “earn-out” or other contingent payment obligations on the part of the Company or any of its Subsidiaries or (z) entered into prior to the date that was five years prior to the date hereof;

(v) all material agreements of the Company or any of its Subsidiaries with (w) each of the top ten customers of the Company, determined on the basis of amounts paid for products or services to the Company or any of its Subsidiaries during fiscal year 2009, (x) each of the customers of the Company from which the Company anticipates to receive payments for products or services in excess of $25 million during fiscal year 2010, (y) each of the top ten suppliers of the Company, determined on the basis of amounts paid for products or services to the Company or any of its Subsidiaries during fiscal year 2009 and (z) each of the top ten suppliers of the Company, determined on the basis of amounts anticipated to be paid for materials by the Company or any of its Subsidiaries during 2010;

(vi) all material Intellectual Property licenses (excluding any “shrink-wrap” or “off-the-shelf” software licenses) and any other agreement providing the Company or any of its Subsidiaries with the right to use any material Intellectual Property;

(vii) all Contracts relating to indebtedness of the Company or any of its Subsidiaries for borrowed money or deferred payment obligations (in either case, whether incurred, assumed, guaranteed or secured by an asset) in excess of $1,000,000 (other than intercompany obligations);

(viii) all Company Leases;

(ix) all Contracts that prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibit the pledging of the capital stock of the Company or any of its Subsidiaries or prohibit the issuance of guarantees by the Company or any of its Subsidiaries;

(x) all Contracts that contain a put, call or similar right pursuant to which, by the terms of such Contract, the Company or any of its Subsidiaries is or could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than $250,000;

(xi) all Contracts that involve any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency protection contract or any material capital lease or off-balance sheet financing, other than, for the avoidance of doubt, any interest rate lock agreements under the Credit Agreement; or

(xii) all collective bargaining agreements or other Contracts with a labor organization or similar employee representative and all Contracts for employment of any officer or key employee or of any other Person on a full-time, part-time, or consulting basis providing for annual compensation in excess of $200,000.

(b) Set forth in Section 3.15(b) of the Company Disclosure Schedule is a true and complete list as of the date of this Agreement of all Material Contracts (other than Material Contracts with respect to which none of the parties thereto have any remaining liabilities or obligations, whether contingent or otherwise).

(c) Each Material Contract is a valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except to the extent such Material Contract has previously expired in accordance with its terms or as does not, and would not reasonably be expected to, constitute a Company Material Adverse Effect. None of the Company, its Subsidiaries, or, to the Knowledge of the Company, the other parties thereto, is in violation of, or default under any provision of any Material Contract and to the Company’s Knowledge, no party to any Material Contract has committed or failed to perform any act under and no event has occurred, in either case, which with or without notice, lapse of time or both would constitute a default under the provisions of such Material Contract, except in each case for those violations and failures which do not constitute a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, other notice from any other party to any Material Contract set forth in Section 3.15(b) of the Company Disclosure Schedule that such third party intends to terminate or not to renew any such Material Contract. True and correct copies of all Material Contracts have been either publicly filed with the SEC or made available to Parent by the Company.

(d) All obligations of the Company and its Subsidiaries pursuant to that certain letter agreement, dated as of February 7, 2003, as amended, modified, supplemented or waived from time to time, shall have terminated effective as of the Closing Date without any further obligation to make payment or otherwise on the part of the Company or any of its Subsidiaries on or after the Closing Date.

3.16. Labor Relations and Employment. (i) There is no labor strike, slowdown, work stoppage, concerted refusal to work overtime, lockout, or other material labor dispute pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and no such dispute has taken place in the two (2) years, (ii) there are no labor disputes currently subject to any formal grievance procedure, arbitration or litigation, (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement or relationship with any labor organization, or work rules or practices agreed to with any labor organization or employee association, (iv) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization, (v) to the Knowledge of the Company, there are no union organizing or decertification activities among or directed at the employees of the Company or any of its Subsidiaries, and no such activities have occurred in the past year. During the 12 months prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has implemented any plant closing or mass layoff of employees that would reasonably be expected to implicate the Worker Adjustment and Refraining Notification Act of 1988, as amended, including the rules and regulations promulgated thereunder, or any similar Laws (collectively, the “WARN Act”).

3.17. State Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other takeover, antitakeover or other similar Law (collectively “Takeover Statutes”) is applicable to the Company, the Shares, the Merger or the other transactions contemplated hereby. The Company does not have any stockholder rights plan, “poison pill” or similar plan or arrangement in effect.

3.18. Opinion of Financial Advisors; Brokers.

(a) Goldman, Sachs & Co. (“Goldman Sachs”) has delivered to the Transaction Committee of the Board of Directors and the Company Board its opinion that, as of the date thereof, subject to the various assumptions and qualifications set forth therein, the Per Share Merger Consideration to be received by holders of Shares is fair, from a financial point of view, to such holders. The Company will provide as promptly as possible after the execution of this Agreement to Parent a true and complete copy of such opinion.

(b) No broker, finder, financial advisor or investment banker (other than Goldman Sachs, the fees and expenses of which will be paid by the Surviving Corporation) is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and/or on behalf of the Company or any of its Subsidiaries. The Company has provided to Parent a true and complete copy of the engagement letter of Goldman Sachs.

3.19. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to constitute a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid and (b) neither the Company nor any of its Subsidiaries is in breach or default of any of the insurance policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies. Since January 1, 2009, neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation or, as of the date hereof, denial of coverage with respect to any material insurance policy maintained by the Company or any of its Subsidiaries or any material claim made pursuant to any such insurance policy.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection only to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure), Parent and Merger Sub each hereby represent and warrant to the Company as follows:

4.1. Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently conducted and is qualified to do business and is in good standing as a foreign corporation (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, qualified, in good standing or to have such power or authority does not constitute or would not reasonably be expected to constitute a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation and by-laws, each as amended to the date of this Agreement.

4.2. Corporate Authority and Approval. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and consummate the Merger, subject to adoption of this Agreement by Picasso Intermediate Company, Inc. (a wholly-owned Subsidiary of Parent) as the sole stockholder of Merger Sub (the “Requisite Parent Vote”), which will occur (and evidence of which will be provided to the Company) promptly, and in any event on the date of the execution of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or by-laws of Parent or Merger Sub, or (ii) assuming the Requisite Parent Vote is obtained and that all consents, approvals, authorizations, declarations and permits contemplated by subsection (b) below have been obtained, and all filings described in subsection (b) below have been made, require any consent or approval under, result in any breach or violation of or constitute a default (or an event which with or without notice, lapse of time or both would become a default) under, or give rise to any right of termination, acceleration, vesting, termination or other alteration in the rights under, any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound or any Law to which Parent or Merger Sub is subject, except, in the case of clause (ii) above, for any such conflict, violation, breach, termination, default, acceleration, loss, alteration or other occurrence that would not, individually or in the aggregate, reasonably be expected to constitute a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements of the Exchange Act, (ii) the applicable requirements of the HSR Act and the applicable Regulatory Laws of Austria and, if required, Spain, (iii) the applicable requirements of ISRA, (iv) the applicable requirements of the NYSE, (v) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (vi) any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to constitute a Parent Material Adverse Effect.

4.4. Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be likely to have the effect of preventing, making illegal, or otherwise materially delaying any of the transactions contemplated by this Agreement.

4.5. Financing.

(a) Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger, the accuracy in all material respects of the representations and warranties of the Company in this Agreement as of the Closing Date and compliance by the Company in all material respects with the covenants contained in this Agreement, the amount of funds to be provided pursuant to the Financing Letters, if funded in accordance with the terms of the Financing Letters, together with the cash and cash equivalents of the Company and its Subsidiaries, will be sufficient at the Effective Time to (i) pay the aggregate Per Share Merger Consideration including the amounts payable pursuant to Section 2.8 and any other repayment or refinancing of indebtedness required by the Financing Letters or required as a result of the consummation of the Merger, and (ii) pay any and all fees and expenses, and satisfy all other payment obligations, required to be paid or satisfied by Parent, Merger Sub and, to the extent disclosed to Parent and Merger Sub prior to the date hereof, the Surviving Corporation in connection with the Merger and the Financing.

(b) Parent has delivered to the Company a true, complete and correct copy of (i) the executed commitment letter, dated as of the date hereof, among Parent and the Guarantors (the “Equity Financing Letter”), pursuant to which the Guarantors have committed, subject to the terms and conditions thereof, to invest in Parent the cash amounts set forth therein (the “Equity Financing”), and (ii) the executed commitment letter, dated as of the date hereof, among Parent, Merger Sub, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Bank of America, N.A., Banc of America Securities LLC and Banc of America Bridge LLC (the “Debt Commitment Letter”, together with the Equity Financing Letter, the “Financing Letters”), pursuant to which the counterparties thereto have committed, subject to the terms and conditions thereof, to lend the amount set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company a true, complete and correct copy of any fee letter in connection with the Debt Commitment Letter (it being understood that any such Fee Letter provided to the Company may be redacted to omit the numerical fee amounts provided therein) (any such Fee Letter, a “Fee Letter”).

(c) As of the date hereof, the Financing Letters are in full force and effect. There are no conditions precedent, or other contractual contingencies as between Parent and any other party to the Financing Letters, related to the funding of the full amount of the Financing, other than as set forth in the Financing Letters and any related Fee Letter. As of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any of the other parties thereto, under the Financing Letters. As of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated in the Financing Letters and any related Fee Letter will not be satisfied or that the Financing will not be made available to Parent and Merger Sub at or prior to the time contemplated hereunder for Closing. There are no side letters or other Contracts or arrangements related to the Financing other than the Financing Letters and any related Fee Letter. As of the date hereof, Parent and Merger Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Letters and any related Fee Letter.

4.6. Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which were duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

4.7. Solvency. Assuming (i) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (ii) the accuracy in all material respects of the representations and warranties of the Company in this Agreement as of the Closing Date and compliance by the Company in all material respects with the covenants contained in this Agreement and (iii) any estimates, projections or forecasts of the Company and its Subsidiaries that have been provided to the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, after giving effect to the transactions contemplated by this Agreement, including the Financing and the payment of the aggregate Per Share Merger Consideration, any repayment or refinancing of debt required by the Financing Letters or required as a result of the consummation of the Merger, payment of all fees, expenses and other amounts required to be paid by Parent or the Surviving Corporation in connection with the consummation of the transactions contemplated hereby, Parent and the Surviving Corporation will be Solvent as of the Effective Time and as of immediately after the Effective Time and the consummation of the Debt Financing.

4.8. Limited Guaranty. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Limited Guaranty. The Limited Guaranty is in full force and effect and is the valid, binding and enforceable obligation of the Guarantors, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Limited Guaranty.

4.9. Absence of Certain Agreements. As of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal, other than the Voting Agreement, (b) any third party has agreed to provide, directly or indirectly, equity capital (other than pursuant to the Equity Financing Letter) to Parent or the Company to finance in whole or in part the payments to be made in connection with the transactions contemplated hereby, or (c) any current employee of the Company has agreed to remain as an employee of the Company or any of its Subsidiaries following the Effective Time.

4.10. Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

ARTICLE V

COVENANTS

5.1. Interim Operations.

(a) The Company covenants and agrees that, after the date hereof and prior to the Effective Time, except as contemplated by this Agreement or required by applicable Laws or with the prior written approval of Parent or Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice and (ii) use its commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries and to preserve business organizations of the Company and each of its Subsidiaries intact and to maintain existing relations and goodwill with customers, suppliers and other Persons with whom the Company or any of its Subsidiaries has material business relations. From the date of this Agreement until the Effective Time, except (w) as otherwise expressly contemplated by this Agreement, (x) with the prior written approval of Parent or Merger Sub (which, solely with respect to the matters in clauses (ix), (x), (xi), (xv), (xvi), (xvii) and (xviii) below and, to the extent relating to any of the foregoing clauses, clause (xxi) below, shall not be unreasonably withheld, delayed or conditioned), (y) as required by applicable Law or any Governmental Entity or (z) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company will not and will not permit any of its Subsidiaries to, directly or indirectly:

(i) adopt any amendment to or other change in its certificate of incorporation or bylaws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person;

(iii) make any acquisition (whether by merger, consolidation, or acquisition of stock or assets) of any interest in any Person or any division thereof or any assets thereof, except (A) any such acquisitions that are in the ordinary course of business consistent with past practice and are for consideration not in the aggregate in excess of $500,000 in any transaction or series of related transactions, (B) pursuant to Contracts in effect as of the date of this Agreement, true and complete copies of which have been made available to Parent or (C) as permitted by clause (ix) of this Section 5.1(a);

(iv) issue, deliver, sell, pledge, grant, transfer, encumber or otherwise dispose of, or authorize, propose or agree to the issuance, delivery, sale, pledge, grant, transfer, encumbrance or disposition of, any shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries (other than the issuance of Shares upon the settlement of Company Options existing on the date hereof on the terms in effect on the date hereof or by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company);

(v) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $250,000 in the aggregate, other than amounts paid in connection with employee relocation consistent with the Company’s past practices;

(vi) declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, property or otherwise) with respect to any of its capital stock (except dividends paid by any direct or indirect wholly-owned domestic Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock or other Equity Interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other Equity Interests (other than the acquisition of any Shares tendered by current or former employees or directors in order to pay Taxes in connection with the settlement of Company Options outstanding as of the date hereof under the Option Plans and other than in connection with a customary cashless exercise of Company Options outstanding as of the date hereof under the Option Plans, in each case, in accordance with the terms of such Company Options in effect on the date hereof);

(viii) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire any indebtedness (including capital lease obligations and off-balance sheet financings), or enter into any Contract to do any of the foregoing or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person (other than the Company or any of its Subsidiaries) for borrowed money, except for (x) capital lease obligations incurred in the ordinary course of business consistent with past practices so long as the aggregate obligations of the Company and its Subsidiaries under all capital leases (including all capital leases outstanding as of the date of this Agreement) do not exceed $12,000,000 or (y) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices under the revolving credit facility under the Credit Agreement as in effect on the date hereof in an aggregate amount at any time outstanding not to exceed the maximum amount authorized under such facility;

(ix) except as set forth in the capital budgets set forth in Section 5.1(a)(ix) of the Company Disclosure Schedule or expenditures related to operational emergencies, make or authorize any capital expenditures that individually, or in the aggregate, exceed $500,000;

(x) settle, release, waive or compromise any pending or threatened Action (A) requiring payments by the Company or any of its Subsidiaries of an amount in excess of $250,000, except as required under the terms of applicable insurance policies where the liability of the Company or any of its Subsidiaries in respect thereof does not exceed, in the aggregate, the portion of the applicable deductible under such insurance policy required to be paid by the Company or its Subsidiaries, (B) entailing the incurrence of any liability or obligation of the Company or its Subsidiaries in excess of such amount, including costs or revenue reductions or obligations that would impose any material restrictions on the business or operations of the Company or any of its Subsidiaries or (C) that is brought by any current, former or purported holder of any capital stock or other Equity Interests or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement;

(xi) transfer, sell, lease, license, mortgage, pledge, surrender, abandon or allow to lapse or expire or otherwise dispose of or grant any Lien other than any Permitted Lien on any material amount of assets, rights, properties, product lines or businesses of the Company or its Subsidiaries, other than in the ordinary course of business, pursuant to Contracts as in force on the date of this Agreement or transactions solely among the Company and/or its wholly-owned Subsidiaries;

(xii) except (x) to the extent required by applicable Law or (y) to satisfy contractual obligations existing on the date hereof pursuant to written Contracts or Plans that have been disclosed and made available to Parent, (A) pay or commit to pay any severance or termination pay, (B) enter into or amend any employment Contract or any deferred compensation, consulting, severance, retention, retirement or other similar Contract, (C) increase or commit to increase any employee benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments (except in the case of employees other than officers and directors in the ordinary course of business consistent with past practice), (D) adopt or make any commitment to adopt any additional employee benefit plan, (E) make any contribution to any Plan, or (F) amend or extend or make any commitments to amend or extend any Plan in any material respect;

(xiii) adopt or enter into a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(xiv) communicate with employees of the Company or any of its Subsidiaries regarding the compensation, benefits or other treatment that they will receive in connection with the Merger, unless any such communications are consistent with the terms of this Agreement or, to the extent the subject matter thereof is not addressed herein, prior directives or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

(xv) pay, discharge, settle or satisfy any material claim that involves the payment by or to the Company or any of its Subsidiaries of amounts in excess of $250,000 or imposes equitable relief on the Company or any of its Subsidiaries, other than (A) performance of contractual obligations in accordance with their terms, (B) payment, discharge, settlement or satisfaction in the ordinary course of business, and (C) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (x) disclosed in the most recent financial statements of the Company included in the Company Reports filed prior to the date hereof to the extent of such disclosure or (y) incurred since the date of such financial statements in the ordinary course of business;

(xvi) except as may be required by GAAP or as a result of a change in Law, make any material change in accounting principles, policies, practices, procedures or methods;

(xvii) except (A) in the ordinary course of business consistent with past practices or (B) as would not result in the incurrence of a material amount of additional Tax, make or change any Tax election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xviii) enter into, terminate (other than extensions at the end of a term in the ordinary course of business) or materially amend or modify any Material Contract or Contract that, if in effect on the date hereof, would have been a Material Contract;

(xix) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form, if any, and amount consistent with past practice;

(xx) implement any plant closing or mass layoff that could implicate the WARN Act; or

(xxi) agree, authorize or commit to do any of the foregoing or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing.

(b) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.

(c) The Company shall promptly (but in any event within seven (7) days after receipt of such notice by the Company or any of its Subsidiaries) inform Parent in writing of any written or, to the extent the Company has Knowledge thereof, other notice received by the Company or any of its Subsidiaries after the date hereof from any other party to any Material Contract required to be set forth in Section 3.15(b) of the Company Disclosure Schedule indicating that such third party intends to terminate or not to renew any such Material Contract.

5.2. Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on April 28, 2010 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and, except as provided in the Voting Agreement, their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”), shall have the right to (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Persons pursuant to confidentiality agreements containing confidentiality terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that, notwithstanding the terms of the Confidentiality Agreement, such confidentiality agreements need not prohibit the making or amendment of Acquisition Proposals to the Company Board in a confidential manner, but shall include a standstill provision that is otherwise identical to the standstill provision contained in the Confidentiality Agreement and which, in any case, prohibits any public Acquisition Proposal and the purchase of any Equity Interests or other securities of the Company) (an “Acceptable Confidentiality Agreement”); provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent or Merger Sub and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. Notwithstanding the foregoing, the Company shall not provide any commercially sensitive non-public information to any competitor in connection with the actions contemplated by this Section 5.2, except in a manner consistent with the Company’s past practice in dealing with the disclosure of such information in the context of considering Acquisition Proposals prior to the date of this Agreement.

(b) Except as expressly permitted by this Section 5.2, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company and its Subsidiaries shall, and the Company shall instruct and use its reasonable best efforts to cause its Representatives to, not (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal, or provide any non-public information or data to any Person relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries, (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, letter of intent or agreement in principle with respect thereto or any other agreement (other than an Acceptable Confidentiality Agreement) relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”), (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal (including providing consent or authorization to make an Acquisition Proposal to the Company Board pursuant to any Existing Confidentiality Agreement) or (v) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal. For the avoidance of doubt, notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 5.2(a) with respect to any Exempted Person, including with respect to any amended proposal submitted by any Exempted Person following the No-Shop Period Start Date and prior to the time the Stockholder Approval is obtained, and the restrictions in Section 5.2(c) and clauses (i), (ii) and (v) of the foregoing sentence shall not apply with respect thereto; provided that the obligations in Sections 5.2(d), (f), (g) and (h) shall apply at all times to all Acquisition Proposals of any Exempted Person. No later than the second Business Day following the No-Shop Period Start Date, the Company shall provide Parent with the number of Exempted Persons. On the No-Shop Period Start Date, the Company and its officers and directors shall, and the Company shall instruct and cause the Company’s Representatives, its Subsidiaries and their Representatives to immediately cease all discussions and negotiations with any Persons (other than any Exempted Person) that may be ongoing with respect to an Acquisition Proposal, and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on and from the No-Shop Period Start Date, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time following the No-Shop Period Start Date and prior to the time the Stockholder Approval is obtained, if the Company receives a bona fide written Acquisition Proposal from any Person, the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide information in response to a request therefor by such Person if the Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent or Merger Sub and (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person if and only to the extent that prior to taking any action described in clause (i) or (ii) above, (x) the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) the Company Board determines in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.

(d) Except as set forth in this Section 5.2(d), the Company Board shall not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or fail to include the Company Recommendation in the Proxy Statement (any of the foregoing, a “Change of Recommendation”), or adopt, approve or recommend or otherwise declare advisable (publicly or otherwise), or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, or cause or permit the Company to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Stockholder Approval is obtained, the Company Board may (x) if an event, fact, development, circumstance or occurrence that affects the business, assets or operations of the Company or its Subsidiaries that was not known to the Company as of the date hereof (or, if known, the consequences of which are not known to or understood by the Company Board as of the date hereof) becomes known by the Company Board after the date hereof or the material consequences thereof become known to or understood by the Company Board after the date hereof and prior to the time that Stockholder Approval is obtained, effect a Change of Recommendation or (y) if the Company receives an Acquisition Proposal that the Company Board concludes in good faith after consultation with an independent financial advisor and outside counsel, constitutes a Superior Proposal, approve or recommend such Superior Proposal and terminate this Agreement or otherwise take action pursuant to Section 7.3(a), and in the case of either of clause (x) or (y), if, and only if:

(i) the Company Board determines in good faith, after consultation with an independent financial advisor and outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law and the Company shall have complied with all of its obligations under this Section 5.2;

(ii) the Company shall have provided prior written notice to Parent and Merger Sub, at least three Business Days in advance, that it will effect a Change of Recommendation or terminate this Agreement or otherwise take action pursuant to Section 7.3(a), which notice shall specify the basis for the Change of Recommendation or termination and, in the case of a Superior Proposal, the identity of the party making such Superior Proposal and the material terms thereof and copies of all relevant documents relating to such Superior Proposal;

(iii) after providing such notice and prior to effecting such Change of Recommendation or taking such action pursuant to Section 7.3(a), the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during such three Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Company not to effect a Change of Recommendation or take such action pursuant to Section 7.3(a); and

(iv) the Company Board of Directors shall have considered in good faith any changes to this Agreement, the Financing Letters and the Limited Guaranty that may be offered in writing by Parent no later than 5:00 PM Eastern time on the third day of such three Business Day period in a manner that would form a binding contract if accepted by the Company and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect; provided that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.2 (including Section 5.2(d)) with respect to such new written notice.

(e) Nothing contained in this Section 5.2 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company); provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed for all purposes of this Agreement to be a Change of Recommendation unless the Company Board expressly publicly reaffirms the Company Recommendation within three (3) Business Days following any request by Parent and, if at the time the Company receives such request there are two (2) Business Days remaining between the date of such request and the date of the Stockholder Meeting, not less than two (2) Business Days prior to the Stockholder Meeting (it being agreed that Parent may make only one such request with respect to any single such disclosure).

(f) From and after the No-Shop Period Start Date, the Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a reasonably current basis (and, in any event, on each Business Day), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(g) No Change of Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement. The Company shall promptly notify Parent of any breach of any confidentiality agreement (including the standstill provisions thereof) by the counterparty thereto of which the Company has Knowledge, or any request by the counterparty to any confidentiality agreement entered into prior to the date hereof by the Company that the Company or the Company Board or the Transaction Committee of the Board of Directors waive the standstill provision thereof or authorize or give permission to such counterparty to take actions that would otherwise be prohibited by the standstill provisions thereof. To the extent that Parent and/or the Company believes that there has been a breach of any confidentiality agreement entered into prior to the date hereof by the counterparty thereto, upon Parent’s request, the Company shall seek to enforce such confidentially agreement.

(h) On the date hereof, the Company shall notify the Company’s transfer agent that there is a stop transfer order with respect to all of the shares of Common Stock held by Kelso Investment Associates VI, L.P. and by KEP VI, LLC and that the Voting Agreement places limits on the voting and transfer of such shares of Common Stock, in each case until the earlier of the Closing and the termination of this Agreement. The Company agrees that in the event any Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 5.2, and the Company does not take reasonable action to seek to cure such breach within three (3) Business Days of the date on which the Company obtains Knowledge of such breach, then the Company shall be deemed to be in breach of this Section 5.2.

5.3. Proxy Statement.

(a) As promptly as practicable (and in any event within twelve (12) Business Days) after the date hereof, the Company shall prepare and file a preliminary proxy statement relating to the Stockholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Subject to Section 5.2, the Proxy Statement shall include the Company Recommendation. The Company agrees that, assuming Parent’s compliance with the last sentence of this Section 5.3(a), at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Item 14(b)(6) of Schedule 14A, and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent agrees to provide or cause to be provided all information with respect to itself, its Subsidiaries and its Representatives as may be reasonably requested by the Company for inclusion in the Proxy Statement, and that, at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC and the Company shall cause the definitive Proxy Statement to be mailed promptly, and in no event more than five (5) Business Days, after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement; provided that the Company shall not be required to (and shall not without Parent’s written consent) mail the Proxy Statement prior to the No-Shop Period Start Date.

(c) Subject to applicable Law, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent.

5.4. Stockholders Meeting.

(a) Subject to Section 5.3(a), the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all reasonable action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the date of mailing (but in any event within thirty-five (35) days thereafter) of the Proxy Statement to consider and vote upon the adoption of this Agreement; provided that the Company may postpone or adjourn the Stockholders Meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting, or (iv) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 5.2(d)(ii) hereof and the deadline contemplated by Section 5.2(d) with respect to such notice has not been reached. Subject to Section 5.2(d), the Company Board shall recommend such adoption and shall take all reasonable lawful action to solicit such adoption of this Agreement. Notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Stockholders Meeting one (1) time for up to 10 Business Days (but in no event to a date that is less than two (2) Business Days prior to the Termination Date), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the transactions contemplated hereby (including the Merger), which have not been withdrawn, such that the condition in Section 6.1(a) will be satisfied at such meeting.

(b) The Company shall establish a record date for purposes of determining stockholders entitled to notice of and vote at the Stockholders Meeting (the “Record Date”) that is approximately thirty (30) days prior to the date of the Stockholders Meeting. Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Stockholders Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company’s by-laws. In the event that the date of the Stockholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Stockholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Law or the Company’s by-laws.

(c) Subject to Section 5.2(d), at the Stockholders Meeting, the Company shall, through the Company Board make the Company Recommendation and take all reasonable lawful action to solicit the Stockholder Approval. Notwithstanding any Change of Recommendation, unless this Agreement has been terminated pursuant to and in accordance with Article VII, this Agreement shall be submitted to the Company’s stockholders for the purpose of obtaining the Stockholder Approval. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Stockholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedure matters) which the Company shall propose to be acted on by the stockholders of the Company at the Stockholders Meeting.

5.5. Reasonable Best Efforts; Filings; Other Actions.

(a) Upon the terms and subject to the conditions of this Agreement and without limiting any express obligations of the parties hereunder, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all material notices, reports and other filings and to obtain as promptly as practicable all material consents, approvals, registrations, authorizations, waivers, Permits and Orders necessary to be obtained from any third party under the terms of any Contract required to be disclosed on the Company Disclosure Schedule and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Without limiting the foregoing, Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries in favor of the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, all obligations of the Company, Parent and Merger Sub to obtain the Financing or any other financing for the transactions contemplated hereby shall be governed exclusively by Section 5.12 and Section 5.13, and not this Section 5.5.

(b) The Company shall, and Parent and Merger Sub shall, cause its “ultimate parent entity” to (i) file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby and (ii) duly make all notifications and other filings required under any other Regulatory Law in respect of the transactions contemplated hereby, in each case, as promptly as practicable after the date of this Agreement, and each party will use its reasonable best efforts to take or cause to be taken all actions reasonably necessary consistent with this Section 5.5, including to comply promptly and fully with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act or other applicable Regulatory Law that is necessary to enable the parties to consummate the transactions contemplated hereby.

(c) The Company, Parent and Merger Sub shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law. If any Action, including any Action by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby as violative of any Regulatory Law, then the Company, Parent and Merger Sub shall each cooperate in all respects and use its respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal.

(d) Each of the Company, Parent and Merger Sub shall (i) subject to any restrictions under any Regulatory Law, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity (including the Federal Trade Commission and the Antitrust Division of the Department of Justice) with respect to this Agreement and the transactions and other agreements contemplated hereby and permit the other party to review in advance any proposed written communication to any Governmental Entity, (ii) unless required by applicable Law, not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the extent practicable, (iii) subject to any restrictions under any Regulatory Law, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney client privilege or work product doctrine) and (iv) furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including without limitation any filings necessary or appropriate under the provisions of any Regulatory Law.

(e) Without limiting the provisions of this Section 5.5, each party hereto shall promptly make the filings required to be made by it pursuant to ISRA and with any other Governmental Entities in any jurisdiction in which the parties reasonably believe it is necessary or advisable. The Company shall, at its sole cost and expense, comply with and complete all requirements and obligations imposed by ISRA that are required under ISRA to be completed prior to the Closing. Prior to Closing, the Company shall provide to Parent documentation confirming compliance and completion of such requirements of ISRA, such as an authorization letter, an approved negative declaration, a no further action letter, or a response action outcome. In the event such documentation is not received prior to Closing, the Company shall submit a remediation certification or equivalent with the New Jersey Department of Environmental Protection and establish any required remediation funding source necessary to allow the transaction contemplated herein to proceed pending the completion of all remaining ISRA obligations by the Company after Closing, and shall provide to Parent prior to Closing a copy of such remediation certification or equivalent and evidence of any such remediation funding source.

5.6. Access and Reports.

(a) Subject to applicable Law, from and after the date of this Agreement to the Effective Time, upon reasonable notice, the Company shall, and shall cause each of its Subsidiaries to, (i) afford to Parent, Merger Sub and each of their Representatives, reasonable access, during normal business hours, to its officers, employees, properties, offices and other facilities, books, contracts and records and (ii) furnish or cause to be furnished such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent Merger Sub or their Representatives may reasonably request; provided that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company or any of its Subsidiaries (x) to permit any inspection, or to disclose any information, that would violate any of its obligations with respect to confidentiality so long as the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (y) to disclose any information of the Company or any of its Subsidiaries that would reasonably be expected to waive the protection of attorney-client privilege if the Company shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any Actions commenced or, to such party’s knowledge, threatened against, relating to or otherwise affecting such party or any of its Affiliates in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (“Transaction Litigation”) or (iii) if such party becomes aware of any facts or circumstances that such party believes do, or with the passage of time are reasonably likely to, constitute a breach of this Agreement by the other party or the occurrence or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party hereto to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied; provided that the delivery of any notice pursuant to this Section 5.6(b) shall not cure any breach of any representation, warranty or covenant in this Agreement or otherwise limit or affect the remedies available hereunder to any party hereto.

5.7. Publicity.

(a) The initial press release regarding the Merger shall be a joint press release by the Company and Parent and thereafter (unless and until a Change of Recommendation has occurred or in connection with Section 5.2(d)) the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements (including conference calls with investors and analysts) with respect to the Merger or any of the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity or the NYSE with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with the NYSE or by the request of any Governmental Entity (in which case, such party shall, to the extent practicable, consult with the other parties before issuing such press release or making such public announcement or filing). The Company shall also use reasonable commercial efforts to provide Parent advance notice of any material Merger Communication containing information not previously contained in a press release or prior Merger Communication prior to disseminating the same to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of the Company or such participant (whether in written, video or oral form via webcast, hyperlink or otherwise), and shall consider in good faith any timely comments made by Parent and its counsel on any such Merger Communication.

(b) Upon Parent’s request, (i) the Company and Parent shall promptly prepare a mutually acceptable joint written presentation to RiskMetrics Group recommending this Agreement and the transactions contemplated hereby, including the Merger, and (ii) the Company shall request a meeting with RiskMetrics Group to occur after the No-Shop Period Start Date for purposes of obtaining its recommendation of the adoption of this Agreement by the Company’s stockholders; provided that the foregoing obligations shall not apply in the event the Company Board shall have made a Change of Recommendation.

5.8. Employee Benefits.

(a) For a period of not less than one year following the Closing Date, the Surviving Corporation shall provide all individuals who are employees of the Company and its Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Closing Date (the “Affected Employees”), while employed by the Company or the Subsidiaries, with compensation and benefits which are substantially comparable in the aggregate to the compensation and benefits provided to such Affected Employees as of the date of this Agreement (other than equity compensation incentives and any compensation or benefits triggered in whole or in part by the consummation of the transactions contemplated hereby). Nothing contained in this Section 5.8 shall be deemed to grant any Affected Employee any right to continued employment after the Closing Date.

(b) Parent will cause any employee benefit plans of Parent and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) in which the Affected Employees are entitled to participate after the Closing Date to take into account for purposes of eligibility, vesting, level of benefits (but not benefit accruals under defined benefit pension plans), service by such employees as if such service were with Parent or its Subsidiaries, to the same extent such service was credited under an analogous Plan (except to the extent it would result in a duplication of benefits).

(c) To the extent permitted under applicable Law, with respect to any employee benefit plans maintained by Parent and its Subsidiaries for the benefit of the Affected Employees following the Closing Date, Parent will cause the Surviving Corporation and its Subsidiaries to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under analogous Plans prior to the Closing Date and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by such employees during the calendar year in which Effective Time occurs under analogous Plans.

(d) From and after the Effective Time, with respect to the matter referred to on Schedule 5.8(d), Parent shall, and shall cause the Surviving Corporation and any successor thereto, to honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the plans and agreements identified in Section 5.8(d) of the Company Disclosure Schedule in accordance with the terms of such plans and agreements.

(e) Nothing contained in this Section 5.8, express or implied (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement or (ii) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any rights as a third-party beneficiary of this Agreement.

5.9. Expenses. Except as otherwise provided in this Agreement (including in Sections 5.13, 5.17, 7.5, 7.6 and 8.11), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article II.

5.10. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law, each present and former director and officer of the Company (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or any of its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party. The Surviving Corporation shall also advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party within fifteen (15) days after receipt by Parent of a written request for such advance to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification (it being understood and agreed that the Surviving Corporation shall not require the posting of any bond or any other security for such undertaking).

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time, to obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions, coverage limits and limits of liability that are not materially less favorable than the coverage provided under the Company’s existing policies in effect on the date hereof with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies as of the date hereof. Notwithstanding the foregoing, (x) in no event shall Parent or the Surviving Corporation be required to expend for any such policies pursuant to this Section 5.10(b) an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance, and (y) if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.10.

(d) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 5.10 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws of the Company or of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

5.11. Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

5.12. Financing.

(a) Subject to the terms and conditions of this Agreement (including Section 5.12(d) hereof), each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions (including the flex provisions) described in the Financing Letters and any related Fee Letter (taking into account the anticipated timing of the Marketing Period) and shall not permit any amendment or modification to be made to, or consent to any waiver of any provision or remedy under, the Financing Letters or any related Fee Letter, if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated in the Financing Letters, or (ii) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing or other terms in a manner that would reasonably be expected to (x) delay or prevent the Closing Date, (y) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur or (z) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Equity Financing Letter when required pursuant to Section 8.7(b) of this Agreement or the definitive agreements with respect thereto. For purposes of clarification, the foregoing shall not prohibit Parent from amending the Debt Commitment Letter and any related Fee Letter to add additional lender(s) (and Affiliates of such additional lender(s)) as a party thereto so long as the aggregate number of lenders party to the Debt Commitment Letter and any related Fee Letter does not exceed three (3) (with each party, together with all Affiliates of such party, counted as one lender for such purpose). Any reference in this Agreement to (A) “Financing” shall include the financing contemplated by the Financing Letters as amended or modified in compliance with this Section 5.12 and (B) “Financing Letters” or “Debt Commitment Letter” shall include such documents as amended or modified in compliance with this Section 5.12(a).

(b) Subject to the terms and conditions of this Agreement (including Section 5.12(d) hereof), each of Parent and Merger Sub shall use its reasonable best efforts (taking into account the anticipated timing of the Marketing Period) (i) to maintain in effect the Financing Letters in accordance with the terms and subject to the conditions thereof, (ii) to negotiate and enter into all definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letter and any related Fee Letter, (iii) to satisfy all conditions to such definitive agreements that are applicable to Parent and Merger Sub that are within their control and consummate the Financing at or prior to the Closing, and (iv) to comply with its obligations under the Financing Letters and any related Fee Letter. For the avoidance of doubt, Parent shall be responsible for timely provision of any post-Closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information to be delivered by the Company pursuant to Section 5.13. Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company copies of all executed definitive documents related to the Debt Financing (provided that the Fee Letter may be redacted as contemplated by Section 4.5(b)). Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (x) of any breach or default by any party to any Financing Letters or definitive document related to the Financing of which Parent and Merger Sub become aware and (y) of the receipt by Parent or Merger Sub of any notice or other communication from any Financing source with respect to any (A) breach, default, termination or repudiation by any party to any Financing Letters or any definitive document related to the Financing of any provisions of the Financing Letters or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any Financing Letters or any definitive document related to the Financing. As soon as reasonably practicable, but in any event within five days of the date the Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x) or (y) of the immediately preceding sentence.

(c) Subject to the terms and conditions of this Agreement (including Section 5.12(d) hereof), if any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange promptly to obtain alternative financing from alternative sources on terms and conditions not less favorable, in the aggregate, to Parent and Merger Sub than those contained in the Debt Commitment Letter and any related Fee Letter and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Debt Commitment Letter”) which shall replace the existing Debt Commitment Letter, a true, complete and correct copy of which (together with any related fee letter) shall be promptly provided to the Company; provided that neither Parent nor Merger Sub shall be required to execute any New Debt Commitment Letter or arrange for such Alternate Debt Financing on terms and conditions (including flex provisions) which are less favorable (unless otherwise determined by Parent), in the aggregate, to Parent and Merger Sub than those included in the Debt Commitment Letter that such New Debt Commitment Letter is replacing). In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Financing” or the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Financing Letters” or the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect and (iii) any reference in this Agreement to “Fee Letter” shall be deemed to include any fee letter relating to the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.12 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against any source of the Financing to enforce its respective rights under the Financing Letters, except that Parent shall seek enforcement of the Equity Financing Letter solely if the Company seeks and is granted a decree of specific performance after all conditions to the granting therefor set forth in Section 8.7(b) of this Agreement have been satisfied, (ii) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Letter or (iii) pay any fees in excess of those contemplated by the Financing Letters (whether to secure waiver of any conditions contained therein or otherwise).

5.13. Financing Cooperation

(a) Prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause the Representatives of the Company and each of its Subsidiaries to, provide to Parent such cooperation reasonably requested by Parent to assist Parent in causing the conditions in the Debt Financing Letters to be satisfied and such cooperation as is otherwise necessary or reasonably requested by Parent in connection with the Debt Financing, the Debt Payoff, the Debt Tender Offer, the Consent Solicitation and/or any defeasance or satisfaction and discharge of the 2014 Notes in accordance with their terms (for the avoidance of doubt, any references to Debt Financing or Financing in this Section 5.13 shall include the issuance of the senior notes contemplated by the Debt Commitment Letter), including cooperation that consists of:

(i) participating in a customary and reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

(ii) assisting with the preparation of a customary rating agency presentation, bank information memoranda, and high-yield offering prospectuses or memoranda required in connection with the Financing,

provided, that any such bank information memoranda or high-yield offering prospectuses or memoranda shall contain disclosure and financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor;

(iii) executing and delivering any pledge and security documents, supplemental indenture, currency or interest hedging arrangements, other definitive financing documents, a certificate of the chief financial officer of the Company with respect to solvency of the Company and its Subsidiaries on a consolidated basis to the extent required in connection with the Financing, and other certificates or documents and back-up therefor and for legal opinions as may be reasonably requested by Parent (including consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral;

(iv) furnishing Parent and its Financing sources as promptly as practicable with (A) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter ended after the close of its most recent fiscal year and at least 40 days prior to the Closing Date and (B) all financial statements, pro forma financial information, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering of non-convertible debt securities of the Company (including for Parent’s preparation of pro forma financial statements), to the extent the same is of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act (which, for the avoidance of doubt, shall not include any financial statements required by Regulation S-X Rule 3-10 or 3-16 or any Compensation, Discussion and Analysis required by Regulation S-K Item 402(b)), or otherwise necessary to receive from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort) with respect to the financial information to be included in such offering memorandum and which, with respect to any interim financial statements, shall have been reviewed by the Company’s independent accountants as provided in SAS 100 (all such information in this clause (iv), the “Required Information”);

(v) using reasonable best efforts to cooperate with Parent and Parent’s efforts to obtain customary and reasonable accountants’ comfort letters, corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance (including providing reasonable access to Parent and its Representatives to all Company Real Property) as reasonably requested by Parent;

(vi) taking all actions reasonably necessary to (x) permit the prospective lenders involved in the Financing to evaluate the Company and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and (y) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing;

(vii) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time to the extent direct borrowings or debt incurrences by the Company or any Company Subsidiary are contemplated by the Debt Commitment Letter;

(viii) at Company’s option, taking or appointing a Representative of Parent to take all corporate actions, subject to the concurrent occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing; and

(ix) requesting customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness and Liens under the Credit Agreement (the “Debt Payoff”);

provided that (v) nothing herein shall require such cooperation to the extent it would require the Company to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement by or on behalf of Parent, or give any indemnities that are effective prior to the Effective Time, (w) nothing herein shall require such cooperation from the Company or its Subsidiaries to the extent it would unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (x) no action, liability or obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until the Effective Time, (y) the Company shall not be deemed in breach of its obligations pursuant to clause (iii) of this Section 5.13(a) for failure to deliver the certificate with respect to solvency referred to in such clause (iii) solely to the extent that (A) the failure to deliver such certificate resulted from (I) any actual or anticipated principal amount of indebtedness in respect of the Debt Financing in excess of $785,000,000 (including availability under unfunded commitments), (II) any actual or anticipated amount of original issue discount or upfront fees in lieu thereof applied to the Debt Financing being in excess of the maximum amount of original issue discount or upfront fees in lieu thereof that may be imposed pursuant to the terms of the Debt Commitment Letter and Fee Letter (in each case as in effect on the date hereof), (III) any actual or anticipated aggregate fees payable in respect of the Debt Financing being in excess of the maximum aggregate fees payable in respect of the Debt Financing pursuant to the Debt Commitment Letter and Fee Letter (in each case as in effect on the date hereof), (IV) any actual or anticipated weighted-average cost applicable to the Debt Financing being in excess of the maximum weighted-average costs applicable to the Debt Financing pursuant to the Debt Commitment Letter and Fee Letter (in each case as in effect on the date hereof), or (V) the amount and timing of debt service payments in respect of the Debt Financing (including, as applicable, any Senior Notes (as defined in the Debt Commitment Letter)) and any other indebtedness first incurred by the Company or any of its Subsidiaries on the Closing Date at the written direction of Parent or Merger Sub or as a result of the Merger, or at any time after the Effective Time, or able to be incurred under facilities or other financing arrangements first entered into (including through assumption or guarantee) by the Company or any of its Subsidiaries on the Closing Date at the written direction of Parent or Merger Sub or as a result of the Merger, or at any time after the Effective Time, being materially less favorable to the Company and its Subsidiaries than those applicable to the Debt Financing as set forth in the Debt Commitment Letter and Fee Letter (in each case as in effect on the date hereof) and (B) any of the foregoing described in clauses (A)(I) - (A)(IV) resulted from an amendment to or modification, waiver or replacement of the Debt Commitment Letter or Fee Letter (in each case as in effect on the date hereof) (with it being understood and agreed, for the avoidance of doubt, that no exercise of any or all flex terms contained in the Debt Commitment Letter or Fee Letter (in each case as in effect on the date hereof) shall be considered an amendment, modification, waiver or replacement for purposes of this clause (y)) and (z) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing (1) need not be issued by the Company or any of its Subsidiaries and (2) shall contain disclosure and financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor.

(b) Parent shall promptly, upon request by the Company, reimburse the Company for all of its documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.13.

(c) The Company, its Affiliates and their respective officers, advisors and Representatives shall be indemnified and held harmless by Parent for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing, the Debt Payoff, the Debt Tender Offer, the Consent Solicitation, and/or the provision of information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf the Company or any of its Affiliates) to the fullest extent permitted by applicable Law.

(d) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(e) All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent and Merger Sub shall be permitted to disclose such information to potential sources of capital, rating agencies, prospective lenders and investors and their respective Representatives in connection with the Financing so long as such Persons agree to be bound by the Confidentiality Agreement or other customary confidentiality undertaking reasonably satisfactory to the Company and of which the Company shall be a beneficiary.

(f) It is acknowledged and agreed that the Debt Financing may include Senior Notes (as defined in the Debt Commitment Letter) in lieu of the Senior Bridge Facility (as defined in the Debt Commitment Letter) and, as applicable, such Senior Notes shall be deemed part of the Debt Financing and Financing for all purposes of this Agreement, including that the funded principal amount of such Senior Notes shall (without limitation to other amounts to be included in such computation) be included in the computation of Consolidated Debt for Borrowed Money pursuant to clause (i) of the definition thereof for all purposes of this Agreement.

(g) Subject to the terms and conditions hereof, Parent shall cause the indebtedness under the Credit Agreement to be satisfied and discharged at the Closing except as may otherwise be agreed by any lender thereto.

5.14. Transaction Litigation. The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided, that neither the Company nor any Company Subsidiary or Representative of the Company shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Parent shall have consented in writing; provided, further, that after receipt of Stockholder Approval, the Company shall cooperate with Parent and, if requested by Parent, use its reasonable best efforts to settle any unresolved Transaction Litigation in accordance with Parent’s direction, except that in no event shall the Company be required to agree to any such settlement that would require the Company or any of its Subsidiaries to take or refrain from taking any action, or to pay any amount, prior to the Closing.

5.15. Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent the resignation of all members of the Company Board who are in office immediately prior to the Effective Time from the Company Board and the board of directors or similar governing body of each of the Company’s Subsidiaries, which resignations shall be effective at the Effective Time.

5.16. State Takeover Statutes. The Company and the Company Board (or the Transaction Committee of the Board of Directors, if appropriate) shall (i) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement or the transactions provided for in this Agreement and (ii) if any Takeover Statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on this Agreement or the transactions provided for in this Agreement.

5.17. Actions with Respect to 2014 Notes.

(a) As soon as reasonably practicable after the receipt of any written request by Parent to do so, provided such request is received no later than 60 days after the date hereof, the Company shall or shall cause the issuer of the 2014 Notes to (i) commence an offer to purchase with respect to all of the outstanding aggregate principal amount of the 2014 Notes (the “Debt Tender Offer”) and/or (ii) seek consents to amendment or waiver of one or more covenants in the 2014 Notes and the Indenture (the “Consent Solicitation”), in each case on such terms and conditions, including pricing terms, that are reasonably specified, from time to time, by Parent and Parent shall assist the Company in connection therewith. Without Parent’s written consent, but subject to Section 5.17(b) below, the Company shall not, and shall cause each of its Subsidiaries not to, amend, waive, extend or agree to pay any amount in connection with any Debt Tender Offer, Consent Solicitation, defeasance or satisfaction and discharge with respect to the 2014 Notes or the Indenture. Notwithstanding the foregoing, (x) the closing of the Debt Tender Offer and the Consent Solicitation shall be conditioned on the occurrence of the Closing and funded by amounts provided by Parent or one of its Subsidiaries, and (y) the Company and its Subsidiaries shall not be required to take any action in violation of Law in connection with the Debt Tender Offer or the Consent Solicitation. Immediately prior to the Effective Time, Parent shall, and Surviving Corporation agrees on Parent’s behalf to, accept for payment and thereafter promptly pay for any indebtedness that has been properly tendered and not properly withdrawn pursuant to the Debt Tender Offer and deliver such 2014 Notes to the trustee for cancellation.

(b) Parent shall prepare all necessary and appropriate documentation (including, if applicable, all mailings to the holders of the 2014 Notes and all SEC filings) in connection with the Debt Tender Offer and/or the Consent Solicitation (the “2014 Note Transactions”). Parent and the Company shall reasonably cooperate with each other in the preparation of such documentation, which shall be subject to the prior review of, and comment by, the Company. If at any time prior to the completion of any 2014 Note Transaction any information in the such documentation should be discovered by the Company or Parent that should be set forth in an amendment or supplement to such documentation, so that such documentation shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent (subject to the review of, and comment by, the Company) describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the 2014 Notes.

(c) Without duplication of any amounts reimbursed by Parent pursuant to Section 5.12(b), Parent shall promptly, upon request by the Company, reimburse the Company for all documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.17. Without duplication of any amounts reimbursed by Parent pursuant to Section 5.12(b) or the immediately foregoing sentence, Parent shall indemnify and hold harmless the Company, its Affiliates and their respective officers, advisors and Representatives from and against any and all losses, damages, claims, costs, expenses, interests, awards, judgments and penalties suffered or incurred by any of them of any type in connection with the 2014 Note Transactions and/or the provision of information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of the Company or any of its Affiliates) to the fullest extent permitted by Applicable Law.

5.18. Modifications to Confidentiality Agreement; Other Matters. The Company hereby agrees that (a) the Confidentiality Agreement shall hereby be deemed amended and/or waived to the extent required to permit, and the execution and delivery of this Agreement by the Company shall constitute the written consent of the Company allowing, all actions of the Parent or Merger Sub permitted or contemplated by this Agreement and (b) Madison Dearborn Partners, L.L.C. is an express third party beneficiary of any waiver to and/or amendment of the Confidentiality Agreement contained in or contemplated by this Section 5.18. Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, without the prior written consent of the Company, Parent shall not, and shall cause its Affiliates not to, purchase any debt or equity securities of the Company at any time prior to the Effective Time or, if the Effective Time does not occur, the later of (i) the termination of this Agreement and (ii)  the termination of the “standstill” provisions in the Confidentiality Agreement.

5.19. Leverage Ratio Certificate. On each date on which the Company files with the SEC its Quarterly Report on Form 10-Q (a “10-Q”) or Annual Report on Form 10-K (a “10-K”) (or, if earlier, the date on which such 10-Q or 10-K, as applicable was required to be filed), the Company shall, together with supporting calculations in reasonable detail, deliver to Parent and Merger Sub a certificate executed by the Chief Financial Officer of the Company (the “Leverage Ratio Certificate”) setting forth, as of the last day of the immediately preceding quarterly period, the ratio of Consolidated Debt for Borrowed Money of the Company and its

Subsidiaries (after giving pro forma effect to the Merger, the other transactions contemplated by this Agreement and the transactions contemplated by the Financing Letters to Consolidated EBITDA) of the Company and its Subsidiaries for such four quarter period; provided that, for this purpose, without otherwise limiting amounts that would also be included in such computation, (x) “Consolidated Debt for Borrowed Money” of the Company and its Subsidiaries under clause (i) of the definition of Consolidated Debt for Borrowed Money shall not exceed an amount equal to (A) $690,000,000 minus (B) the sum of (1) the aggregate principal amount of all 2014 Notes that are not purchased in the Debt Tender Offer and not defeased or satisfied and discharged as provided in Debt Commitment Letter (but it being understood and agreed that the amount determined pursuant to this clause (B)(1) shall be included in Consolidated Debt for Borrowed Money pursuant to clause (ii) of the definition thereof) and (2) the prorated portion of the related tender premiums not required to be paid in connection therewith and (y) other than as specified in the immediately foregoing clause (x), “Consolidated Debt for Borrowed Money” of the Company and its Subsidiaries shall not include indebtedness for borrowed money first incurred by the Company and its Subsidiaries on the Closing Date at the written direction of Parent or Merger Sub, or as a result of the Merger, or at any time after the Effective Time.

ARTICLE VI

CONDITIONS

6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and the other transactions contemplated herein is subject to the satisfaction or written waiver by Parent and the Company at or prior to the Effective Time of each of the following conditions, except that the conditions in Section 6.1(a) may not be waived by any party:

(a) Stockholder Approval. This Agreement shall have been duly adopted by (i) holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company and (ii) holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose, excluding, for purposes of this clause (ii) only, Shares beneficially owned by Affiliates of Kelso & Company as of the Record Date (together with the Requisite Company Vote, the “Stockholder Approval”).

(b) Regulatory Consents. Any applicable waiting periods (including any extensions thereof) under the HSR Act and any other applicable Regulatory Law shall have expired or been terminated and all consents, approvals and actions of, filings with, and notices to, all Governmental Entities required of Parent, Merger Sub, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby shall have been made, obtained or effected, as the case may be, except for those, the failure of which to be made, obtained or effected would not, in the aggregate, have a Company Material Adverse Effect.

(c) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger or otherwise makes the consummation of the Merger illegal.

6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction or written waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Other than the Capitalization Representations and the representations and warranties of the Company contained in Sections 3.3, 3.7(ii), 3.17 and 3.18, the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Company Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Sections 3.3 and 3.18 shall be true and correct in all material respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Company Material Adverse Effect,” (iii) the Capitalization Representations shall be true and correct in all respects when made and as of the Closing as if made at such time, except for inaccuracies that do not, individually or in the aggregate, require payments at the Closing under Section 2.7 or Section 2.8 in excess of $1,000,000, and (iv) the representations and warranties contained in Sections 3.7(ii) and 3.17 shall be true and correct in all respects when made and as of the Closing as if made at such time.

(b) Performance of Obligations. The Company shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing pursuant to the terms hereof.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied or waived.

(d) FIRPTA Certificate. The Company shall have delivered to Parent a properly completed and executed certificate to the effect that the Common Stock of the Company is not a U.S. real property interest (such certificate in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)), along with written authorization for Parent to deliver such form to the Internal Revenue Service on behalf of the Company upon Closing.

(e) Consolidated Debt for Borrowed Money to EBITDA Ratio. The ratio of (i) Consolidated Debt for Borrowed Money of the Company and its Subsidiaries as of the Closing Date after giving pro forma effect to the Merger, the other transactions contemplated by this Agreement and the transactions contemplated by the Financing Letters to (ii) Consolidated EBITDA of the Company and its Subsidiaries for the four quarter period ended not less than forty (40) days prior to the Closing shall not be greater than 5.4 to 1 (the “Maximum Leverage Ratio”); provided that, for this purpose, without otherwise limiting amounts that would also be included in such computation, (x) “Consolidated Debt for Borrowed Money” of the Company and its Subsidiaries under clause (i) of the definition of Consolidated Debt for Borrowed Money shall not exceed an amount equal to (A) $690,000,000 minus (B) the sum of (1) the aggregate principal amount of all 2014 Notes that are not purchased in the Debt Tender Offer and not defeased or satisfied and discharged as provided in Debt Commitment Letter (but it being understood and agreed that the amount determined pursuant to this clause (B)(1) shall be included in Consolidated Debt for Borrowed Money pursuant to clause (ii) of the definition thereof) and (2) the prorated portion of the related tender premiums not required to be paid in connection therewith and (y) other than as specified in the immediately foregoing clause (x), “Consolidated Debt for Borrowed Money” of the Company and its Subsidiaries shall not include indebtedness for borrowed money first incurred by the Company and its Subsidiaries on the Closing Date at the written direction of Parent or Merger Sub, or as a result of the Merger, or at any time after the Effective Time.

6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein to be effected at the Closing are also subject to the satisfaction or waiver in writing by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV (other than those contained in Section 4.7) shall be true and correct in all respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Parent Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Parent Material Adverse Effect, and the representations and warranties of Parent and Merger Sub contained in Section 4.7 shall be true and correct in all respects when made and as of the Closing as if made at such time.

(b) Performance of Obligations. Each of Parent and Merger Sub shall have performed or complied in all material respects its agreements and covenants contained in this Agreement that are required to be performed or complied by it at or prior to the Closing pursuant to the terms hereof.

(c) Officer’s Certificate. The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied or waived.

6.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations under this Agreement.

ARTICLE VII

TERMINATION

7.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval is obtained, by mutual written consent of the Company and Parent after action of their respective boards of directors.

7.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company upon action of the Company Board or Parent upon action of the Parent’s board of directors if:

(a) the Merger shall not have been consummated by October 7, 2010 (the “Termination Date”), whether such date is before or after the Stockholder Approval is obtained; provided that (i) the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the failure of such party to perform any of its obligations under this Agreement, (ii) if the Marketing Period has commenced on or before any such Termination Date, but not ended on or before any such Termination Date, such Termination Date shall automatically be extended by one month and (iii) the Termination Date shall not occur sooner than three Business Days after the final day of the Marketing Period; and provided, further (x) any purported termination of this Agreement under this Section 7.2(a) shall be deemed a termination under Section 7.2(b) if, at the time of any such intended termination by the Company, either the Company or Parent is entitled to terminate this Agreement pursuant to Section 7.2(b) and (y) any purported termination of this Agreement under this Section 7.2(a) shall be deemed a termination under Section 7.3(b) or Section 7.3(c), respectively, if, at the time of any such intended termination, the Company is entitled to terminate this Agreement pursuant to Section 7.3(b) or Section 7.3(c), respectively;

(b) the Stockholders Meeting shall have been held and completed and the Stockholder Approval shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.2(c) shall not be available to any party if the enactment, issuance, promulgation, enforcement or entry of such Order, or the Order becoming final and non appealable, was primarily due to the failure of such party to perform any of its obligations under this Agreement.

7.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company upon action of the Company Board:

(a) at any time prior to the time the Stockholder Approval is obtained, if (i) the Company Board shall have (x) authorized the Company to enter into an Alternative Acquisition Agreement relating to a Superior Proposal and (y) immediately after the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (x) and (ii) the Company immediately prior to or concurrently with such termination pays to Parent the Termination Fee in accordance with Section 7.5(b)(ii); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.3(a) unless the Company has complied in all material respects with the requirements of Section 5.2 and in all respects with the requirements of Section 5.2(d);

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii)(x) cannot be cured by Parent or Merger Sub prior to the Termination Date or (y) if capable of being cured, shall not have been cured (1) within 30 calendar days following receipt of written notice from the Company of such breach or (2) any shorter period of time that remains between the date the Company provides written notice of such breach and the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(b) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder and such breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b); provided further that any purported termination of this Agreement under Section 7.2(a) shall be deemed to be a termination under this Section 7.3(b) if the Company were entitled to terminate this Agreement under this Section 7.3(b) at the time of such termination; or

(c) at any time prior to the Effective Time, if all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), the Company has given notice to Parent in writing that it is prepared to consummate the Closing and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.2; provided that any purported termination of this Agreement under Section 7.2(a) shall be deemed to be a termination under this Section 7.3(c) if the Company were entitled to terminate this Agreement under this Section 7.3(c) at the time of such termination.

7.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent upon action of the Parent’s board of directors:

(a) at any time prior to the Effective Time if the Company Board shall have made a Change of Recommendation or the Company or the Company Board shall (i) approve, adopt or recommend any Acquisition Proposal or otherwise declare advisable (publicly or otherwise) or propose to approve, adopt or recommend (publicly or otherwise), an Acquisition Proposal or (ii) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement;

(b) at any time prior to the Effective Time if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or any such representation shall have become untrue after the date of this Agreement, which breach or failure to be true (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) (x) cannot be cured by the Company by the Termination Date or (y) if capable of being cured, shall not have been cured (A) within 30 calendar days following receipt of written notice from the Parent of such breach or (B) any shorter period of time that remains between the date the Parent provides written notice of such breach and the Termination Date; provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(b) if it or Merger Sub is then in material breach of any of their representations, warranties, covenants or other agreements hereunder and such breach would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b); or

(c)(i) on or after the 10th day after such certificate is required to be delivered pursuant to Section 5.19 of this Agreement, if the Company has not prior to such date delivered to Parent and Merger Sub the

Leverage Ratio Certificate required to be delivered pursuant to Section 5.19 of this Agreement or (ii) on or prior to the 10th day after delivery to Parent and Merger Sub of any Leverage Ratio Certificate, if such Leverage Ratio Certificate states that the ratio of Consolidated Debt for Borrowed Money to Consolidated EBITDA, each as calculated in accordance with Section 5.19 of this Agreement, exceeds the Maximum Leverage Ratio (any such Leverage Ratio Certificate, an “Excessive Leverage Certificate”); provided that if (x) Parent does not receive a Leverage Ratio Certificate when required pursuant to clause (i) of this Section 7.4(c) or receives an Excessive Leverage Certificate and in either case does not terminate this Agreement pursuant to this Section 7.4(c) on or prior to the 20th day after the Leverage Ratio Certificate was required to be delivered or on or prior to the 10th day after its receipt of such Excessive Leverage Certificate and (y) the Company is not then in material breach of any of its representations, warranties, covenants or other agreements hereunder, which breach would give rise to a failure of a condition set forth in Section 6.2(a) or Section 6.2(b), then the provision of this Section 7.4(c) shall cease to have any force or effect with respect to such failure to deliver such Leverage Ratio Certificate when required or the Excessive Leverage Certificate, as applicable (with it being understood and agreed that if the Company fails to deliver a subsequent Leverage Ratio Certificate when required or an Excessive Leverage Certificate is subsequently delivered, the Parent may terminate this Agreement in accordance with this Section  7.4(c)).

7.5. Manner and Effect of Termination and Abandonment.

(a) Any party terminating this Agreement pursuant to any of Section 7.2, Section 7.3 or Section 7.4 of this Agreement shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any member of the Parent Group or the Company Group); provided that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability to pay the Termination Fee, Parent Fee or Leverage Termination Fee or to provide Expense Reimbursement when required pursuant to this Section 7.5, (ii) no such termination (other than a termination upon which the Company has paid the Termination Fee) shall relieve the Company for liability for any willful breach arising prior to termination, and (iii) the provisions set forth in the second sentence of Section 8.1 shall survive the termination of this Agreement.

(b) In the event that:

(i)(x) this Agreement is terminated or deemed terminated pursuant to Section 7.2(b) (with it being understood and agreed that any purported termination of this Agreement under Section 7.2(a) shall be deemed to be a termination under Section 7.2(b) if either party would be entitled to terminate this Agreement under Section 7.2(b) at the time of such termination), (y) any Person shall have publicly made a bona fide Acquisition Proposal after the date of this Agreement but prior to the date of the Stockholders Meeting, and such Acquisition Proposal shall not have been publicly withdrawn prior to such date and (z) within 12 months of such termination the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal and such Acquisition Proposal is later consummated, then the Company shall, within three (3) Business Days of the date of such consummation, pay the Termination Fee, less any amount paid by the Company pursuant to Section 7.5(c), to the Fund Manager by wire transfer of same day funds; provided that for purposes of clause (z) above the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(ii) this Agreement is terminated by the Company pursuant to Section 7.3(a), the Company shall pay the Termination Fee to the Fund Manager concurrently with or prior to such termination by wire transfer of same day funds; or

(iii) this Agreement is terminated by Parent pursuant to Section 7.4(a), the Company shall pay the Termination Fee to the Fund Manager promptly, but in any event within two (2) Business Days after, the date of such termination, by wire transfer of same day funds.

For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion. Any payments payable to the Fund Manager pursuant to this Section 7.5 shall be made to the accounts designated in Section 7.5 of the Parent Disclosure Schedule. The Fund Manager may assign the right to receive the Termination Fee to one or more Persons in its sole discretion; provided that, notwithstanding anything in this Agreement to the contrary, if the Fund Manager or its assignee designates an account to which the Termination Fee is to be paid other than the account designated in Section 7.5 of the Parent Disclosure Schedule, the Company will not be required to pay the Termination Fee prior to the first Business Day after it has received such designation. Solely for purposes of establishing the basis for the amount thereof, without in any increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, it is agreed that the Termination Fee is liquidated damages, and not a penalty, and the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration (including the loss of opportunity for the Parent and Merger Sub to purchase the Company and its Subsidiaries on the terms herein described).

(c) In the event that this Agreement is terminated or deemed terminated pursuant to Section 7.2(b), the Company shall reimburse the Fund Manager for the documented reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub and the Fund Manager in connection with this Agreement or the transactions contemplated hereby (the “Expense Reimbursement”); provided that (i) (A) except as provided in the following clause (B), the Company shall not be required to pay more than an aggregate of $3 million pursuant to this Section 7.5(c), and (B) if within 12 months of such termination the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal (for purposes of this clause (B) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”) and such Acquisition Proposal is later consummated, the Company shall reimburse the Fund Manager for such expenses not previously reimbursed as a result of the application of clause (A), up to a cap of $1 million of such expenses not previously reimbursed, unless the Company is obligated to pay the Termination Fee (for the avoidance of doubt, in no event shall the Company be obligated to make any payments pursuant to this Section 7.5(c) in excess of $4 million in the aggregate) and (ii) if the Company has paid the Termination Fee (less payments previously made pursuant to this Section 7.5(c), if applicable), the Company shall have no obligation to make any further payments under this Section 7.5(c).

(d) In the event that this Agreement is terminated or deemed terminated pursuant to Section 7.3(b) or is terminated or deemed terminated pursuant to Section 7.3(c), then Parent shall promptly, but in no event later than five Business Days after the date of such termination, pay or cause to be paid to the Company or its designees an amount equal to $27,500,000 (the “Parent Fee”) by wire transfer of same day funds (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion); provided that any purported termination of this Agreement under Section 7.2(a) shall be deemed to be a termination under Section 7.2(b) or Section 7.3(c) if the Company would be entitled to terminate this Agreement under Section 7.2(b) or Section 7.3(c), respectively, at the time of such intended termination. In the event that Parent has terminated this Agreement pursuant to Section 7.4(c) or in the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a) at a time when all conditions in Sections 6.1 and 6.2, other than the condition specified in Section 6.2(e), have been satisfied or validly waived by Parent, then Parent shall promptly, but in no event later than five Business Days after the date of such termination, pay or cause to be paid to the Company or its designees an amount equal to $5,000,000 (the “Leverage Termination Fee”) by wire transfer of same day funds. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Parent Fee or the Leverage Termination Fee or expanding the circumstances in which the Parent Fee or Leverage Termination Fee is to be paid, it is agreed that the Parent Fee and Leverage Termination Fee are liquidated damages, and not a penalty, and the payment of either in the circumstances specified herein is supported by due and sufficient consideration (including the fact that the Per Share Merger Consideration would not be paid to the shareholders of the Company at the Effective Time).

(e) The parties acknowledge that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 7.5(b) or (c), or Parent fails to promptly pay any amount due pursuant to Section 7.5(d), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences an Action that results in a judgment against the Company for any amount set forth in Section 7.5(b) or (c) or any portion thereof or a judgment against Parent for the amount set forth in Section 7.5(d) or any portion thereof, the Company shall pay to Parent or Merger Sub or Parent shall pay to the Company, as the case may be, its documented reasonable out-of-pocket costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

(f) Notwithstanding anything to the contrary in this Agreement, (i) in the event that this Agreement is terminated (or deemed to have been terminated) pursuant to Section 7.3(b) or terminated (or deemed to have been terminated) pursuant to Section 7.3(c), the Company’s receipt of the Parent Fee from Parent pursuant to this Section 7.5, and the guarantee of such obligations pursuant to the Limited Guaranty, shall be the sole and exclusive remedy of the Company and its Subsidiaries against (w) Parent, Merger Sub, or any Guarantor, (x) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Guarantor, (y) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any Person named in clause (w) or (x) of this Section 7.3(f), and (z) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (the Persons described in clauses (w), (x), (y) and (z), collectively, the “Parent Group”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated, (ii) in the event that this Agreement is terminated by Parent pursuant to Section 7.4(c), the Company’s receipt of the Leverage Termination Fee from Parent pursuant to this Section 7.5, and the guarantee of such obligations pursuant to the Limited Guaranty, shall be the sole and exclusive remedy of the Company and its Subsidiaries against any member of the Parent Group for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated, and (iii) in the event that this Agreement is terminated or deemed terminated as described in Section 7.5(b), Parent’s receipt of the Termination Fee and/or Expense Reimbursement, as applicable, pursuant to this Section 7.5 shall be the sole and exclusive remedy of Parent, Merger Sub, the Guarantors and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future stockholders, directors, officers, Affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated. For the avoidance of doubt and notwithstanding anything herein to the contrary, in any circumstance where Parent has paid or is obligated to pay the Parent Fee or the Leverage Termination Fee in accordance with this Agreement, neither the Company nor any other Person shall be entitled to receive any amounts from Parent, Merger Sub or any member of the Parent Group or any have any claim against Parent, Merger Sub or any member of the Parent Group with respect to any obligations of Parent or Merger Sub pursuant to Section 5.13(b) or Section 5.17(c) of this Agreement or otherwise and any amounts paid by Parent or Merger Sub prior to termination of this Agreement pursuant to Section 5.13(b) or Section 5.17(c) of this Agreement shall reduce, on a dollar-for-dollar basis, any Parent Fee or Leverage Termination Fee owed by Parent or Merger Sub.

7.6. Limitation on Liabilities.

(a) Notwithstanding anything herein to the contrary, if Parent and Merger Sub fail to effect the Closing for any or no reason or otherwise breach this Agreement or fail to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), then except for an order of specific performance as and only to the extent expressly permitted by Section 8.7(b), the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Parent Group for any breach, loss or damage shall be (i) to terminate this Agreement as provided, and only to the extent provided, in (x) Section 7.3(b) or Section 7.3(c) and receive payment of the Parent Fee, or (y) Section 7.2(a) and receive the Leverage Termination Fee, in each case under, and only to the extent provided in, Section 7.5(d) or, with respect to such obligation, the Limited Guaranty, as applicable, and to receive Payment of Parent’s reimbursement obligations under, and only to the extent provided in, Section 7.5(e) or, with respect to any such obligation, the Limited Guaranty, as applicable or (ii) if the Parent Fee is not due and owing pursuant to the terms of this Agreement (including Section 7.5(d)) and the Leverage Termination Fee is not due and owing pursuant to the terms of this Agreement, to receive payment of the reimbursement obligations of Parent under and only to the extent provided in Sections 5.13(c) and 5.17(c) or, with respect to such obligations, the Limited Guaranty, as applicable. Upon payment of such amount referred to clause (i) or (ii) above, as applicable, no Person shall have any rights or claims against any of the Parent Group under this Agreement, the Limited Guaranty, the Financing Letters or otherwise, whether at law or equity, in contract in tort or otherwise, and no member of the Parent Group shall have any further liability or obligation relating to or arising out of this Agreement or any of the transactions contemplated hereby (including the Financing) and the Company agrees to cause any Action pending in connection with this Agreement or any of the transactions contemplated hereby (including any Action related to the Financing, the Equity Commitment Letter, the Debt Commitment Letter the Limited Guaranty) by any member of the Company Group against Parent, Merger Sub or any member of the Parent Group to be dismissed with prejudice promptly, and in any event within five (5) Business Days thereafter. In no event shall any member of the Company Group seek or permit to be sought on behalf of any member of the Company Group any damages from, or otherwise bring any Action against, any member of the Parent Group in connection with this Agreement or any of the transactions contemplated hereby (including any Action related to the Financing, the Equity Commitment Letter, the Debt Commitment Letter the Limited Guaranty), other than an Action to recover payment of the amounts set forth in clause (i) or (ii) above, as applicable, when permitted and to the extent set forth therein or for specific performance solely under the circumstances and as specifically set forth in Section 8.7(b). In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the circumstances and as specifically set forth in Section 8.7(b). Nothing in this Section 7.6 shall in any way expand or be deemed or construed to expand the circumstances in which Parent, Merger Sub or any other member of the Parent Group may be liable under this Agreement or any of the transactions contemplated hereby (including the Financing).

(b) With it being acknowledged and agreed that, except for the payment by Parent or Merger Sub of the amounts set forth in clause (i) or (ii) of the first sentence of Section 7.6, as applicable, when required and to the extent set forth therein or payment by the Guarantors pursuant to the Limited Guaranty when required and to the extent set forth therein, none of Parent, Merger Sub nor any member of the Parent Group shall have any liability for any damages to the Company or any member of the Company Group in connection with this Agreement or the transactions contemplated hereby, in no event shall any party hereto nor any member of the Parent Group be liable for or obligated to pay consequential, special, multiple, punitive or exemplary damages including, but not limited to, damages arising from loss of profits, business opportunities or goodwill in respect of any breach or failure to comply with this Agreement or in respect of any of the transactions contemplated hereby (including the Financing and the Financing Letters).

ARTICLE VIII

GENERAL PROVISIONS

8.1. Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II and Sections 5.9, 5.10 and the indemnification and reimbursement provisions of Sections 5.13 and 5.17 shall survive the consummation of the Merger. This Article VIII, the agreements of the Company, Parent and Merger Sub contained in Sections 5.9., 7.5 and 7.6, the indemnification and reimbursement provisions of Sections 5.13, 5.17, and the Confidentiality Agreement (to the extent provided therein) and the Limited Guaranty (to the extent provided therein) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

8.2. Modification or Amendment. Subject to the provisions of the applicable Laws, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided that no amendment shall be made to this Agreement after the Effective Time.

8.3. Waiver; Extension. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by applicable Laws. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THE AGREEMENT AND ALL ACTIONS (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any Action between the parties or involving any member of the Company Group or Parent Group arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement (including the Equity Commitment Letter or Debt Commitment Letter) exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), and solely with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto or any member of the Company Group or Parent Group and (iv) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 8.6 of this Agreement. Each party agrees that it shall not permit any of its Affiliates to bring any Action referred to in the immediately foregoing sentence or voluntarily support any other Person in bringing any such Action in any court other than the Chosen Courts; provided that, with respect to any Lender that is party to the Debt Commitment Letter, the Fee Letter or any engagement letter entered into in connection therewith, in the event of any conflict between this sentence and the Debt Commitment Letter, the Fee Letter or any engagement letter, the Debt Commitment Letter, the Fee Letter or such engagement letter shall prevail.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE FINANCING LETTERS OR THE FINANCING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND

(iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth Business Day following the date of such deposit, or (d) if delivered by telecopy or email, upon confirmation of successful transmission, (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Picasso Parent Company, Inc.

c/o Madison Dearborn Partners, LLC

Three First National Plaza

70 W. Madison

Suite 4600

Attention: Thomas S. Souleles

       Mark B. Tresnowski, Esq.

fax: 312-895-1001

email: tsouleles@mdcp.com

  mtresnowski@mdcp.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Richard J. Campbell, P.C.

       Carol Anne Huff

       Kirk A. Radke

Fax: 312-862-2200

Email: rcampbell@kirkland.com

           chuff@kirkland.com

           kradke@kirkland.com

If to the Company, to:

BWAY Holding Company

8607 Roberts Drive

Suite 250

Atlanta, GA 30350

Attention: Mr. Michael Clauer

fax: 770-645-4810

email: Mike.Clauer@bwaycorp.com

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Kevin M. Schmidt

fax: 212-909-6836

email: kmschmidt@debevoise.com

and:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Stephen M. Kotran

fax: 212-558-3588

email: kotrans@sullcrom.com

8.7. Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Company does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Article VII, Parent and Merger Sub shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent or Merger Sub is entitled at law or in equity. Notwithstanding anything herein to the contrary, except as expressly permitted by Section 8.7(b), the parties hereto acknowledge and agree that the Company shall not be entitled (i) to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub, (ii) to enforce specifically the terms and provisions of this Agreement against Parent or Merger Sub or (iii) otherwise to obtain any equitable relief or remedy against Parent or Merger Sub.

(b) Notwithstanding the foregoing, it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Parent’s obligations pursuant to the terms of this Agreement to cause the Equity Financing to be funded to fund the Merger and to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) Parent and Merger Sub are required to complete the Closing pursuant to Section 1.2, (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) Parent and Merger Sub fail to complete the Closing in accordance with Section 1.2 and (iv) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, and Parent and Merger Sub otherwise comply with their obligations hereunder, then the Closing will occur.

(c) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) If any party hereto brings any Action to enforce specifically the performance of the terms and provisions when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days or (ii) such other time period established by the Chosen Court presiding over such Action.

8.8. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Limited Guaranty and the Confidentiality Agreement, dated October 22, 2009, between Madison Dearborn Partners, LLC and the Company, as supplemented on November 27, 2009 and as further amended on March 17, 2010 (as the same may be further amended, modified, supplemented or waived from time to time in accordance with its terms, the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES AND THE PARENT DISCLOSURE SCHEDULES, AND ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF SUCH PARTY HEREUNDER, NEITHER PARENT AND MERGER SUB NOR THE COMPANY NOR ANY OF ITS SUBSIDIARIES NOR ANY OF THEIR RESPECTIVE STOCKHOLDERS, AFFILIATES OR REPRESENTATIVES, NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, INCLUDING WITHOUT LIMITATION IN CERTAIN “DATA ROOMS,” CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATIONS IN ANTICIPATION OR CONTEMPLATION OF ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, IN CONNECTION WITH THE DUE DILIGENCE INVESTIGATION OF THE COMPANY BY PARENT AND MERGER SUB, PARENT AND MERGER SUB HAVE RECEIVED AND MAY CONTINUE TO RECEIVE FROM THE COMPANY CERTAIN ESTIMATES, PROJECTIONS, FORECASTS AND OTHER FORWARD-LOOKING INFORMATION, AS WELL AS CERTAIN BUSINESS PLAN INFORMATION, REGARDING THE COMPANY AND ITS BUSINESS AND OPERATIONS. PARENT AND MERGER SUB HEREBY ACKNOWLEDGE THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS, FORECASTS AND OTHER FORWARD-LOOKING STATEMENTS, AS WELL AS IN SUCH BUSINESS PLANS, WITH WHICH PARENT AND MERGER SUB ARE FAMILIAR, THAT PARENT AND MERGER SUB ARE TAKING FULL RESPONSIBILITY FOR MAKING THEIR OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS, FORECASTS AND OTHER FORWARD-LOOKING INFORMATION, AS WELL AS SUCH BUSINESS PLANS, SO FURNISHED TO THEM (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, FORWARD-LOOKING INFORMATION OR BUSINESS PLANS), AND THAT PARENT AND MERGER SUB WILL HAVE NO CLAIM AGAINST THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE STOCKHOLDERS, AFFILIATES OR REPRESENTATIVES, WITH RESPECT THERETO. ACCORDINGLY, PARENT AND MERGER SUB HEREBY ACKNOWLEDGE THAT NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR ANY OF THEIR RESPECTIVE STOCKHOLDERS, AFFILIATES OR REPRESENTATIVES, HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS, FORECASTS, FORWARD-LOOKING STATEMENTS OR BUSINESS PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, FORWARD-LOOKING STATEMENTS OR BUSINESS PLANS); PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, THE PARTIES ACKNOWLEDGE AND AGREE THAT PARENT SHALL BE ENTITLED TO ASSUME THE ACCURACY OF (BUT SHALL NOT HAVE ANY CLAIM AGAINST THE COMPANY FOR ANY INACCURACY OF) ALL SUCH ESTIMATES,

PROJECTIONS, FORECASTS, FORWARD-LOOKING STATEMENTS, BUSINESS PLANS AND OTHER INFORMATION SOLELY FOR PURPOSES OF THE REPRESENTATIONS AND WARRANTIES MADE BY PARENT IN SECTION 4.7 (AND FOR NO OTHER PURPOSES).

8.9. No Third Party Beneficiaries. Except (w) as provided in Section 5.10, (x) for the indemnification obligations of Parent pursuant to Section 5.17(c), (y) for Section 5.18, Section 7.5, Section 7.6 and Section 8.5 (each of which provisions is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons, including, in the case of Section 7.5, by the Fund Manager, and, in the case of Section 5.18, by Madison Dearborn Partners, L.L.C.), and (z) to the extent that Effective Time occurs, for the rights of the holders of Shares and Company Options under Article II of this Agreement on and after the Effective Time to receive payment therefor, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 5.10 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.3 without notice or liability to any other Person.

8.10. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

8.11. Transfer Taxes. In the event that the Closing occurs, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Surviving Corporation when due.

8.12. Definitions; Construction.

(a) Definitions. As used herein:

“2014 Notes” means the 10% Senior Subordinated Notes due April 15, 2014 issued by BWAY Corporation pursuant to the Indenture.

“Acquisition Proposal” means (i) any inquiry, proposal or offer relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving more than 20% of the total voting power of the capital stock, or more than 20% of the consolidated assets (or assets or Subsidiaries to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable), of the Company and its Subsidiaries, (ii) any other inquiry, proposal or offer, including a tender offer or exchange offer, which, if consummated, would result in a direct or indirect acquisition of more than 20% of the total voting power of the capital stock, or more than 20% of the consolidated assets (or assets or Subsidiaries to which 20% of more of the Company’s revenues or earnings on a consolidated basis are attributable), of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Action” means any claim, action, litigation, audit, investigation, arbitration, suit in equity or at law, administrative, regulatory or quasi-judicial proceeding, or other proceeding of whatever kind or character before a Governmental Entity, arbitrator, mediator or similar body.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Contract” means any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement, commitment, arrangement or other instrument or obligation.

“Capitalization Representations” means the representations and warranties set forth in Section 3.2(a) and, to the extent it relates to rights with respect to Equity Interests in the Company, Section 3.2(c).

“Company Group” means the Company, its Affiliates and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders or Affiliates.

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that has, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, properties, assets or results of operations of the Company and its Subsidiaries taken as a whole; provided that none of the following, and no effect arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) any facts, circumstances, changes, events, occurrences or effects generally affecting (A) the principal industries in which the Company and its Subsidiaries operate (B) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, or

(ii) any facts, circumstances, changes, events, occurrences or effects, arising out of, resulting from or attributable to (A) changes or prospective changes after the date hereof in Law, in applicable regulations of any Governmental Entity, in generally accepted accounting principles or in accounting standards, or any changes or prospective changes after the date hereof in the interpretation or enforcement of any of the foregoing, (B) other than for purposes of the representations and warranties made in Section 3.4 or, to the extent related to such representations and warranties, the condition specified in Section 6.2(a), the announcement of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation relating to this Agreement or the transactions contemplated by this Agreement, (C) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (D) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) any action taken by the Company or its Subsidiaries that is required by this Agreement or taken at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement, (F) any change in the Company’s credit ratings, (G) any change to the extent resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, (H) any decline in the market price, or change in trading volume, of any capital stock of the Company, or (I) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position;

provided that (x) changes, events, occurrences or effects set forth in clause (ii)(A), (ii)(C) and (ii)(D) above may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent such changes, events, occurrences or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to others in the principal industries of the Company and its Subsidiaries, and (y) the underlying cause of any decline, change or failure referred to in clauses (ii)(F), (ii)(H)

and (ii)(I) (if not otherwise falling within any of the exceptions provided by clause (i) and clauses (ii)(A) through (I) above) may be taken into account in determining whether there is, has been or would reasonably be expected to be a Company Material Adverse Effect.

“Consolidated Debt for Borrowed Money” means, as of any date, the sum, without duplication, of (i) the aggregate funded principal amount in respect of the Debt Financing (determined, for the avoidance of doubt, to exclude (x) the portion, if any, of the stated principal amount thereof attributable to original issue discount or upfront fees (it being agreed and understood that the issue price discount, or additional upfront facility fees in lieu of such issue price discount, provided for under the senior secured credit facilities term sheet attached to the Debt Commitment Letter (any such discount or fees so provided, “Non-Flex Discount”) and the fees set forth in Sections 1(a), 2(a) and 2(b) of the Fee Letter shall not be deemed to be original issue discount or upfront fees for this purpose) and (y) the principal amount of any revolving loans funded to account for any original issue discount or any upfront fees in lieu thereof (other than Non-Flex Discount), except to the extent such original issue discount, or upfront fees in lieu thereof, has already been excluded from this clause (i) by operation of sub-clause (x) above), (ii) the aggregate outstanding principal amount of indebtedness for borrowed money of the Company and its Subsidiaries other than in respect of the Debt Financing (determined, for the avoidance of doubt, to include the portion, if any, of the stated principal amount thereof attributable to original issue discount) and (iii) any similar liability owing pursuant to any note, bond or similar instrument; provided that, in no event shall Consolidated Debt for Borrowed Money include (A) capitalized lease obligations, (B) the aggregate amount available to be drawn (i.e., unfunded amounts) under all revolving credit facilities, letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of the Company and its Subsidiaries, or (C) any 2014 Notes that are or will be, at or in connection with the Closing, purchased pursuant to the Debt Tender Offer, satisfied and discharged or defeased in accordance with the indenture governing such 2014 Notes.

“Consolidated EBITDA” for the Company and its Subsidiaries, (a) for the fiscal quarter ended June 28, 2009, means $42.2 million, (b) for the fiscal quarter ended September 27, 2009, means $35.7 million, (c) for the fiscal quarter ended December 31, 2009, means $26.8 million, and (d) for each other fiscal quarter shall have the meaning given to such term in the Credit Agreement; provided that, (x) to the extent (but only to the extent) that any extraordinary or non-recurring gains or income of the Company and its Subsidiaries increased Consolidated Net Income (as defined in the Credit Agreement) for any fiscal quarter referred to in this clause (d), such gains or income of the Company and its Subsidiaries shall decrease Consolidated EBITDA for such fiscal quarter to the extent (but only to the extent) that Consolidated EBITDA determined without regard to this proviso was not already decreased for such gains or income and (y) to the extent (but only to the extent) that any of the following expenses decreased Consolidated Net Income (as defined in the Credit Agreement) for any fiscal quarter referred to in this clause (d), the following expenses of the Company and its Subsidiaries shall increase Consolidated EBITDA for such fiscal quarter to the extent (but only to the extent) that Consolidated EBITDA determined without regard to this proviso was not already increased for such expenses: (i) stock-based compensation expense, (ii) restructuring expense, (iii) loss on extinguishment of debt expenses, (iv) business acquisition expenses (but for periods after the date of this Agreement, only to the extent such acquisition is not in violation of this Agreement), (v) any extraordinary or non-recurring charges, losses or expenses, and (vi) fees and expenses incurred in connection with the transactions contemplated by this Agreement (including fees and expenses of the Transaction Committee of the Board of Directors, related to or arising from the Financing and otherwise related to the transactions contemplated by this Agreement).

“Credit Agreement” means the Credit Agreement, dated as of July 17, 2006, among BWAY Holding Company (f/k/a BCO Holding Company), BWAY Corporation, ICL Industrial Containers ULC, various lenders and Deutsche Bank Trust Company Americas, as administrative agent, LaSalle Bank, N.A., as documentation agent, and Deutsche Bank Securities Inc. and J.P. Morgan Securities, Inc., as joint lead arrangers, and as amended.

“Environmental Law” means any applicable Law concerning (i) pollution or the protection of the environment, (including air, water, soil and natural resources), or (ii) the use, storage, handling, release or disposal of Hazardous Substances, in each case as presently in effect or as in effect at any time prior to the Effective Time.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing.

“Exempted Person” means any Person, group of Persons or group of Persons that includes a Person from whom the Company has received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date.

“Fund Manager” means Madison Dearborn Partners, LLC.

“Hazardous Substance” means any substance defined, designated, regulated or classified as hazardous, toxic or radioactive or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

“Indenture” means that certain Indenture, dated as of April 6, 2009, among BWAY Corporation, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Intellectual Property” means all intellectual property rights of any type or nature recognized by law, however, denominated, throughout the world, including, without limitation, such intellectual property rights in: trademarks, trade names, service marks, service names, mark registrations and applications, trade dress, logos, slogans, assumed names, domain names, the goodwill in any of the foregoing; works of authorship, registered and unregistered copyrights, software, data, databases; technology, inventions, patents and patent applications, trade secrets, and rights of privacy and publicity.

“Knowledge” means with respect to the Company, the actual knowledge of those persons set forth in Section 8.12(a)-1 of the Company Disclosure Schedule.

“Law” means any Order or any federal, state, local, foreign or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation or binding directive or requirement of any Governmental Entity.

“Latest Balance Sheet” means the Company’s consolidated balance sheet as of September 27, 2009, including the notes thereto, included in the Company Financial Statements in the Company Reports.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Marketing Period” means the first period of thirty (30) consecutive days commencing after the date hereof and throughout which (i) Parent shall have the Required Information, (ii) the conditions set forth in Section 6.1 (including Section 6.1(a)) are satisfied and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2 to fail to be satisfied, assuming that such conditions were applicable at any time during such 30-consecutive-day period; provided that (x) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is obtained, (y) if the Marketing Period has not ended on or prior to August 15, 2010, the Marketing Period shall commence no earlier than September 7, 2010, and (z) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of the Marketing Period:

(A) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company Reports, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company Entities for the applicable periods by Deloitte & Touche LLP or another independent public accounting firm reasonably acceptable to Parent;

(B) the financial statements included in the Required Information that is available to Parent on the first day of any such 30-consecutive-day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 30-consecutive-day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 30-consecutive-day period, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 30-consecutive-day period;

(C) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant Company Report or Company Reports have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP;

(D) the Company shall have been delinquent in filing any Form 10-K or Form 10-Q or any other material Company Report, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, all such delinquencies have been cured; or

(E) if the Company has received any material accounting comments from the staff of the SEC on its Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q, as such may be amended, the Marketing Period will be deemed not to commence at the earliest unless and until all such material accounting comments have been satisfactorily resolved with the SEC staff.

If at any time the Company shall in good faith reasonably believe that the Marketing Period has begun, it may deliver to Parent a written notice to that effect, in which case the Marketing Period will be deemed to have begun on the date of such notice, unless Parent in good faith reasonably believes the Marketing Period has not begun and, within three (3) Business Days after the delivery of such notice, delivers a written notice to the Company to that effect, stating with specificity why it believes the Marketing Period has not begun (including, if Parent believes the Required Information has not been provided, stating with specificity which items of Required Information have not been provided).

“Merger Communication” means, with respect to the Company, any document or other written communication prepared by or on behalf of the Company or any of its Subsidiaries, or any document or other material or information posted or made accessible on the website of the Company (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a stockholder of the Company, would reasonably be deemed to constitute a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) with respect to the Merger.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

“Parent Material Adverse Effect” means any fact, circumstance, change, event or occurrence that would prevent or materially delay the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby on a timely basis.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Permitted Liens” means (i) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property (provided that such liens and restrictions do not materially interfere with the use of such real property or the Company’s or its Subsidiaries’ operation of their respective businesses as currently operated or otherwise materially and adversely impair the Company’s current business operations at such location), (ii) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice, (iii) Liens imposed by Law, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business consistent with past practice for sums not yet due or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iv) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (v) Liens that do not materially impair the ownership or use of the assets to which they relate, (vi) licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries and (vii) Liens set forth on Section 8.12(a)-2 of the Company Disclosure Schedule, with respect to the indebtedness of the Company or its Subsidiaries in existence as of the date hereof, in each case as security for such indebtedness and so long as there is no default under such indebtedness.

“Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency controls, or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solvent” means, when used with respect to any Person, as of any date of determination, that (i) the Fair Value and Present Fair Salable Value of the assets of such Person and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) such Person and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) such Person and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities, as they mature, where the terms “Fair Saleable Value,” “Stated Liabilities,” “Identified Contingent Liabilities,” “Do not have Unreasonably Small Capital,” “Unreasonably Small Capital” and “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities, as they mature” have the respective meanings given to such terms in the form of solvency certificate attached as Annex I to Exhibit D to the Debt Commitment Letter as in effect on the date hereof.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal that is not solicited or received in violation of Section 5.2 and that the Company Board (upon recommendation of the Transaction Committee of the Board of Directors) has determined in its good faith judgment after consultation with its independent financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory, fiduciary and other aspects of such Acquisition Proposal, including timing, and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination in a manner that would constitute a binding contract if accepted by the Company), including financing, regulatory approvals, stockholder litigation, breakup fee and expense reimbursement provisions and other events or circumstances beyond the control of the party invoking the condition, (i) is reasonably likely to be consummated in accordance with its terms and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement; provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “100%” and any transaction described in clause (i) of the definition of Acquisition Proposal must result in a third party acquiring all of the outstanding shares of Common Stock or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole.

“Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, unclaimed property or escheat obligation, ad valorem, real or personal property, withholding, excise, production, value added, goods and services, transfer, license, occupation, premium, windfall profits, social security (or similar), registration, alternative or add-on minimum, estimated, occupancy and other taxes, duties, fees, charges or other assessments of any nature whatsoever, whether disputed or not, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, claims for refund, statements, estimates information returns and other similar documents) required to be supplied to a Tax authority relating to Taxes, including any attachment thereto, and including any amendment thereof.

“Termination Fee” means an amount equal to $5,000,000 if the Termination Fee becomes payable in connection with a termination by the Company pursuant to Section 7.3(a) to enter into an Alternative Acquisition Agreement with an Exempted Person with respect to a Superior Proposal, and means an amount equal to $12,500,000 in all other circumstances.

(b) Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. Each party here has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. The phrase “made available,” when used in reference to anything made available to Purchaser, Merger Sub or their Representatives, shall be deemed to mean uploaded to and made available to Purchaser, Merger Sub and their Representatives in the on-line data room hosted by Intralinks on behalf of the Company in the on-line workspace captioned Project Buckets or otherwise being in the possession of Parent, Merger Sub or any of their Representatives.

8.13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.14. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that, prior to the Closing, Parent and Merger Sub may assign this Agreement (in whole but not in part) to any parties providing the Financing pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

8.15. Headings. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

8.16. Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BWAY HOLDING COMPANY

By:	/S/ KENNETH M. ROESSLER
Name:	Kenneth M. Roessler
Title:	President and Chief Executive Officer

PICASSO PARENT COMPANY, INC.

By:	/S/ THOMAS S. SOULELES
Name:	Thomas S. Souleles
Title:	President

PICASSO MERGER SUB, INC.

By:	/S/ THOMAS S. SOULELES
Name:	Thomas S. Souleles
President

ANNEX B

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004

Tel: 212-902-1000

PERSONAL AND CONFIDENTIAL

March 28, 2010

Transaction Committee of the Board of Directors

Board of Directors

BWAY Holding Company

8607 Roberts Drive

Suite 250

Atlanta, GA 30350

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Picasso Parent Company, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of BWAY Holding Company (the “Company”) of the $20.00 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 28, 2010 (the “Agreement”), by and among Parent, Picasso Merger Sub, Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, any of its affiliates, or any of the respective affiliates and portfolio companies of Madison Dearborn Partners, LLC, an affiliate of Parent (“MDP”), and Kelso & Company, L.P., an affiliate of funds that collectively hold approximately 44.4% of the outstanding Shares (“Kelso”), or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Transaction Committee of the Board of Directors of the Company (the “Transaction Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, a significant portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time for which our investment banking division has received, and may receive, compensation, including having acted as a joint bookrunning manager with respect to the initial public offering of 10,039,216 shares of the Company’s common stock in June 2007 and a joint bookrunning manager with respect to the Company’s 10% Senior Subordinated Notes due April 2014 (aggregate principal amount $228,500,000) in April 2009. We also have provided certain investment banking and other financial services to MDP and its affiliates and portfolio companies from time to time for which our investment banking division has received, and may receive, compensation, including, but not limited to, having acted as sole bookrunning manager with respect to a follow-on offering of 17,000,000 shares of common stock of Boise Inc., a portfolio company of MDP, in November 2009; a joint arranger with respect to a bank loan amendment for Sorenson Communications, Inc., a portfolio company of MDP (“Sorenson Communications”), (aggregate

Transaction Committee of the Board of Directors

Board of Directors

BWAY Holding Company

March 28, 2010

Page Two

principal amount $555,000,000) in January 2010; sole arranger with respect to an offering of Sorenson Communication’s 10.50% Senior Secured Notes due February 2015 (aggregate principal amount $735,000,000) in January 2010; and a joint bookrunning manager with respect to the recapitalization of Wm. Bolthouse Farms, Inc., a portfolio company of MDP, in February 2010. We also have provided certain investment banking and other financial services to Kelso and its affiliates and portfolio companies from time to time for which our investment banking division has received, and may receive, compensation, including, but not limited to, having acted as sole bookrunning manager with respect to the initial public offering of 27,656,050 shares of common stock for ADESA, Inc., a portfolio company of Kelso, in December 2009 and sole arranger with respect to an amendment to the existing 10.875% bank loan of CVR Energy, Inc., a portfolio company of Kelso, (aggregate principal amount $460,000,000) in March 2010. We also may provide investment banking and other financial services to the Company and its affiliates and MDP and Kelso and their respective affiliates and portfolio companies in the future for which our investment banking division may receive compensation. Affiliates of Goldman, Sachs & Co. may co-invest with MDP, Kelso and their respective affiliates and may invest in limited partnership units of respective affiliates of MDP and Kelso.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended September 27, 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding its assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the rigid packaging industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $20.00 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect

Transaction Committee of the Board of Directors

Board of Directors

BWAY Holding Company

March 28, 2010

Page Three

of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $20.00 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Transaction Committee and the Board of Directors of the Company in connection with their consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $20.00 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

ANNEX C

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) dated March 28, 2010, is by and among Picasso Parent Company, Inc., a Delaware Corporation (“Parent”), Picasso Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and Kelso Investment Associates VI, L.P., a Delaware partnership, and KEP VI, LLC, a Delaware limited liability company (each a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, Parent, Merger Sub and BWAY Holding Company, a Delaware corporation (the “Company”) propose to enter into an Agreement and Plan of Merger, dated as of or after the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

WHEREAS, each of the Shareholders owns shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) (such shares of Common Stock, together with any other shares of capital stock of the Company acquired (whether beneficially or of record) by such Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Shareholders’ obligations under this Agreement, including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, receipt of shareholder approval is a condition to the consummation of the Merger; and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, the Shareholders have agreed to enter into this Agreement and to vote the Securities to facilitate consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement pursuant to the terms therein (such earlier time, the “Expiration Time”), each of the Shareholders irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, such Shareholder will (i) appear at such meeting or otherwise cause its Covered Securities (as defined below) to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of such Shareholder’s Securities beneficially owned or controlled by such Shareholder as of the relevant time (the “Covered Securities”), without regard to any Change of Recommendation,

(a) for approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement,

(b) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement,

(c) against any other action, agreement or transaction, that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of, or any redemption, repurchases or dividend of or in respect of any capital stock of, the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, except if approved in writing by Parent; (v) any payment by the Company or any of its Subsidiaries conditioned upon or payable as a result of, in whole or in part, the transactions contemplated by the Merger Agreement; or (vi) any other material change in the Company’s corporate structure or business, except if approved in writing by Parent,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, and

(e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

1.2.1 From and after the date hereof until the Expiration Time, each of the Shareholders hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof, such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Covered Securities, without regard to any Change of Recommendation,

(a) for approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement,

(b) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement,

(c) against any other action, agreement or transaction, that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of, or any redemption, repurchases or dividend of or in respect of any capital stock of, the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, except if approved in writing by Parent; (v) any payment by the Company or any of its Subsidiaries conditioned upon or payable as a result of, in whole or in part, the transactions contemplated by the Merger Agreement; or (vi) any other material change in the Company’s corporate structure or business, except if approved in writing by Parent,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, and

(e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

1.2.2 Each of the Shareholders hereby represents that any proxies heretofore given in respect of such Shareholder’s Securities, if any, are revocable, and hereby revokes such proxies.

1.2.3 Each of the Shareholders hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. Each of the Shareholders hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable. If for any reason the proxy granted herein is not irrevocable, then each of the Shareholders agrees to vote the Covered Securities in accordance with Section 1.2.1(a) through Section 1.2.1(e) above as instructed by Parent in writing. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Each of the Shareholders hereby agrees that, from the date hereof until the Expiration Time, it shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Lien, hypothecation or similar disposition of (by merger, by operation of law or otherwise), any Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a) or (b), in each case, including without limitation, to any Affiliate of such Shareholder.

Section 1.4 Inconsistent Agreements. Each Shareholder hereby covenants and agrees that, except for this Agreement, such Shareholder (a) has not entered into, and shall not enter into at any time prior to the Expiration Time, any voting agreement or voting trust with respect to the Covered Securities or agreement which restricts such Shareholder’s rights to vote or direct the vote of the Covered Securities and (b) has not granted, and shall not grant at any time prior to the Expiration Time remains in effect, a proxy, consent or power of attorney with respect to the Covered Securities.

ARTICLE II

NO SOLICITATION

Section 2.1 Restricted Activities. At all times on or after the date hereof until the Expiration Time, each Shareholder in its capacity as a shareholder of the Company shall not, and shall use its reasonable best efforts to cause its officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to the Shareholder, in its capacity as a shareholder, (the “Shareholder’s Representatives”) not to, directly or indirectly: (a) initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (b) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions (other than to state that they are not permitted to have discussions) with any person relating to, an actual or proposed Acquisition

Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (c) to the extent permitted by applicable Law, grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any person to make an Acquisition Proposal (including providing consent or authorization to make an Acquisition Proposal to any officer or employee of the Company or to the Board (or any member thereof) pursuant to any Existing Confidentiality Agreement), (d) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (e) resolve to propose or agree to do any of the foregoing.

Section 2.2 Notification. Each of the Shareholders, in its capacity as a shareholder of the Company, shall and shall use its reasonable best efforts, in its capacity as a shareholder of the Company, to cause the Shareholder’s Representatives to, as of the date hereof and until the Expiration Time cease and cause to be terminated any discussions or negotiations between such Shareholder or its Representatives and any parties that may have been conducted heretofore with respect to an Acquisition Proposal. From and after the date hereof until the Expiration Time, each of the Shareholders shall promptly notify Parent of any Acquisition Proposal received by such Shareholder, on the timing and with the same amount of detail as is required under the Merger Agreement with respect to any Acquisition Proposal received by the Company. For the avoidance of doubt, this Section 2.2 shall not apply to any Acquisition Proposal received by the Company. A Shareholder’s receipt, in its capacity as a shareholder of the Company, of any Acquisition Proposal shall not relieve such Shareholder from any of its obligations hereunder.

Section 2.3 Capacity. Each Shareholder is signing this Agreement solely in such Shareholder’s capacity as a shareholder of the Company and nothing in this Article II shall in any way limit or affect any actions taken by any of such Shareholder’s Representatives in their capacities as an officer or director of the Company, and no action taken in any such capacity as an officer or director shall be deemed to constitute a breach of this Article II.

Section 2.4 Superior Proposal. Notwithstanding anything herein to the contrary, this Agreement shall not restrict the ability of the Shareholders, during the five Business Day period contemplated by Section 5.2(d) of the Merger Agreement, to review such Superior Proposal and to discuss and confirm to the Company and to any party who has submitted a Superior Proposal, the willingness of the Shareholders to support and sign a voting agreement in connection with such Superior Proposal, in the event of any termination of the Merger Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF THE SHAREHOLDERS

Section 3.1 Representations and Warranties. Each Shareholder represents and warrants to Parent and Merger Sub as follows: (a) the Shareholder has full legal power and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder and no other actions or proceedings on the part of the Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (d) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law or agreement binding upon the Shareholder or the Shareholder’s Securities, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except as would not reasonably be expected to prevent, materially delay or otherwise impair such Shareholder’s ability to perform its obligations hereunder, (e) except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various states of the United States, the Shareholder owns, beneficially and of record, or controls all of its Securities (and any additional Securities acquired after the date hereof) free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement) and has sole voting power with respect to the Covered Securities and sole power of disposition with respect to all of the Shareholder’s Securities, with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Securities, and (f) as of the date hereof, Shareholder is the owner of record and beneficially of the number of shares set forth under its name on the signature page hereto.

Section 3.2 Covenants. Each of the Shareholders hereby:

(a) agrees, prior to the Expiration Time, not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Shareholder of its obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that the Shareholder may have with respect to the Shareholder’s Securities;

(c) agrees to promptly notify Parent of the number of any new Securities acquired by the Shareholder after the date hereof and prior to the Expiration Time. Any such Securities shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof;

(d) agrees to permit Parent and Merger Sub to publish and disclose the Shareholder’s identity and ownership of Common Stock and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement;

(e) shall and does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Securities (and that this Agreement places limits on the voting and transfer of such shares) until the earlier of the closing of the Merger of the termination of the Merger Agreement; and

(f) agrees that, upon request of Parent or Merger Sub, the Shareholder shall execute and deliver any additional documents and take such further actions as may reasonably be deemed necessary to carry out the provisions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1 Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Shareholders as follows: (a) this Agreement has been duly and validly authorized by each of Parent’s and Merger Sub’s respective board of directors, (b) this Agreement has been duly executed and delivered by a duly authorized officer or other representative of each of Parent and Merger Sub, (c) assuming this Agreement constitutes a valid and binding agreement of the Shareholders and Parent or Merger Sub, as applicable, this Agreement constitutes a valid and binding agreement of Merger Sub or Parent, as applicable, enforceable against Merger Sub or Parent, as applicable, in accordance with its terms and (d) the execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law or agreement or organizational documents binding upon Parent or Merger Sub, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for the Parent Approvals and except as such enforceability may be limited to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law.

ARTICLE V

TERMINATION

Section 5.1 Termination. This Agreement shall terminate and be of no further force or effect upon the Expiration Time. Notwithstanding the preceding sentence, this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party of liability for breach of this Agreement arising prior to termination of this Agreement, provided that no Shareholder shall be deemed in breach of this Agreement for any action taken by a Shareholder following any termination of the Merger Agreement by the Company, even if the validity of such termination is subsequently determined by a court of competent jurisdiction to have been invalid, provided further that in such event this Agreement shall again have effect from and after the time of any such non-appealable determination.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Expenses. Except as otherwise provided in this agreement or as otherwise may be agreed in writing, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs, fees and expenses. If any suit, action or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

Section 6.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth Business Day following the date of such deposit, or (d) if delivered by telecopy, upon confirmation of successful transmission, (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

To Parent or Merger Sub:

c/o Madison Dearborn Partners, LLC

Three First National Plaza

Suite 4600

70 West Madison Street

Chicago, IL 60602

Attention:	Thomas S. Souleles
Mark B. Tresnowski

with copies to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Telecopy: 312-862-2200

Attention:	Richard J. Campbell, P.C.
Carol Anne Huff
Kirk A. Radke

To the Shareholders:

Kelso & Company, L.P.

320 Park Avenue, 24th Floor

New York, NY 10022

Telecopy: 212-223-2379

Attention:	James J. Connors, II

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue New York, NY 10022

Telecopy: 212-909-6836

Attention:	Kevin M. Schmidt

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 6.2; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address or facsimile of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 6.3 Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.

Section 6.5 No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, fiduciary, joint venture or any similar relationship between the parties hereto.

Section 6.6 Entire Agreement; Benefit. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to grant and does not grant standing to any person other than the parties. The representations and warranties set forth herein and the covenants set forth herein have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate and (b) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

Section 6.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 6.8 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 6.9 Jurisdiction; Enforcement.

6.9.1 Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court of Delaware for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

6.9.2 Venue. Each party agrees that for any action between the parties arising in whole or in part under or in connection with this Agreement, such party will bring actions only in the State of Delaware. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

6.9.3 Service of Process. Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2, will constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 6.10 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE EACH PARTY’S RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THE PARTIES RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.11 Remedies. Each Shareholder acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, Parent or Merger Sub will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred and agrees not to raise any defense thereto (including adequacy of any remedy at law), and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent or Merger Sub shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 6.14 Counterparts. This Agreement may be executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

Section 6.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PICASSO PARENT COMPANY, INC.

By:

Name:
Title:

PICASSO MERGER SUB, INC.

By:

Name:
Title:

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

KELSO INVESTMENT ASSOCIATES VI, L.P.

By:	Kelso GP VI, LLC, its General Partner

By:

Name:
Title:	Managing Member

8,849,445
Number of shares of Common Stock owned of record and beneficially

KEP VI, LLC

By:

Name:
Title:	Managing Member

1,078,658
Number of shares of Common Stock owned of record and beneficially

ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the Merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a Merger or consolidation to be effected pursuant to § 251 (other than a Merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of Merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a Merger if the Merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 25 1(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of Merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such Merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the Merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. And b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. And c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a Merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the Merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any Merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed Merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the Merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the Merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such Merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the Merger or consolidation of the date that the Merger or consolidation has become effective; or

(2) If the Merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the Merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the Merger or consolidation, shall, also notify such stockholders of the effective date of the Merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the Merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the Merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the Merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the Merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of

Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation. Within 120 days after the effective date of the Merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the Merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the Merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the Merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger or consolidation, either within 60 days after the effective date of the Merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation within 60 days after the effective date of the Merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the Merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27–29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3–12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46–54; 66 Del. Laws, c. 136, §§ 30–32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1–9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49–52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11–16; 77 Del. Laws, c. 14, §§ 12, 13.)

BWAY Holding Company

WO#

66509

▼  FOLD AND DETACH HERE  ▼

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1.

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger, dated as of March 28, 2010, as it may be amended from time to time, by and among BWAY Holding Company, Picasso Parent Company, Inc. and Picasso Merger Sub, Inc.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 2.

		FOR	AGAINST	ABSTAIN
2.	To approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.	☐	☐	☐

3.	To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors in accordance with the Agreement and Plan of Merger.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments	☐
SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You may review our SEC filings, including the proxy statement relating to this meeting, online at the Investor Relations page at www.bwaycorp.com.

▼  FOLD AND DETACH HERE  ▼

PROXY	PROXY

BWAY HOLDING COMPANY

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350-2237

SPECIAL MEETING OF STOCKHOLDERS – [•], 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of BWAY Holding Company (the “Company”) hereby appoints Jeffrey M. O’Connell and Michael B. Clauer, and each of them, as true and lawful proxies with full power of substitution for the undersigned and in the undersigned’s name, place and stead, to represent and vote all of the shares of Common Stock of the Company held in the undersigned’s name on its books as of [•], 2010 at the Special Meeting of Stockholders to be held at the Oak Brook Regency Towers, 1415 West 22nd Street, Suite 550E, Oak Brook, Illinois 60523, at 9:00 a.m. (Central Time) on [•], 2010, or any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including all matters described in the Company’s Notice of Special Meeting of Stockholders and the accompanying proxy statement, each of which is incorporated herein by reference, subject to any directions noted on the reverse side of this card.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, such failure to vote will have the same effect as voting “AGAINST” each of Proposals 1 and 2. Should any other matter requiring a vote of the stockholders arise at the Special Meeting or any adjournment or postponement thereof, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this card.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)